Exhibit 2.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”)
HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT
MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL.

SECURITIES pURCHASE AGREEMENT

by and among

VIREO GROWTH INC.,

PROLIFIC SUPPLY LLC,

THE SCOTTS MIRACLE-GRO COMPANY

and

SMG Growing Media LLC

Dated as of April 8, 2026

Table of Contents

i

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Contract Manufacturing Agreement
Exhibit C	Form of Designee Certificate
Exhibit D	Employee Leasing Agreement (CDN)
Exhibit E	Employee Leasing Agreement (U.S.)
Exhibit F	Form of Escrow Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Form of Warrant Agreement
Exhibit I	Form of Lock-Up Letter
Exhibit J	Form of Investor Rights Agreement

SCHEDULES

Schedule 1 Schedule 2.02(a)(vii) Schedule 3 Schedule 4	Excluded Employees Consents Seller Pre-Closing Reorganization Permitted Liens
Schedule 5.05 Schedule 5.15(f) Schedule 5.18	R&W Policy Management Incentive Plan Inventory

SELLER DISCLOSURE LETTER

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of April 8, 2026, is entered into by and among Vireo Growth Inc., a British Columbia corporation (“Vireo”), Prolific Supply LLC, a Delaware limited liability company (“Buyer”), The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts”), and SMG Growing Media LLC, an Ohio limited liability company and a wholly owned indirect subsidiary of Scotts (“SMG” or “Seller”).

RECITALS

WHEREAS, certain members of the Seller Group are engaged in the Hawthorne Business;

WHEREAS, following the Seller Pre-Closing Reorganization (as hereinafter defined) and immediately prior to the Closing (as hereinafter defined), (a) Seller owns 100% of the issued and outstanding limited liability company membership interests of The Hawthorne Gardening Company, LLC, a Delaware limited liability company (“Hawthorne Gardening” and such equity interests of Hawthorne Gardening, the “Conveyed Hawthorne Equity”) and (b) Hawthorne Gardening owns 100% of the issued and outstanding limited liability company membership interests of each of (i) HGCI LLC, a Nevada limited liability company (“HGCI”), and (ii) Hawthorne Hydroponics LLC, a Delaware limited liability company (“Hydroponics” and collectively with Hawthorne Gardening and HGCI, collectively, the “Hawthorne Companies” and the equity interests of the Hawthorne Companies collectively, the “Hawthorne Equity Interests”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Conveyed Hawthorne Equity, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Exhibit A.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, proceeding, litigation, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Purchase Price” means the Closing Purchase Price as calculated and finally determined in accordance with Section 2.05(b) and (c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Downward Adjustment Shares” has the meaning set forth in Section 2.05(d)(ii).

“Agreement” has the meaning set forth in the preamble.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: proprietary software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering, or reinforcement learning); and the hardware or equipment on which such proprietary software or systems are implemented.

“Ancillary Agreements” means: (a) the Lock-Up Letter, (b) the Escrow Agreement, (c) the Investor Rights Agreement, (d) the Designee Certificate, (e) Contract Manufacturing Agreement, (f) the Transition Services Agreement, (g) the Warrant Agreement, (h) the Employee Leasing Agreement (U.S.), (i) the Employee Leasing Agreement (CDN) and (j) each other agreement, instrument or document entered into or required to be delivered in connection with the Transactions.

“Anti-Bribery and Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) other anti-bribery and anti-corruption Laws, in each case of clauses (a) through (e) as applicable to the Hawthorne Companies and their respective operations.

“Audited Carve Out Financial Statements” means Section 5.17.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.02(a).

“Books and Records” has the meaning set forth in Section 5.09(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 7.01.

“Buyer Indemnified Taxes” has the meaning set forth in Section 6.03.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Cash” means cash and cash equivalents (including checks received but not yet deposited, money orders, short-term instruments and other similar cash equivalents and demand deposits or similar accounts, in each case, convertible to cash in no more than sixty (60) calendar days, net of the amount of all issued but uncleared checks and all outstanding and not debited drafts and wire transfers), excluding any such items which are restricted as to withdrawal or general use by Contract or Law, calculated in accordance with the Accounting Principles.

“Cleanup” means any and all actions required or undertaken to assess, investigate, monitor, remove, abate, treat, mitigate, dispose of, or otherwise address the presence, Release, or threatened release of Hazardous Materials in order to comply with Environmental Law or to protect human health or the environment.

“Closing” has the meaning set forth in Section 2.01(a).

“Closing Cash” means such amount, if any, of excess Cash above the Minimum Cash Amount held by the Hawthorne Companies as of the Closing.

“Closing Date” has the meaning set forth in Section 2.01(a).

“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Hawthorne Companies remaining as of the Closing (other than, and without duplication of, amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).

“Closing Purchase Price” means the sum, in U.S. dollars, of:

(a)	206,000,000 Vireo Shares multiplied by the Closing Share Price, plus

(b)	the Closing Cash, less

(c)	the amount of Closing Indebtedness, less

(d)	the amount of any Pre-Closing Taxes, less

(e)	the amount that the Cash of the Hawthorne Companies is less than the Minimum Cash Amount, less

(f)	the amount of any Transaction Expenses, plus

(g)	the amount by which Closing Working Capital exceeds the Upper Target Working Capital or minus the amount by which Closing Working Capital is less than the Lower Target Working Capital.

“Closing Share Payment” means a number of Vireo Shares equal to (a) the quotient of (i) the Estimated Closing Purchase Price, divided by (ii) the Closing Share Price, less (b) the Escrow Share Amount.

“Closing Share Price” means $0.60.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Hawthorne Companies, less (b) the consolidated Current Liabilities of the Hawthorne Companies, in each case, determined as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Business Information” has the meaning set forth in Section 5.06.

“Confidentiality Agreement” has the meaning set forth in Section 5.06.

“Continuing Employee” has the meaning set forth in Section 5.15.

“Contract Manufacturing Agreement” means the Contract Manufacturing Agreement, dated as of the date hereof, by and between Hawthorne Hydroponics LLC and The Scotts Company LLC, attached hereto as Exhibit B.

“Contracts” means all contracts, agreements, understandings, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Conveyed Hawthorne Equity” has the meaning set forth in the Recitals.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Counsel” has the meaning set forth in Section 8.14(a).

“Covered Person” has the meaning set forth in Section 5.08(a)(i).

“Current Assets” means, on a consolidated basis, accounts receivable, inventory, prepaid expenses and other current assets of the Hawthorne Companies, but excluding (a) Cash, (b) income Tax assets and deferred income Tax assets and (c) the current portion of any intercompany receivables solely among the Hawthorne Companies, each determined in accordance with the Accounting Principles.

“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses and other current liabilities of the Hawthorne Companies, but excluding (a) income Tax liabilities and deferred income Tax liabilities, (b) the current portion of any intercompany payables solely among the Hawthorne Companies, (c) Transaction Expenses and (d) the current portion of any other Indebtedness of the Hawthorne Companies, including the Closing Indebtedness, each determined in accordance with the Accounting Principles.

“Customs & Trade Laws” means any Laws and regulations relating to the import, export, reexport, or transfer of goods, services, and technical information, including, but not limited to, those under the Export Control Reform Act of 2018 (50 U.S.C. 4801 et seq.) and the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Arms Export Control Act (22 U.S.C. 2778) and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), the Foreign Trade Regulations administered by the U.S. Department of Commerce Census Bureau, and applicable import Laws and regulations administered by the U.S. Department of Homeland Security Customs and Border Protection, in each case as in effect as of the date hereof.

“Data Room” has the meaning set forth in Section 7.10.

“Deductible” has the meaning set forth in Section 7.04(c).

“Designee Certificate” means that certain certificate of the Seller Designee in the form attached as Exhibit C.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Dollars” or “$” means the lawful currency of the United States; unless otherwise expressly set forth in this Agreement, any amounts referred to herein, or for any calculations hereunder, that rely upon or reference amounts in Canadian dollars shall be converted to United States Dollars for the purposes hereof, based on the exchange rate posted by the Bank of Canada on the trading day preceding the applicable date of such amount or calculation, to ensure that such amounts or calculations are determined or calculated on a consistent basis hereunder.

“Downward Adjustment Amount” has the meaning set forth in Section 2.05(d)(ii).

“Employee Leasing Agreement (CDN)” means the Employee Leasing Agreement substantially in the form attached hereto as Exhibit D.

“Employee Leasing Agreement (U.S.)” means the Employee Leasing Agreement substantially in the form attached hereto as Exhibit E.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, preemptive purchase right, right of way, right of first refusal, or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, plant or animal species, human health or safety, or the environment (including, without limitation, ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, importation, export, processing, production, disposal, Release, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (as amended, including their implementing regulations and any similar or analogous state and local Laws): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq. (“FIFRA”); the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, license, registration, clearance, consent, certification, approval, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Hawthorne Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Odyssey Transfer and Trust.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among Vireo, Seller, the Seller Designee, and the Escrow Agent, attached hereto as Exhibit F.

“Escrow Share Amount” means 5,000,000 Vireo Shares.

“Escrow Shares” means the Vireo Shares deposited in escrow pursuant to the Escrow Agreement.

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).

“Exchange” means the Canadian Securities Exchange (provided, that references herein to trading prices on the Exchange shall, if applicable, be deemed to refer to any successor primary exchange on which Vireo chooses to list its Vireo Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Non-Objection” means compliance with the Exchange’s notice-based requirements, including the filing of required notices and timely disclosure and the expiry of the applicable notice period without substantive comment (or the satisfactory resolution of any such comments) of the Transactions as such requirements may be waived, altered or amended by the Exchange on application by Vireo, subject, in any case, to Vireo providing the Canadian Securities Exchange such required documentation and confirmations as is customary in the circumstances.

“Excluded Employees” means those Hawthorne Employees and those employees of Seller or one of its Affiliates set forth or described on Schedule 1 who shall remain employed by Seller or one of its Affiliates following the Closing and who shall temporarily provide services to Buyer following the Closing pursuant to the Employee Leasing Agreement (U.S.) or the Employee Leasing Agreement (CDN).

“Excluded Taxes” means any Pre-Closing Taxes and any other Taxes, in each case to the extent that such Pre-Closing Taxes or other Taxes are taken into account as a reduction to the calculation of the Closing Purchase Price.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a) et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the regulations and rules promulgated under any of the foregoing.

“FIFRA” has the meaning set forth in the definition of Environmental Law.

“Final Allocation” has the meaning set forth in Section 2.06.

“Final Closing Statement” has the meaning set forth in Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 3.05(b).

“Foreign Seller Benefit Plan” has the meaning set forth in Section 3.09(a).

“Fraud” means actual fraud by a Person where each of the following elements have been satisfied: (i) the representations and warranties contained in Article III or Article IV or in any instruments or certificates delivered pursuant to this Agreement, contain a false statement or misrepresentation of material fact; (ii) actual knowledge of such Person of the falsity in the making of such statement or misrepresentation; (iii) the specific intent to deceive or induce the other Person to whom such false statement or misrepresentation of material fact is made; and (iv) the Person to whom such false statement or misrepresentation of material fact is made actually relies on such false statement or misrepresentation of material fact.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means the generally accepted accounting standards in the United States.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the Exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty Release Letter” means those certain releases contemplated by the Indentures (including pursuant to Section 10.04(b) of each of the Indentures) whereby U.S. Bank National Association, as trustee under the Indentures, will deliver an instrument evidencing release of the Hawthorne Companies from their obligations (including with respect to any guarantee) under each of the Indentures upon receipt of written request by Scotts together with an officer’s certificate and an opinion of counsel provided by Scotts evidencing that the Hawthorne Companies are entitled to such release in accordance with terms of the Indentures.

“Hawthorne Benefit Plans” has the meaning set forth in Section 3.09(a).

“Hawthorne Business” means the business of manufacturing, marketing, selling, and distributing nutrients, lighting, growing environments, growing media, hardware and other materials used in relation to cannabis cultivation, as conducted by the Seller Group (including the Hawthorne Companies) over the twelve (12) months immediately prior to the Closing.

“Hawthorne Business Historical Financial Statements” has the meaning set forth in Section 3.05(c).

“Hawthorne Business Product” means all of the products sold by the Hawthorne Companies prior to Closing.

“Hawthorne Companies” has the meaning set forth in the Recitals.

“Hawthorne Employee” has the meaning set forth in Section 3.13(a).

“Hawthorne Equity Interests” has the meaning set forth in the Recitals.

“Hawthorne Gardening” has the meaning set forth in the Recitals.

“Hawthorne IP” means all Intellectual Property owned or purported to be owned by the Hawthrone Companies.

“Hawthorne IT Systems” means all computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) and the software contained thereon owned or controlled by the Hawthorne Companies (or by the Seller Group to the extent used in the Hawthorne Business).

“Hawthorne Material Adverse Effect” means any fact, circumstance, effect, occurrence, event, development, change or condition, either individually or together with one or more other facts, circumstances, effects, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to have a material and adverse effect on (i) the business or condition (financial or otherwise), operations, assets, Liabilities or results of operations of the Hawthorne Companies and/or the Hawthorne Business, taken as a whole or (ii) the ability of the applicable member(s) of the Seller Group or the Hawthorne Companies to perform their obligations under this Agreement or the Ancillary Agreements; provided, however, that, in the case of clause (i), any such fact, circumstance, effect, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Hawthorne Material Adverse Effect has occurred to the extent it directly results from (A) a change in Law, GAAP or IFRS, interpretations thereof in each case after the date hereof, (B) changes in general economic, capital market, or general political conditions affecting the industries in which any Hawthorne Company or the Hawthorne Business operates, (C) any change in Scotts’ stock price, trading volume or credit rating (provided that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of “Hawthorne Material Adverse Effect” may be taken into account in determining whether there has been a Hawthorne Material Adverse Effect), (D) the public announcement or pendency of the transactions contemplated by this Agreement; provided that this clause (D) shall not apply to the use of “Hawthorne Material Adverse Effect” in Sections 3.01(b), 3.02(b), and 3.06 if any, (E) acts of God, earthquakes or similar catastrophes, any natural disaster or any outbreak of illness or other public health event, (F) any act of civil unrest, war, sabotage, cyber-attack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian conflict, and escalations and effects thereof), the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions and (G) the failure of Seller or the Hawthorne Business to meet internal analysts’ or other earnings estimates, expectations, forecasts, projections or budgets for any period and any changes in any analysts’ recommendations or ratings with respect to Seller, the Hawthorne Business or the Hawthorne Companies (it being understood that the underlying causes of such failure or change may be taken into account in determining whether a Hawthorne Material Adverse Effect has occurred); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in the foregoing clauses (A), (B), (E) or (F) shall be taken into account for purposes of determining whether a Hawthorne Material Adverse Effect has occurred or could reasonably be expected to occur to the extent, but only to the extent, such fact, circumstance, occurrence, effect, event, development, change or condition adversely affects the Hawthorne Business in a disproportionate manner as compared to other participants in the industries in which the Hawthorne Business operates.

“Hawthorne Privacy Requirements” has the meaning set forth in Section 3.15(i).

“Hawthorne Releasee” has the meaning set forth in Section 5.03(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, mold, and polychlorinated biphenyls and per- and poly fluoroalkyl substances.

“HGCI” has the meaning set forth in the Recitals.

“Hydroponics” has the meaning set forth in the Recitals.

“Indebtedness” means, without duplication for any obligations which are already reflected in the Transaction Expenses or Current Liabilities, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Person’s business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) all finance lease obligations of such Person as determined in accordance with GAAP, (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Purchase Price, only to the extent drawn), (g) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (i) any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Purchase Price, only to the extent no longer contingent or to the extent then due and payable), (j) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person (but, for purposes of the determination of Closing Purchase Price, only to the extent any such guarantee has been drawn or funded).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnified Taxes” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Indentures” means that certain (A) Indenture, dated as of December 15, 2016, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated July 17, 2018, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated March 24, 2020, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain Third Supplemental Indenture, dated March 29, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain Fourth Supplemental Indenture, dated June 24, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, (B) Indenture dated as of October 22, 2019, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated March 24, 2020, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated March 29, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain Third Supplemental Indenture, dated June 24, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, (C) Indenture, dated as of March 17, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of June 24, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, and (D) Indenture, dated as of August 13, 2021, by and among Scotts, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or in or to, any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, design patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights (registered and unregistered) and copyrightable works of authorship, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, and websites and web pages and social media sites and pages; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and registrations, applications for registration, and renewals thereof; (g) trade secrets, and proprietary rights in know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information (“Trade Secrets”); (h) rights in Software; (i) rights of publicity; and (j) all other intellectual property or industrial property and similar proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 6.12.

“Investor Rights Agreement” has the meaning set forth in Section 2.02(a)(ix).

“Knowledge” means, when used with respect to (a) Scotts or Seller (and the Hawthorne Companies), the actual knowledge of Deidra Engle, Alex Grossi, Josh McFarland and Chris Hagedorn, after reasonable inquiry of such Person’s direct reports, and without imposing any personal liability on such Person, and (b) Vireo or Buyer, the actual knowledge of John Mazarakis, Tyson Macdonald and Joe Duxbury, after reasonable inquiry of such Person’s direct reports, and without imposing any personal liability on such Person.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.14(a).

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lock-Up Letter” has the meaning set forth in Section 2.02(a)(v).

“Losses” means losses, Taxes, damages, liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable external attorneys’ fees and the out-of-pocket costs and expenses of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Lower Target Working Capital” means $53,000,000.

“Material Contracts” has the meaning set forth in Section 3.17.

“Minimum Cash Amount” means, as of the Closing, Cash in an amount equal to $35,000,000.

“Money Laundering Laws” means any and all U.S. federal or state Laws and Laws of any other applicable jurisdictions concerning the prohibition of money laundering, terrorist financing, or otherwise dealing in criminally derived assets, including, but not limited to, the U.S. Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957) and the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as well as any and all regulations and rules promulgated thereunder, as applicable.

“Non-Privileged Deal Communications” has the meaning set forth in Section 8.14(c).

“Obligations” has the meaning set forth in Section 5.11.

“Open Source License” means any license meeting the Open Source Definition (as defined by the Open Source Initiative) or any license meeting the Free Software Definition (as defined by the Free Software Foundation) or any substantially similar license, including the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Mozilla Public License, the Common Public License, the Eclipse Public License, the MIT License, the Berkeley Software Distribution License, the Artistic License and Creative Commons licenses, Apache License, Mozilla Public License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Overhead and Shared Services” means the ancillary or corporate shared services or processes that are provided by the Seller Group to or used in both (i) the Hawthorne Business and (ii) any other business of the Seller Group, including services and processes relating to travel, meeting management and entertainment; office supplies (including copiers and faxes); telecommunications (including email); computer, telecommunications devices, internet and networks maintenance, services and support; Software applications, databases, platforms, data hosting and infrastructure services; fleet management; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and regulatory matters; risk management (including workers’ compensation); payroll; procurement cards and travel cards (including expense reimbursement); telephone/data connectivity; disaster recovery; accounting; tax; internal audit; executive management; quality control and oversight; research and development; engineering; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; facility management including janitorial services, exercise facilities; site security; environmental, health and safety support (including industrial hygiene and toxicology); freight management; waste incineration or other waste disposal; global trade compliance; customs and excise matters; vehicles; corporate office facilities; travel support; marketing and brand support services; and strategic planning.

“Partial Lien Release Letter” means a partial lien release letter (or similar document), in a form reasonably acceptable to Vireo, from the lenders (or an agent on their behalf) with respect to the SMG Credit Agreement providing for the release (subject to the occurrence of the Closing) of any guarantees thereunder given by the applicable Hawthorne Companies and any Encumbrance granted pursuant thereto by the applicable (x) Persons over their respective Hawthorne Equity Interests, and (y) Hawthorne Companies over their respective properties and assets (and the applicable termination instruments or release filings of all such Encumbrances securing such Indebtedness in the forms attached thereto and otherwise in customary forms).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCPA” means the Pest Control Products Act (Canada) and the regulations thereunder, as amended from time to time.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, or, if delinquent, that are being contested in good faith and are not, individually or in the aggregate, material to the business of the Hawthorne Companies; (iii) easements, rights of way, covenants, restrictions of record, maps, zoning ordinances and other similar Encumbrances affecting Leased Real Property which do not interfere with the use or operation of such Leased Real Property as such Leased Real Property is presently used or operated; (iv) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Hawthorne Companies; (v) Encumbrances securing the obligations pursuant to the SMG Credit Agreement (to the extent, as of the Closing, such Encumbrances granted by the Hawthorne Companies or over the Hawthorne Equity Interests, in each case are being fully released pursuant to the Partial Lien Release Letter); (vi) Encumbrances listed on Schedule 4 or (vii) those other Encumbrances incurred in the Ordinary Course of Business (other than with respect to Indebtedness) that, individually or in the aggregate with all other Permitted Encumbrances, do not, and are not reasonably likely to, interfere in any material respect with the use or value of any relevant property or asset.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that is considered “personally identifiable information,” “personal information,” “personal data,” or like terms under applicable Laws relating to data privacy and security, including information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise reasonably identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an identified or reasonably identifiable individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.10(a).

“Pre-Closing Tax Return” has the meaning set forth in Section 6.04(a).

“Pre-Closing Taxes” means an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period) equal to the sum of the accrued but unpaid income Tax liabilities of each Hawthorne Company for each Pre-Closing Tax Period beginning after December 31, 2024 and for which a Tax Return has not been filed, separately calculated with respect to each Hawthorne Company; provided such income Tax liabilities shall be calculated (i) in accordance with the Accounting Principles, (ii) by taking into account all estimated payments, overpayments, advances, and prepayments made in respect of such Taxes, (iii) taking into account all Transaction Tax Deductions as allocable to the Pre-Closing Tax Period to the extent such amounts are deductible for applicable Tax purposes based on substantial authority, (iv) by not taking into account any action by Vireo, Buyer or any of their Affiliates that is described in Section 6.11, and (v) by applying the principles of Section 6.05 with respect to any Straddle Period.

“Privacy Laws” means all applicable Laws concerning the privacy, security or Processing of Personal Information (which may include Laws of jurisdictions where Personal Information was collected), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including, as applicable, the New York SHIELD Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act and the California Privacy Rights Act, as amended, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local laws, as applicable.

“Privileged Communications” has the meaning set forth in Section 8.14(a).

“Privileged Deal Communications” has the meaning set forth in Section 8.14(b).

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Proposed Allocation” has the meaning set forth in Section 2.06.

“R&W Fees and Expenses” means the premiums, underwriting fees, brokers’ commissions, due diligence fees, carrier commissions, legal fees for counsel engaged by the underwriter and surplus line taxes and fees and other reasonable and documented out-of-pocket costs and expenses incurred by Vireo, Buyer, and/or their respective Affiliates with respect to the R&W Policy.

“R&W Policy” has the meaning set forth in Section 5.05.

“Real Property Lease” has the meaning set forth in Section 3.14(a).

“Registered IP” has the meaning set forth in Section 3.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).

“Restricted Business” means the business of manufacturing, marketing, distributing and selling lighting, growing environment products, nutrients, growing media, and hardware (including the Hawthorne Business Products) specifically for use by cannabis growers or to the extent marketed to cannabis growers, including the Hawthorne Business.

“Restrictive Covenants” has the meaning set forth in Section 5.08(c).

“Review Period” has the meaning set forth in Section 2.05(c)(i).

“Sanctions Laws” means any applicable economic sanctions Laws and regulations, including those imposed by the United States, the U.S. Department of the Treasury Office of Foreign Asset Control, including pursuant to 31 C.F.R. Part 500 et seq., the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Defense, and other federal agencies and departments, pursuant to applicable United States Law and executive order, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Trading with the Enemy Act, and all other such sanction Laws or executive orders.

“Scotts” has the meaning set forth in the preamble.

“Scotts SEC Documents” means all reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that Scotts was required to file or furnish with the SEC pursuant to the Securities Act or the Exchange Act together with any exhibits and schedules thereto and other information incorporated therein.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Authority” means all applicable securities regulatory authorities, including the SEC and the British Columbia Securities Commission, and the applicable securities commissions or similar regulatory authorities in the United States and each of the provinces or territories of Canada.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” has the meaning set forth in Section 3.09(a).

“Seller Designee” means the designee of Seller who has executed the Designee Certificate.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Fundamental Representations” has the meaning set forth in Section 7.01.

“Seller Group” has the meaning set forth in Section 8.14(a).

“Seller Indemnified Taxes” has the meaning set forth in Section 6.03.

“Seller Indemnitees” has the meaning set forth in Section 7.02.

“Seller Pre-Closing Reorganization” means the internal reorganization undertaken by the Seller Group (including the Hawthorne Companies) prior to the date hereof in accordance with the step plan set forth on Schedule 4.

“Seller Releasor” has the meaning set forth in Section 5.03(a).

“Seller Tax Records” has the meaning set forth in Section 6.07.

“Shared Contracts” means all Contracts to which Scotts or any of its Subsidiaries are a party or bound which have rights or obligations affecting both the Hawthorne Business or the Hawthorne Companies, on the one hand, and other businesses, assets, properties, and operations of Scotts or its Subsidiaries (other than the Hawthorne Business or the Hawthorne Companies), on the other hand, including the Contracts set forth on Schedule 4, other than (i) Contracts with respect to off-the-shelf software, (ii) Contracts with respect to Overhead and Shared Services and (iii) Contracts, the benefits of which, are being provided pursuant to the Transition Services Agreement or any other Ancillary Agreement.

“SMG” has the meaning set forth in the preamble.

“SMG Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement, dated as of November 21, 2025, by and among Scotts, as a co-borrower, certain Subsidiaries of Scotts from time to time party thereto, as co-borrowers, the issuing banks and lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original issuing banks and/or lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of maturity or increase in the amount of available borrowings thereof.

“Solvent” when used with respect to any Person means that (a) the amount of the Present Fair Saleable Value of such Person’s assets will, as of the date of determination, exceed all of its known Liabilities, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Debts. For purposes of the definition of “Solvent” (i) “Debt” means Liability on a Payment Right, and “Payment Right” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (ii) “Present Fair Saleable Value” means, with respect to a Person, the amount that may be realized if the aggregate assets of such Person (including such Person’s goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

“Software” means all computer programs and other software, whether in source code, object code, or other form, including all libraries, subroutines, and other components thereof, and any associated architectures, development tools, and other tools used to design or develop any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Straddle Period Tax Return” has the meaning set forth in Section 6.04(b).

“Subsidiary” means any subsidiary of a Person and shall, where applicable, also include any direct or indirect subsidiary of such Person formed or acquired after the date hereof.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Authority including, any income, gross receipts, imputed underpayments, sales, use, value added, goods and services, production, ad valorem, transfer, land transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, estimated, excise, controlled substance, cannabis, marijuana, severance, stamp, occupation, business, business operations, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, without duplication for any amounts which are already reflected in the Closing Indebtedness, all unpaid fees, costs and expenses including (A) financial advisory, broker, investment banking or similar advisory fees, costs and expenses, (B) any and all change of control, stay bonus or transaction completion bonus, severance payment or other similar payments made or required to be made or payable to the current or former directors, managers, officers, independent contractors or employees of, or consultants or advisors to, the Hawthorne Companies solely as a result of the consummation of the Transactions (together with the employer portion of Taxes payable in connection with such payments), other than (i) any arrangements entered into, by, or at the Buyer’s written request and (ii) any “double trigger” arrangements that require one or more additional events, such as continued employment or service following the Closing Date or a termination of employment or service subsequent to the Closing Date, in each case incurred by, or on behalf of, any Hawthorne Company at or prior to the Closing (including any such fees, costs and expenses that become payable, at any time, as a result of the occurrence of the Closing), and (C) any fees, costs and expenses payable to a third party in connection with any consents (including the consents set forth on Schedule 2.02(a)(vii)) obtained from such third parties in connection with the Transactions, in each case arising from or incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the Transactions.

“Transaction Tax Deduction” means any Tax loss or deduction resulting from or attributable to (a) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by a Hawthorne Company on or before the Closing Date or included in the computation of the Closing Purchase Price; (b) the payments of fees, expenses and other costs incurred by a Hawthorne Company (or any member of the Seller Group) with respect to the Partial Lien Release Letter (and the transactions contemplated thereby) in connection herewith; and (c) Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between Hawthorne Hydroponics LLC and The Scotts Company LLC, attached hereto as Exhibit G.

“Union” has the meaning set forth in Section 3.13(e).

“Upper Target Working Capital” means $54,000,000.

“Upward Adjustment Amount” has the meaning set forth in Section 2.05(d)(i).

“U.S. Seller Benefit Plan” has the meaning set forth in Section 3.09(a).

“Vireo” has the meaning set forth in the preamble.

“Vireo Board” means the board of directors of Vireo.

“Vireo Financial Statements” has the meaning set forth in Section 4.06(b).

“Vireo Material Adverse Effect” means any fact, circumstance, effect, occurrence, event, development, change or condition, either individually or together with one or more other facts, circumstances, effects, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to have a material and adverse effect on (i) the business or condition (financial or otherwise), operations, assets, Liabilities or results of operation of Vireo and its Subsidiaries, taken as a whole or (ii) the ability of Vireo or Buyer to perform their obligations under this Agreement or the Ancillary Agreements; provided, however, that, in the case of clause (i), any such fact, circumstance, effect, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Vireo Material Adverse Effect has occurred to the extent it directly results from (A) a change in Law, GAAP or IFRS or interpretations thereof in each case after the date hereof, (B) changes in general economic, capital market, or general political conditions affecting the industries in which Vireo or its Subsidiaries operate, (C) any change in Vireo’s stock price, trading volume or credit rating (provided that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of “Vireo Material Adverse Effect” may be taken into account in determining whether there has been a Vireo Material Adverse Effect), (D) the public announcement or pendency of the transactions contemplated by this Agreement; provided that this clause (D) shall not apply to the use of “Vireo Material Adverse Effect” in Sections 4.02 or 4.07, (E) acts of God, earthquakes or similar catastrophes, any natural disaster or any outbreak of illness or other public health event, (F) any act of civil unrest, war, sabotage, cyber-attack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian conflict, and escalations and effects thereof), the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions and (G) the failure of Vireo or its Subsidiaries to meet internal analysts’ or other earnings estimates, expectations, forecasts, projections or budgets for any period and any changes in any analysts’ recommendations or ratings with respect to Vireo or its Subsidiaries (it being understood that the underlying causes of such failure or change may be taken into account in determining whether a Vireo Material Adverse Effect has occurred); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in the foregoing clauses (A), (B), (E) or (F) shall be taken into account for purposes of determining whether a Vireo Material Adverse Effect has occurred or could reasonably be expected to occur to the extent, but only to the extent, such fact, circumstance, occurrence, effect, event, development, change or condition adversely affects Vireo and its Subsidiaries in a disproportionate manner as compared to other participants in the industries in which Vireo and its Subsidiaries operate.

“Vireo Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Vireo.

“Vireo SEC Documents” means all reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that Vireo was required to file or furnish with the SEC pursuant to the Securities Act or the Exchange Act together with any exhibits and schedules thereto and other information incorporated therein.

“Vireo Shares” means the subordinate voting shares in the authorized share structure of Vireo.

“Warrant Agreement” means the Warrant Agreement, dated as of the date hereof, between Vireo and the Seller Designee, in the form attached as Exhibit H.

“Warrant Consideration” means the warrants initially exercisable for 80,000,000 Vireo Shares, pursuant to, and in accordance with, the Warrant Agreement.

Article II.
PURCHASE AND SALE

Section 2.01        Closing.

(a)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement, remotely by exchange of documents and signatures (or their electronic counterparts) (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to occur solely for accounting purposes as of 12:01 a.m., Eastern time, on the Closing Date.

(b)            Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Conveyed Hawthorne Equity (and indirectly all of the other Hawthorne Equity Interests), free and clear of Encumbrances (other than transfer restrictions under applicable Securities Laws), for (i) the Closing Share Payment, subject to adjustment pursuant to Section 2.05, and (ii) the Warrant Consideration.

Section 2.02        Closing Deliverables.

(a)            At or prior to the Closing, Scotts or Seller shall have delivered, or caused to be delivered, to Buyer the following:

(i)            duly executed instruments of transfer of the Conveyed Hawthorne Equity, in favor of Buyer;

(ii)           resignations of the directors or managers of each Hawthorne Company pursuant to Section 5.01;

(iii)          (1) the Partial Lien Release Letter, and (2) the Guaranty Release Letter;

(iv)          duly completed and executed IRS Form W-9s from each of Seller and the Seller Designee (or, in each case, if disregarded, from their regarded owner for U.S. federal income tax purposes);

(v)           a Lock-Up Letter executed by the Seller Designee in the form attached hereto as Exhibit I (the “Lock-Up Letter”);

(vi)          the Escrow Agreement, duly executed by Seller and the Seller Designee;

(vii)         the consents set forth on Schedule 2.02(a)(vii);

(viii)        termination instruments evidencing the termination of the agreements and documents set forth on Section 3.20 of the Seller Disclosure Letter, in each case, with no further obligation of the Hawthorne Companies;

(ix)           the Investor Rights Agreement in the form attached hereto as Exhibit J (the “Investor Rights Agreement”), duly executed by the Seller Designee;

(x)            the Designee Certificate, duly executed by the Seller Designee;

(xi)           the Warrant Agreement, duly executed by the Seller Designee;

(xii)          the Contract Manufacturing Agreement, duly executed by The Scotts Company LLC;

(xiii)         the Transition Services Agreement, duly executed by The Scotts Company LLC;

(xiv)        the Employee Leasing Agreement (U.S.), duly executed by The Scotts Company LLC;

(xv)         the Employee Leasing Agreement (CDN), duly executed by The Scotts Company LLC; and

(xvi)         evidence of completion of the Seller Pre-Closing Reorganization in accordance with the terms of Schedule 4.

(b)            At the Closing, Buyer shall deliver to the Seller (or such other Person as may be specified herein) the following:

(i)            to the Seller Designee, evidence of the Closing Share Payment;

(ii)           the Escrow Agreement, duly executed by each of Vireo and the Escrow Agent;

(iii)          to an escrow account established by the Escrow Agent pursuant to the Escrow Agreement, a number of Vireo Shares equal to the Escrow Share Amount;

(iv)          to the Seller Designee, the Investor Rights Agreement, duly executed by Vireo;

(v)           to the Seller Designee, the Warrant Agreement, duly executed by Vireo;

(vi)          the Contract Manufacturing Agreement, duly executed by Hawthorne Hydroponics LLC;

(vii)         the Transition Services Agreement, duly executed by Hawthorne Hydroponics LLC;

(viii)        the Employee Leasing Agreement (U.S.), duly executed by Buyer; and

(ix)          the Employee Leasing Agreement (CDN), duly executed by Buyer.

Section 2.03        Vireo Share Matters.

(a)            The parties hereto acknowledge and agree that (i) pursuant to this Agreement and the Warrant Agreement, Buyer has the obligation to pay the Closing Share Payment (and, if applicable any additional Vireo Shares pursuant to Section 2.05) and, if applicable any Vireo Shares required to be issued under the Warrant Agreement, to Seller (or the Seller Designee upon the written direction of Seller), (ii) Vireo desires to contribute the Closing Share Payment (and, if applicable any additional Vireo Shares pursuant to Section 2.05) and, if applicable any Vireo Shares required to be issued under the Warrant Agreement to Buyer to satisfy the obligation to make the Closing Share Payment (and, if applicable any additional Vireo Shares pursuant to Section 2.05) and, if applicable, any Vireo Shares required to be issued under the Warrant Agreement, and (iii) Buyer directs Vireo to pay the Closing Share Payment (and, if applicable any additional Vireo Shares pursuant to Section 2.05) and, if applicable, any Vireo Shares required to be issued under the Warrant Agreement, directly to the Seller Designee (upon the written direction of Seller) on Buyer’s behalf. For U.S. federal and applicable state and local income tax purposes, all consideration paid or payable by Buyer at the written direction of Seller to the Seller Designee shall be treated as paid directly by Buyer to Seller.

(b)            Vireo desires to contribute the Vireo Shares to the capital of Buyer to enable Buyer to satisfy its obligations under this Agreement. Solely for purposes of administrative convenience, Buyer hereby directs and authorizes Vireo to deliver the Vireo Shares to Seller or the Seller Designee (upon the written direction of Seller), at the Closing directly on behalf of Buyer as its agent and designee pursuant to this Agreement, and Vireo hereby agrees to issue such Vireo Shares to Seller or the Seller Designee, as so directed, in full satisfaction of Buyer’s obligation to deliver such Vireo Shares to Seller or the Seller Designee (upon the written direction of Seller). The parties intend for the transfers described herein to be treated as dispositions in accordance with Treasury Regulations Section 1.1032-3 pursuant to which no gain or loss is recognized by Buyer (or its regarded owner for US federal income tax purposes).

Section 2.04        Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller or the Seller Designee (upon the written direction of Seller) pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the issuance of such consideration under any provision of Law relating to Taxes; provided that prior to making any such deduction or withholding for Taxes, Buyer shall use commercially reasonable efforts to (a) notify Seller of its intention to make such deduction or withholding no later than ten (10) days prior to when such deduction or withholding would be made and (b) cooperate with Seller to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld by Buyer in accordance with this Section 2.04, such amounts shall be timely remitted by Buyer to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to Seller. Buyer is hereby authorized, but not required, in its sole and absolute discretion, to sell or otherwise dispose of such portion of any Vireo Shares or other security deliverable to Seller or the Seller Designee solely to the extent necessary to provide sufficient funds (after deducting any reasonable out-of-pocket costs and expenses) to Buyer to enable it to comply with such deduction or withholding requirement and Buyer shall notify Seller and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds (after deduction of any reasonable out-of-pocket costs in respect of such sale) that is not required to be so remitted shall be paid to Seller or the Seller Designee (upon the written direction of Seller). Any such sale shall be made in accordance with applicable Laws and at prevailing market prices.

Section 2.05        Closing Purchase Price and Closing Share Payment Adjustment.

(a)            Closing Adjustment. Prior to the date hereof, Seller has prepared and delivered to Buyer a statement (such statement, the “Estimated Closing Statement”), in reasonable detail, of Seller’s good faith estimated calculation of the Closing Purchase Price, and each component thereof (the “Estimated Closing Purchase Price”), and the resulting Closing Share Payment, prepared in accordance with the Accounting Principles. Such amounts have been adjusted in response to reasonable comments of Buyer that have been agreed between Buyer and Seller.

(b)            Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (such statement, as adjusted pursuant to Section 2.05(c), the “Final Closing Statement”), in reasonable detail, of Buyer’s good faith calculation of the Closing Purchase Price, and each component thereof, and the resulting Closing Share Payment, prepared in accordance with the Accounting Principles. In the event that Buyer does not deliver a Final Closing Statement before the day that is ninety (90) days after the Closing Date, the Estimated Closing Statement shall be the “Final Closing Statement” for purposes of this Section 2.05, and shall be final and binding on the parties hereto.

(c)            Examination and Review.

(i)            Examination. After receipt of the Final Closing Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Final Closing Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.05(c), Seller and its accountants shall have reasonable access to the books and records of the Hawthorne Companies, the personnel of, and work papers prepared by, Vireo, Buyer, the Hawthorne Companies, and/or their accountants to the extent that they relate to the Final Closing Statement and to such historical financial information (to the extent in Vireo’s or Buyer’s possession) relating to the Final Closing Statement as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below); provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Vireo, Buyer or the Hawthorne Companies.

(ii)            Objection. On or prior to the last day of the Review Period, Seller may object to the Final Closing Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement delivered pursuant to Section 2.05(b) shall be deemed to have been accepted by Seller, and shall be final and binding on the parties hereto. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)            Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to KPMG LLP or, if KPMG LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement an impartial regionally recognized firm of independent certified public accountants that is not the external auditor for either of Vireo or Scotts (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement. The parties hereto agree that all adjustments of Disputed Amounts shall be made without regard to materiality. Promptly after collective engagement of the Independent Accountant, Buyer and Seller shall provide the Independent Accountant with a copy of this Agreement, the Accounting Principles, the Final Closing Statement delivered pursuant to Section 2.05(b) and Seller’s Statement of Objections. Each of Buyer and Seller shall deliver to the Independent Accountant and to the other party simultaneously a written submission of its final position with respect to each of the Disputed Amounts (which position may be different than the position set forth in or contemplated by the Final Closing Statement or the Statement of Objections, but may not be outside of the range of the applicable amount as set forth in the Final Closing Statement and the calculation of such amounts set forth in the Statement of Objections) within thirty (30) days of the engagement of such Independent Accountant. Each of Buyer and Seller shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Independent Accountant and to the other party simultaneously within fifteen (15) days of the delivery of the parties’ initial submissions to the Independent Accountant and each other. The Independent Accountant may request additional information from either party solely to the extent necessary to resolve the matter in dispute, but absent such a request neither Buyer nor Seller may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Independent Accountant or otherwise communicate with the Independent Accountant, and in no event shall any of Buyer or Seller (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accountant without providing the other party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accountant unless a copy of such submission is simultaneously provided to the others. Neither Buyer nor Seller may disclose to the Independent Accountant, and the Independent Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Buyer or Seller unless otherwise agreed by Buyer or Seller, as applicable. The Independent Accountant shall have thirty (30) days following submission of the rebuttals to review the documents provided to it pursuant to this Section 2.05(c) and to deliver its written determination with respect to each of the items in dispute submitted to it for resolution. In making its determination, the Independent Accountant shall be expressly authorized to calculate the amounts of the relevant items in accordance with the terms of this Section 2.05 (including any limitations set forth herein) and to resolve disputes with respect to whether the individual disputed items on the Final Closing Statement were prepared in accordance with the terms of this Agreement (including whether any event or amount is properly the subject matter of any applicable definition or term giving rise to an adjustment under this Agreement) including, as may be necessary in connection therewith, to interpret the definitions of “Accounting Principles”, “Closing Cash”, “Closing Working Capital”, “Closing Indebtedness”, “Transaction Expenses” and “Minimum Cash Amount”; provided that such thirty (30)-day period may be extended by the Independent Accountant in its reasonable discretion upon written notice to the parties. The Independent Accountant shall resolve the differences regarding the Final Closing Statement based solely on the information provided to the Independent Accountant by Buyer and Seller pursuant to the terms of this Agreement and not by independent review. In resolving each disputed item, the Independent Accountant may not assign a value for any item that is greater than the greatest value claimed for such item by either Buyer or Seller or smaller than the smallest value for such item claimed by Buyer or Seller.

(iv)            Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to the Buyer and seventy percent (70%) (i.e., 700 divided by 1,000) to the Seller.

(v)            Determination by Independent Accountant. The Independent Accountant’s resolution of any disputed amount under this Agreement for which they are engaged, including the Disputed Amounts in this Section 2.05, and their adjustments to the Final Closing Statement, absent fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon the parties hereto. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Final Closing Statement shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.

(d)            Closing Purchase Price Adjustment.

(i)            If the Actual Closing Purchase Price as finally determined pursuant to Section 2.05(b) and (c) exceeds the Estimated Closing Purchase Price as finally determined pursuant to Section 2.05(a) (such excess, the “Upward Adjustment Amount”), then within ten (10) Business Days of such determination, (A) pursuant to Buyer’s direction in Section 2.03(a), Vireo shall issue to the Seller Designee additional Vireo Shares (rounded down to the nearest whole number) equal to the quotient of (I) the Upward Adjustment Amount, divided by (II) the Closing Share Price and (B) Seller and Vireo shall provide a joint written instruction to the Escrow Agent to promptly deliver the Escrow Shares to the Seller Designee.

(ii)            If the Actual Closing Purchase Price as finally determined pursuant to Section 2.05(b) and (c) is less than the Estimated Closing Purchase Price as finally determined pursuant to Section 2.05(a) (such deficit, the “Downward Adjustment Amount”), then within five (5) Business Days of such determination, Seller and Vireo shall provide a joint written instruction to the Escrow Agent to promptly deliver (A) an aggregate number of Escrow Shares (rounded down to the nearest whole number) to Vireo equal to the lesser of (1) the quotient of (I) the Downward Adjustment Amount, divided by (II) the Closing Share Price (the number of shares calculated pursuant to this clause 1, the “Aggregate Downward Adjustment Shares”) and (2) the Escrow Share Amount and (B) to the extent that (Y) the number of Escrow Shares delivered to Vireo pursuant to clause (A) is less than the Escrow Share Amount, an aggregate number of Escrow Shares to the Seller Designee equal to (1) the Escrow Share Amount minus (2) the number of Escrow Shares required to be delivered to Vireo pursuant to clause (A) and (Z) the Escrow Shares delivered to Vireo pursuant to clause (A) are not sufficient to pay in full the Downward Adjustment Amount, Seller shall, or shall cause the Seller Designee to deliver to Vireo a number of Vireo Shares equal to the number of Aggregate Downward Adjustment Shares minus the number of Escrow Shares. For greater certainty, the parties acknowledge and agree that Vireo is accepting delivery of any Escrow Shares or additional Vireo Shares (as applicable) for and on behalf of Buyer and not in it is own capacity.

(e)            Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated by the parties for all applicable Tax purposes as an adjustment to the consideration for the Hawthorne Equity Interests, unless otherwise required by applicable Law.

Section 2.06        Allocation of Purchase Price. Seller shall prepare an allocation of the Actual Closing Purchase Price (as finally determined pursuant to Section 2.05), and any other amounts treated as consideration for the Hawthorne Equity Interests for U.S. federal and applicable state and local income tax purposes, among the assets of the Hawthorne Companies in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) (the “Proposed Allocation”). Seller shall deliver such allocation to Buyer within ninety (90) days following the determination of the Actual Closing Purchase Price pursuant to Section 2.05. If Buyer disagrees with any item set forth on the Proposed Allocation, then Seller and Buyer shall work together in good faith to reach agreement on such disputed items. If Seller and Buyer are unable to reach an agreement with respect to any disputed item(s) within thirty (30) days (or any longer period jointly agreed by the Buyer and Seller), the determination of any disputed item(s) shall be made by the Independent Accountant under the procedures set forth in Section 2.05(c)(iii), applied mutatis mutandis (such allocation as ultimately agreed and/or determined by the Independent Accountant, in each case pursuant to this Section 2.06, the “Final Allocation”). The Final Allocation shall be conclusive and binding on the parties and the parties shall file all Tax Returns and otherwise report consistently with the Final Allocation except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law). The parties shall promptly notify each other upon becoming aware of any pending or threatened Tax audit, investigation, examination or other proceeding related to the allocation of the Closing Purchase Price, and any other amounts treated as consideration for the Hawthorne Equity Interests for U.S. federal and applicable state and local income tax purposes pursuant to this Agreement.

Section 2.07        Vireo Shares.

(a)            Issuances of Vireo Shares. All Vireo Shares issued pursuant to this Agreement will be evidenced by either (i) a Direct Registration System (DRS) statement or (ii) a certificate representing such Vireo Shares, in either case to be registered in the name of and delivered to the Seller Designee (upon the written direction of Seller). Vireo’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.07. Scotts and Seller each confirms, acknowledges and agrees that (i) Vireo has advised Seller that Vireo is relying on an exemption from the requirements to provide Seller or the Seller Designee with a prospectus and to sell securities through a person registered to sell securities under applicable Canadian securities laws and, as a consequence of acquiring the Vireo Shares pursuant to this exemption, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available to Seller or the Seller Designee, (ii) there is no government or other insurance covering the Vireo Shares, (iii) there are risks associated with the purchase of the Vireo Shares and Seller is aware of the risks and other characteristics of the Vireo Shares, and (iv) there may be restrictions on Seller’s (or the Seller Designee’s) ability to resell the Vireo Shares and it is the responsibility of Seller to find out what those restrictions are and to comply with them (and/or cause the Seller Designee to comply with them) before selling them or causing them to be sold. Seller hereby consents to Vireo making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfers of Vireo Shares.

(b)            Registration. The Vireo Shares to be issued pursuant to this Agreement (i) will not, subject to any applicable provisions of the Investor Rights Agreement, be registered under the Securities Act in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act, and (ii) will be distributed pursuant to the exemption set out in Section 2.12 of National Instrument 45-106 – Prospectus Exemptions or such other exemption as may be available and will be subject to the restricted period on resale set out in National Instrument 45-102 – Resale of Securities and any additional or concurrent resale imposed by the Exchange for a period of four (4) months commencing on the date of issuance. Seller hereby consents to Vireo making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfer of the Vireo Shares set forth and described in this Agreement.

(c)            Legend. The Vireo Shares to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Vireo Shares issued pursuant to this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

Vireo is not an “NV Issuer” for the purposes of Policy 6 under the written policies of the Exchange, and the Vireo Shares to be issued pursuant to this Agreement shall, until such time as the shares are not so restricted under the written policies of the Exchange, bear a legend identical or similar in effect to the following legend with respect to such restrictions on transfer:

“THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AFTER THE DISTRIBUTION DATE].”

First trades in the Vireo Shares are subject to a restricted period on resale set out in National Instrument 45-102 – Resale of Securities and the Vireo Shares shall also, until such time as such shares are not so restricted, bear a legend identical or similar in effect to the following legend with respect to such restrictions on transfer:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]”

(d)            Securities Laws.

(i)            Notwithstanding anything to the contrary in this Agreement, each of Scotts and Seller acknowledges that the issuance and delivery of Vireo Shares shall be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.

(ii)            Each of Scotts and Seller consents to the disclosure of certain information regarding it and the Transactions to the Exchange, the Canadian Securities Regulators and the SEC as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including pursuant to the filing of an exempt distribution report, and as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; provided that, prior to any such disclosure and as permitted by applicable Law, Vireo shall provide Seller with a draft of such disclosure at least two (2) Business Days prior to the filing or making of such disclosure and consider any comments from Seller in good faith.

(iii)            Seller acknowledges that the Seller Designee shall, as a condition of receiving any Vireo Shares hereunder or under the Warrant Agreement, be required to make the necessary representations and warranties contained in the Designee Certificate.

(iv)            If at any time the Seller Designee is permitted to, and does, transfer any of the Vireo Shares to Seller, Seller shall not thereafter distribute or transfer any of the Vireo Shares to its equityholders unless any such distribution or transfer is in compliance with all applicable Canadian Securities Laws and U.S. federal and state Securities Laws.

Article III.
REPRESENTATIONS AND WARRANTIES OF SCOTTS AND SELLER

Except as set forth in (i) the disclosure letter delivered by Seller to Vireo and Buyer concurrently with execution and delivery of this Agreement (the “Seller Disclosure Letter”) or (ii) other than with respect to the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.06(ii), 3.08, and 3.19, the Scotts SEC Documents filed with the SEC on or after January 1, 2025 and publicly available not less than one (1) Business Day prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Scotts SEC Documents that are cautionary, predictive or forward looking in nature, and any disclosures that are not reasonably apparent on the face of such disclosures that the matter applies to the Hawthorne Business), Scotts and Seller represents and warrants to Vireo and Buyer as follows:

Section 3.01        Organization, Good Standing and Qualification.

(a)            Scotts, Seller and each Hawthorne Company is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of the jurisdiction of its formation, organization, or incorporation and has all requisite entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)            Scotts, Seller and each Hawthorne Company is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Hawthorne Material Adverse Effect.

Section 3.02        Authorization; No Conflict.

(a)            Each applicable member of the Seller Group has the requisite corporate or other entity power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby (including the Ancillary Agreements) to which it is a party and to carry out its obligations hereunder and thereunder and consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by each applicable member of the Seller Group, the performance by each applicable member of the Seller Group of its obligations hereunder and thereunder and the consummation by each applicable member of the Seller Group of the Transactions have been duly authorized and validly approved by the governing bodies of the applicable member of the Seller Group. No other corporate or other entity proceedings on the part of any applicable member of the Seller Group or any of the Hawthorne Companies (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements, the performance by the applicable members of the Seller Group of their obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by the applicable member(s) of the Seller Group and, assuming due authorization, execution and delivery by Vireo and Buyer (as applicable) constitute a valid and binding obligation of each applicable member of the Seller Group, enforceable against them in accordance with its terms, except as such enforceability may be limited by the effect of any applicable Laws (including Federal Cannabis Laws) and other Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and subject to the effect of general principles of equity (the “Bankruptcy and Equity Exception”).

(b)            Except as set forth in Section 3.02(b) of the Seller Disclosure Letter, none of the execution and delivery of this Agreement or the Ancillary Agreements by the applicable member of the Seller Group to which it is a party, nor the consummation of the Transactions, nor the compliance with the terms of hereof or thereof will (i) result in a violation or breach of or conflict with the organizational documents of the applicable member(s) of the Seller Group or any Hawthorne Company, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, accelerate the performance required by the applicable member(s) of the Seller Group or any Hawthorne Company, or result in a right of termination or acceleration under any Material Contract or, in the case of the applicable member(s) of the Seller Group (other than the Hawthorne Companies), a material Contract of such member or Permit affecting the properties, assets or business of the applicable member(s) of the Seller Group or the Hawthorne Companies or the Hawthorne Business or result in the creation of any Encumbrance upon the Hawthorne Equity Interests or (other than a Permitted Encumbrance) on any of the properties or assets owned, leased, licensed or operated by any Hawthorne Company or the Hawthorne Business or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.02(c), violate any Laws or Governmental Orders applicable to the applicable member(s) of the Seller Group, the Hawthorne Business, the Hawthorne Companies or any of their respective properties or assets, other than any such event described in clause (ii) or (iii) which would not and would not reasonably be expected, individually or in the aggregate, to have a Hawthorne Material Adverse Effect.

(c)            Except for filings, Permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, Canadian Securities Laws, the Exchange Act, state securities or blue sky laws, no filing with or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the applicable member(s) of the Seller Group of this Agreement and the Ancillary Agreements to which such member(s) of the Seller Group is a party, or the consummation by the applicable Member(s) of the Seller Group of the Transactions, except where the failure to obtain such Permits, authorizations, consents or approvals or to make such filings or give such notices would not, and would not reasonably be expected to, individually or in the aggregate, (i) be material to the Hawthorne Companies, taken as a whole or (ii) prevent, materially delay or materially impair the ability of the applicable member(s) of the Seller Group or the Hawthorne Companies to perform their obligations under this Agreement or the Ancillary Agreements.

Section 3.03        Subsidiaries.

(a)            Section 3.03(a) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, (i) the name and jurisdiction of organization of each Hawthorne Company, (ii) the total authorized and outstanding capital stock or equity interests of such Hawthorne Company, (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding capital stock or equity interests, and (iv) each entity (other than the Hawthorne Companies) in which any Hawthorne Company owns any interest (including any option, warrant, convertible instrument or other right or obligation of any nature to acquire any interest).

(b)            All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Hawthorne Company (including the Hawthorne Equity Interests) are uncertificated and are (i) duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, (ii) not subject to any preemptive rights created by statute, the organizational documents of any Hawthorne Company, or any Contract to which any Hawthorne Company is a party or bound, and (iii) owned by Seller or another Hawthorne Company free and clear of any Encumbrances or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Hawthorne Company. There is no commitment by any Hawthorne Company to issue capital stock, membership interests, or other equity interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Hawthorne Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends or distributions with respect to any capital stock, membership interests, or other equity interests of any Hawthorne Company.

(c)            Except as set forth on Section 3.03(c) of the Seller Disclosure Letter, no equity interests in any Hawthorne Company are subject to vesting or forfeiture rights or repurchase rights. There are no outstanding or authorized stock or unit appreciation, dividend equivalent, phantom stock or units, profit participation or other similar rights with respect to any Hawthorne Company or any of its securities.

(d)            All distributions, dividends, repurchases and redemptions of or with respect to the capital stock (or other equity interests) of each Hawthorne Company were undertaken in compliance with the organizational documents of such Hawthorne Company then in effect, any Contract to which such Hawthorne Company then was a party and in compliance with applicable Law.

Section 3.04        Brokers. No agent, broker, Person or firm acting on behalf of any member of the Seller Group or under any such Person’s authority is or will be entitled to any commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of this Agreement, the Ancillary Agreements or the Transactions and for which Vireo, Buyer or any Hawthorne Company will be liable.

Section 3.05        SEC Documents; Financial Statements and Internal Controls.

(a)            Since January 1, 2024, Scotts has filed or furnished, as applicable, all Scotts SEC Documents required to be filed or furnished by Scotts (to the extent related to the Hawthorne Business) with the SEC. To the Knowledge of Seller, all documents filed by Scotts with the SEC since January 1, 2024 (to the extent related to the Hawthorne Business) did not, as of the date filed (or if amended or superseded by a subsequent filing, as of the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date hereof, the Scotts SEC Documents (to the extent related to the Hawthorne Business) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Scotts SEC Documents. As of the date hereof, except for any reports filed by Scotts with the SEC and reports on Form 8-K required to be filed with respect to this Agreement and the Ancillary Agreements and the Transactions, no event has occurred with respect to Seller or any of its Subsidiaries (in each case, to the extent related to the Hawthorne Business) which Scotts is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Scotts by the filing of a current report on Form 8-K prior to the date hereof. None of the Hawthorne Companies is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)            The consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Scotts in respect of the Hawthorne Business (collectively, the “Financial Statements”) contained in the Scotts SEC Documents have been prepared from the books and records of the Seller Group (in each case, to the extent related to the Hawthorne Business), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Seller Group, in each case, with respect to the Hawthorne Business as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the Ordinary Course of Business, none of which would, individually or in the aggregate, be material to any Hawthorne Company).

(c)            True and complete copies of the unaudited consolidated balance sheets and the related consolidated statements of income of the Hawthorne Business as of and for (1) the years ended September 30, 2025 and September 30, 2024 and (2) the quarter ended December 27, 2025 (collectively, the “Hawthorne Business Historical Financial Statements”), have been delivered by Seller to Buyer prior to the date hereof. The Hawthorne Business Historical Financial Statements were prepared in good faith and from the books and records of the Seller Group. The Hawthorne Business Historical Financial Statements have been prepared in accordance with GAAP, on a consistent basis for each period presented, and fairly present the financial information, financial position and results of operations of the Hawthorne Business as of the dates and for the fiscal periods presented therein, subject to (i) the fact that the business was not operated on a stand-alone basis during such periods and stand-alone financial data has not been historically prepared for the Hawthorne Business, (ii) the fact that the Hawthorne Business Historical Financial Statements (including the allocations and estimations made by the management of Seller in preparing such Hawthorne Business Historical Financial Statements) (A) are not necessarily indicative of the financial position and results of operations of the Hawthorne Business that would have resulted if the Hawthorne Business had been operated on a stand-alone basis during such periods and (B) may not be indicative of what the financial position and results of operations of the Hawthorne Business will be in the future, and (iii) the fact that the Hawthorne Business Historical Financial Statements do not contain the statements of cash flows and shareholders’ equity and all footnotes and other presentation items required under GAAP (provided that none of which footnotes or presentation items would, individually or in the aggregate, be material to the Hawthorne Companies, taken as a whole).

(d)            Other than any matters that do not remain the subject of any open or outstanding inquiry, and only to the extent relating to the Hawthorne Companies or the Hawthorne Business, Scotts has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2024, and only to the extent relating to the Hawthorne Companies or the Hawthorne Business, Scotts’ independent public accounting firm has not informed Scotts that it has any material questions, challenges, disagreements, or practices which are unresolved as of the date hereof.

(e)            Scotts has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Hawthorne Business required to be disclosed in Scotts’ reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Scotts’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Scotts required under the Exchange Act with respect to such reports.

Section 3.06        Absence of Changes. Since October 1, 2025, (i) each of the Hawthorne Companies have conducted their respective businesses in the Ordinary Course of Business, (ii) there has not been or occurred (1) any fact, circumstance, effect, occurrence, event, development, change or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Hawthorne Material Adverse Effect or (2) any damage, destruction or other casualty loss (whether or not covered by insurance) material to the Hawthorne Companies taken as a whole, and (iii) except as set forth on Section 3.06(iii) of the Seller Disclosure Letter or as expressly contemplated by the Seller Pre-Closing Reorganization, no Hawthorne Company has, nor has the Seller Group (solely with respect to any Hawthorne Company or the Hawthorne Business):

(a)            except for dispositions of inventory and consumables in the Ordinary Course of Business, sold, leased, transferred or disposed of any assets, rights or securities of any Hawthorne Company or the Hawthorne Business outside of the Ordinary Course of Business in excess of $500,000 (calculated based on book value of such assets, rights or securities) in the aggregate;

(b)            acquired, by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or entered into binding agreements with respect to any such acquisition, in each case, in excess of $500,000 (including any contingent consideration) in any single transaction or series of related transactions or in the aggregate;

(c)            entered into any partnership, joint venture agreement or similar arrangement, whether pursuant to a contract or otherwise;

(d)            except in the Ordinary Course of Business, abandoned, canceled, allowed to lapse, or disposed of (including through transfer or grants of exclusive rights therein) any material Intellectual Property owned by the Hawthorne Companies and or used by the Hawthorne Business;

(e)            amended or proposed to amend the certificate of incorporation or bylaws (or respective constituent or organizational documents) of any Hawthorne Company;

(f)            purchased, redeemed or otherwise acquired, or offered to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees, consultants, directors or managers of a Hawthorne Company in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of any equity awards of a Hawthorne Company in accordance with their terms or forfeiture of shares due to termination of employment;

(g)            issued, sold, disposed of or authorized, proposed or agreed to the issuance, sale or disposition of, any equity interests, or any options, warrants or rights of any kind to acquire any equity interests, or any securities convertible into or exchangeable for any equity interests, or any other securities in respect of, in lieu of, or in substitution for any equity interests of a Hawthorne Company, except for issuances by a Hawthorne Company to another Hawthorne Company;

(h)            modified the terms of any existing material indebtedness for borrowed money, note or similar instrument, or security issued by a Hawthorne Company or otherwise related to the Hawthorne Companies, or pursuant to which the assets of a Hawthorne Company are subject or bound, having an aggregate principal amount in excess of $1,000,000 (other than any such indebtedness as has been repaid or otherwise settled in full prior to the date hereof with no liability of any Hawthorne Company);

(i)            (A) except for trade letters of credit or guarantees issued in the Ordinary Course of Business, incurred, assumed, guaranteed, or become obligated with respect to any indebtedness for borrowed money of a Hawthorne Company (including finance leases as defined under GAAP), in an aggregate amount in excess of $1,000,000, (B) made any individual loan, advance or capital contribution to or investment in excess of $1,000,000 in any other Person (other than any Hawthorne Company), (C) pledged or otherwise encumbered shares of capital stock or any other equity interest of any Hawthorne Company, or (D) mortgaged or pledged any material tangible or intangible assets, or created or suffered to exist any Encumbrances thereupon (other than Permitted Encumbrances of the types described in clauses (i) through (iii) of the definition thereof), or (E) other than in the Ordinary Course of Business, funded or prepaid any obligations to any Person in excess of $1,000,000, that were not due and payable until after Closing;

(j)            except (1) to the extent required by applicable Law, (2) as required by any collective bargaining agreement or (3) as required by any Hawthorne Benefit Plan as was in effect on the date thereof (A) (x) increased the base salary of any Hawthorne Employees, officers, directors, or individual independent contractors of the Hawthorne Companies whose annual base salary is $150,000 or more or (y) materially increased the compensation or benefits of any employees, officers, directors, consultants, independent contractors or service providers of the Hawthorne Companies who are not referenced in clause (x) above, (B) entered into, materially amended, altered or modified, or adopted or implemented, any Hawthorne Benefit Plan, (C) accelerated the vesting or payment of any compensation or benefit to any Hawthorne Employee under any Hawthorne Benefit Plan, (D) accelerated the vesting of, or the lapse of restriction with respect to, any equity award held by any Hawthorne Employee, (E) caused the funding of any rabbi trust or similar arrangement or taken any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any Hawthorne Benefit Plan with respect to any Hawthorne Employee, (F) entered into, renewed, negotiated or materially modified any collective bargaining or similar agreement with any Union, or voluntarily recognized any Union as the bargaining representative for any Hawthorne Employees or (G) made any new equity awards to any Hawthorne Employee;

(k)            engaged in any “plant closing,” “mass layoff” or similar act requiring notice to any Hawthorne Employee under the Worker Adjustment and Retraining Notification Act of 1988 or any similar federal, state or local Law (whether foreign or domestic);

(l)            waived, released, or amended the restrictive covenant obligations of any Hawthorne Employee, former employee who would qualify as a Hawthorne Employee, or current or former individual independent contractor of the Hawthorne Companies;

(m)            (A) made any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law, (B) made, changed or rescinded any material Tax election or file any amended Tax Return, (C) changed an annual accounting period, or adopted or made any material change to its method of reporting income, deductions, or other Tax items for Tax purposes, (D) consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, settled or compromised any material Tax liability (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Hawthorne Business Historical Financial Statements), entered into any closing agreement, initiated any voluntary disclosure agreement with any taxing authority, or surrendered any right to claim a material refund of Taxes, or (E) entered into any transaction with an Affiliate outside the Ordinary Course of Business if such transaction would give rise to a Tax liability; provided that the foregoing clauses (A) through (E) shall not apply with respect to any consolidated, affiliated, combined, unitary or other Tax group that includes Scotts or any of its Affiliates (other than one comprised solely of one or more Hawthorne Companies and any of their Subsidiaries);

(n)            waived, released, assigned, settled, compromised or otherwise resolved any Action (excluding customer claims in the Ordinary Course of Business that have not resulted in litigation), except where such waivers, releases, assignments, settlements or compromises (A) were with a third party (who was not an officer of a Hawthorne Company), and (B) involved only the payment of monetary damages in amounts not in excess of $500,000 individually or $2,000,000 in the aggregate;

(o)            incurred any capital expenditures or entered into any agreement obligating the Hawthorne Companies to provide for future capital expenditures (not including capital leases) in excess of $500,000;

(p)            undertaken any hedging transactions outside the Ordinary Course of Business;

(q)            material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by GAAP;

(r)            suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;

(s)            made any capital investment in, or any loan to, any other Person;

(t)            entered into a new line of business, or abandoned or discontinued an existing line of business of the Hawthorne Business; or agreed to take any of the actions set forth in this Section 3.06.

Section 3.07        Litigation. Except as set forth in Section 3.07 of the Seller Disclosure Letter, there are no Actions pending or, to the Knowledge of Seller, threatened against (a)(i) the Hawthorne Companies or (ii) the Seller Group (with respect to or that would be reasonably likely to impact the Hawthorne Business or the Hawthorne Companies or any of their respective properties or assets), (b) any director, officer or employee of any Hawthorne Company or the Seller Group for which any Hawthorne Company may have any liability (including in respect of indemnification), or (c) the Seller Group or any Hawthorne Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, in the case of clauses (a), (b) and (c), which would be material to the Hawthorne Companies, taken as a whole. Except as set forth in Section 3.07 of the Seller Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, or material penalties or awards, against (i) any Hawthorne Company or (ii) the Seller Group that would affect the Hawthorne Business or any Hawthorne Company or any of their properties or assets. Each member of the Seller Group is in compliance in all material respects with the terms of each such Governmental Order.

Section 3.08        No Undisclosed Liabilities. The Hawthorne Companies do not have any Liabilities, except (a) as reflected or reserved against in the Hawthorne Business Historical Financial Statements, (b) as incurred since December 27, 2025, in the Ordinary Course of Business, (c) as have been discharged or paid in full in the Ordinary Course of Business since December 27, 2025, (d) as incurred in connection with this Agreement or any Ancillary Agreement and actually taken into account as a reduction in the calculation of the Closing Purchase Price, (e) that are obligations to perform pursuant to the terms of any of the Material Contracts to the extent disclosed in accordance with this Agreement, or (f) as would not and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole.

Section 3.09        Employee Plans.

(a)            Section 3.09(a) of the Seller Disclosure Letter contains a true and complete list of Seller Benefit Plans, separately designating (1) whether such Seller Benefit Plan is a Seller Benefit Plan subject to the laws of any jurisdiction (x) within the United States (the “U.S. Seller Benefit Plan”) or (y) outside of the United States (a “Foreign Seller Benefit Plan”) applicable to Hawthorne Employees or individual independent contractors and (2) whether such Seller Benefit Plan is a Hawthorne Benefit Plan. “Seller Benefit Plans” means all employee benefit plans or compensation arrangements of any type, including (i) “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (ii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long-or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of a Hawthorne Company, and (iii) any individual employment, compensation, severance, consulting or similar agreement to which any Hawthorne Employee or individual independent contractor is a party, in each case, that is sponsored, maintained or contributed to by the Seller Group or a Hawthorne Company for the benefit of any current or former Hawthorne Employee or individual independent contractor, or with respect to which the Seller Group or a Hawthorne Company or any of their ERISA Affiliates has or may have any liability (contingent or otherwise) with respect to a Hawthorne Employee or individual independent contractor. “Hawthorne Benefit Plans” means all Seller Benefit Plans that are (i) sponsored or maintained by a Hawthorne Company or (ii) maintained exclusively for the benefit of Hawthorne Employees and individual independent contractors. Seller has provided or made available to Vireo a true, correct and complete copy or summary of each Seller Benefit Plan that is not a Hawthorne Benefit Plan.

(b)            With respect to each Hawthorne Benefit Plan, Seller has made available to Vireo accurate, current and complete copies of each of the following: (i) where the Hawthorne Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Hawthorne Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of the most recent summary plan descriptions, summaries of material modifications subsequent to any such summary plan description, summaries of current benefits and coverage, employee policies and any other material written communications (or a description of any oral communications) relating to any Hawthorne Benefit Plan; (iv) in the case of any Hawthorne Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Hawthorne Benefit Plan’s continued qualification; (v) in the case of any Hawthorne Benefit Plan for which a Form 5500 must be filed, a copy of the three (3) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vi) reports related to any Hawthorne Benefit Plans with respect to the three (3) most recently completed plan years, if any; (vii) the nondiscrimination tests performed under the Code, if any, with respect to the three (3) most recently completed plan years; and (viii) copies of any material notices, letters or other non-routine correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services or other Governmental Authority relating to the Hawthorne Benefit Plan.

(c)            With respect to each Seller Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the Knowledge of Seller, nothing has occurred since the date of such letter to adversely affect such qualification or exemption. With respect to each Seller Benefit Plan, (i) each such plan has been established, administered and maintained in compliance with its terms and in compliance in all material respects with all applicable Laws; (ii) no member of the Seller Group nor any Hawthorne Company has engaged in any transaction or acted or failed to act in any manner that would subject any Hawthorne Company to any liability for a breach of fiduciary duty under ERISA; (iii) no member of the Seller Group nor any Hawthorne Company has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (iv) all contributions, premiums and benefits due have been made on a timely basis or have been properly recorded on the books of Seller or a Hawthorne Company; (v) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (vi) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Seller or any ERISA Affiliate of the Hawthorne Companies, and all premiums to the PBGC have been timely paid in full; (viii) the PBGC has not instituted proceedings to terminate any Seller Benefit Plan that is subject to Title IV of ERISA; (ix) no Seller Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303 (i)(4) of ERISA or Section 430(i)(4) of the Code); and (x) no events have occurred that could result in a payment by or penalty, liability or assessment against the Seller Group or any Hawthorne Company of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code or Section 4069, 4212(c) or 502 of ERISA.

(d)            Except as disclosed on Section 3.09(d) of the Seller Disclosure Letter, neither Seller, nor any of its ERISA Affiliates have within the past six (6) years adopted, sponsored, maintained, contributed to, had an obligation to contribute to or had any liability or obligation under or with respect to (i) any plan subject to Title IV of ERISA or Section 412 of the Code (or any similar plan under non-U.S. Law), (ii) a “multiemployer plan” within the meaning of Section 4001(A)(3) of ERISA (or any similar plan under non-U.S. Law), (iii) a “multiple employer plan” that is subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA.

(e)            No event has occurred with respect to a Hawthorne Benefit Plan that would reasonably be expected to result in a material liability to Seller or any Hawthorne Company. There has been no amendment to, announcement by Seller or any Hawthorne Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Hawthorne Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis and other than increases to expenses to provide of maintain a Hawthorne Benefit Plan incurred in the Ordinary Course of Business). Each Hawthorne Benefit Plan can be amended, terminated or otherwise discontinued at any time, including after the Closing in accordance with its terms. Neither Seller (nor any Affiliate) nor any Hawthorne Company has any commitment or obligation and has not made any representations to any current or former employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Hawthorne Benefit Plan, in connection with the consummation of the Transactions or otherwise.

(f)            Except as disclosed on Section 3.09(f) of the Seller Disclosure Letter (i) no Hawthorne Employees are covered by any employee agreements or plans that provide or will provide material post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law) or has or will obtain a right to receive a gross-up payment from Seller (or any of its Affiliates) or any of the Hawthorne Companies with respect to any excise or other taxes which may be imposed upon such present or former employee pursuant to Section 4999 or 409A of the Code, (ii) neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the Transactions (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any Hawthorne Employees and (iii) neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions (either alone or in conjunction with any other event, such as termination of employment) shall result in (and none of the Hawthorne Companies are party to any Contract or plan that has resulted in or could result, separately or in the aggregate in), any “parachute payment” as defined in Section 280G(b)(2) of the Code (or corresponding provision of state, local, or non-U.S. Tax law) with respect to any Hawthorne Employees.

(g)            All Hawthorne Benefit Plans that are subject to Section 409A of the Code have been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. There are no pending or threatened Actions relating to a Hawthorne Benefit Plan (other than routine claims for benefits), and no Hawthorne Benefit Plan is or has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is or has been a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)            Each individual who is classified by Seller or a Hawthorne Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Hawthorne Benefit Plan.

(i)            With respect to each Foreign Seller Benefit Plan, (i) such plan has been in all material respects, established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Authority, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.10        Taxes.

(a)            (i) All income and other material Tax Returns required to be filed by or with respect to the Hawthorne Companies before the date hereof have been timely filed (taking into account all valid extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) all Hawthorne Companies have timely paid all income and other material Taxes due or claimed to be due (whether or not shown on any Tax Return), and (iii) the charges, accruals and reserves for Taxes with respect to the Hawthorne Companies reflected in the December 27, 2025 consolidated balance sheet included in the Hawthorne Business Historical Financial Statements are adequate under GAAP to cover unpaid Tax liabilities of the Hawthorne Companies accruing through the date thereof. The amount of the Hawthorne Companies’ liability of unpaid Taxes for all periods following the end of the period covered by the December 27, 2025 consolidated balance sheet included in the Hawthorne Business Historical Financial Statements do not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Hawthorne Companies.

(b)            None of the Hawthorne Companies is party to any Contract the principal purpose of which is the allocation, indemnification or sharing of Taxes (excluding any agreement entered in the Ordinary Course of Business and not primary related to Taxes), and none of the Hawthorne Companies has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Scotts or any of its Affiliates).

(c)            None of the Hawthorne Companies has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might affect the amount of Tax due from any of the Hawthorne Companies after the Closing Date. Other than powers of attorney executed by a Hawthorne Company in the Ordinary Course of Business for the purposes of filing Tax Returns and responding to inquiries related thereto, all of which may be terminated after the Closing, no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Hawthorne Companies that will remain in effect at the Closing.

(d)            None of the Hawthorne Companies has any liability for Taxes of another Person (other than another Hawthorne Company or the Scotts consolidated group) pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by contract (other than any contract entered in the Ordinary Course of Business and not primarily related to Taxes) or otherwise.

(e)            No Hawthorne Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code Section 108(i) (or any corresponding provision of state, local, or non-U.S. Tax Law).

(f)            Each of the Hawthorne Companies has complied in all material respects with (i) its obligations under applicable Law to deduct and withhold from any amounts payable to any employee, independent contractor or any other third party and (ii) all corresponding reporting obligations.

(g)            There are no Encumbrances for income or other material Taxes on any of the assets of any of the Hawthorne Companies, except for Permitted Encumbrances. None of the assets of the Hawthorne Companies constitutes, for applicable Tax purposes, a partnership or other equity interest in any Person (other than another Hawthorne Company).

(h)            None of the Hawthorne Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return (other than extensions permitted under applicable Law and granted in the Ordinary Course of Business).

(i)            None of the Hawthorne Companies has waived any statute of limitations with respect to any income or other material Taxes or Tax Return or agreed to an extension of time with respect to the assessment of any income or other material Tax.

(j)            There are no audits, examinations or other proceedings with respect to income or other material Taxes or Tax Returns of any of the Hawthorne Companies, and no such audit, examination or other proceeding is pending or has been threatened in writing by a Governmental Authority.

(k)            No claim has ever been made by a Governmental Authority of a jurisdiction in which any Hawthorne Company does not file Tax Returns that any of the Hawthorne Companies is subject to Tax or required to file Tax Returns in such jurisdiction.

(l)            During the period beginning three (3) years before the date hereof, none of the Hawthorne Companies has been a distributing corporation or a controlled corporation for purposes of Section 355 or 361 of the Code.

(m)            None of the Hawthorne Companies has received a notice or invoice from any supplier that imposes, attempts to impose or indicates it intends to impose any price increase, surcharge or similar fee (or other cost recovery) in respect of any tax on the sale or use of “taxable chemicals” under Section 4661 of the Code or the sale or import of “taxable substances” under Section 4671 of the Code (or in each case any regulations promulgated thereunder).

(n)            None of the Hawthorne Companies has engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(o)            Each Hawthorne Company is, and since May 2025 has been, disregarded as an entity separate from Scotts for U.S. federal income tax purposes. None of the Hawthorne Companies has ever been, or has filed any Tax Return taking the position that it is, an S corporation (within the meaning of Sections 1361 and 1362 of the Code) or as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code). Section 3.10(o) of the Seller Disclosure Letter sets forth the U.S. federal income Tax classification of each Hawthorne Company and any changes to such classification within the last five (5) years.

(p)            Each Hawthorne Company is in compliance in all material respects with all applicable transfer pricing Laws. All related-party transactions involving a Hawthorne Company have been adequately documented and have been conducted at arm’s-length as required under applicable Law.

(q)            Each Hawthorne Company has properly (i) collected and remitted sales, use, value added, goods and services and similar Taxes required to be collected and remitted by it and (ii) for all transactions that are exempt from sales, use, value added, goods and services and similar Taxes and that were made without charging or remitting such Taxes, received and retained (and to the extent required, submitted to the appropriate Governmental Authority) any appropriate Tax exemption certificates and other documentation qualifying such transaction as exempt.

Section 3.11        Environmental Matters.

Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole:

(a)            Except as set forth on Section 3.11(a) of the Seller Disclosure Letter, the Hawthorne Companies and Seller or any of its current or former Affiliates (in each case, with respect to the Hawthorne Business) have been and are in compliance in all respects with all applicable Environmental Laws.

(b)            The Hawthorne Companies are in possession of all Environmental Permits required for their operations and are in compliance with the terms and conditions thereof. Such Environmental Permits are in full force and effect, free from breach, and no such Environmental Permits will be adversely affected by the Transactions. No Hawthorne Company is subject to any Action, or, to the Knowledge of Seller, a threatened Action, to revoke, suspend, terminate or cancel any such Environmental Permit. The Hawthorne Companies, as applicable, have applied, on a timely basis, to renew all applicable Environmental Permits.

(c)            No Hawthorne Company is subject to any decree, judgment or order pursuant to any Environmental Law or Environmental Permit.

(d)            There are no Environmental Claims that are pending or, to the Knowledge of Seller, threatened against any Hawthorne Company or against any Person or entity whose liability for any Environmental Claim that any Hawthorne Company has or may have retained or assumed either contractually or by operation of Law.

(e)            No Hawthorne Company has assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

(f)            Except as set forth on Section 3.11(f) of the Seller Disclosure Letter, to the Knowledge of Seller, there are no past or present facts, conditions, events, or incidents, including the Release of or presence of any Hazardous Material at any facility that is currently or was formerly owned, leased or operated by (x) any Hawthorne Company, or (y) by Seller or any of its other current or former Affiliates (in each case, with respect to the Hawthorne Business), that (i) would be reasonably likely to form the basis of any Environmental Claim against a Hawthorne Company or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim that a Hawthorne Company has or may have retained or assumed either contractually or by operation of Law or (ii) would require a Hawthorne Company to undertake or be responsible for Cleanup at any location.

Section 3.12        Compliance with Laws; Permits. Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, (a) (i) the Hawthorne Companies and (ii) the Seller Group (in each case of this clause (ii), with respect to or that could impact the Hawthorne Business or the Hawthorne Companies) are in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof; and (b) no notice, charge, claim, action or assertion has been received by the Seller Group or, to Seller’s Knowledge, filed, commenced or threatened in writing against (i) the Hawthorne Companies and (ii) the Seller Group (in each case of this clause (ii), with respect to or that could impact the Hawthorne Business or the Hawthorne Companies) alleging any such non-compliance, in each case, that remains unresolved. All Permits required under such Laws with respect to the Hawthorne Companies or the Hawthorne Business or their businesses, properties or assets have been obtained and are in full force and effect, except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole (and all such Permits with respect to the operation of the Hawthorne Business are held by the Hawthorne Companies). All material Permits used or held for use in or otherwise related to or necessary for the conduct of the Hawthorne Business as currently conducted have been legally obtained and maintained and are in full force and effect. Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, the Hawthorne Business has not, in the five (5) years prior to the date hereof, been operated in violation of the terms of any Permit.

Section 3.13        Labor Matters.

(a)            Section 3.13(a) of the Seller Disclosure Letter sets forth a complete and accurate list of employees who are employees of a Hawthorne Company as of the date of this Agreement (each a “Hawthorne Employee”) and the Excluded Employees, setting forth for each such employee, except to the extent prohibited by applicable Law: (i) name or employee identification number; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation or hourly rate (or contract fee, as applicable); (v) commission, bonus or other incentive-based compensation; (vi) visa/immigration status; (vii) eligibility to receive severance benefits; (viii) principal work location, and (ix) exempt or non-exempt classification under the Fair Labor Standards Act or any equivalent Laws of any jurisdiction. All Hawthorne Employees exclusively provide services to the Hawthorne Business. Except for the Excluded Employees, no employees of the Seller Group (other than the Hawthorne Employees) exclusively provide services to the Hawthorne Business.

(b)            All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all current or former employees, independent contractors or consultants of any of the Hawthorne Companies for services performed on or prior to the date hereof have been paid in full (or will be included as Current Liabilities in the Closing Working Capital).

(c)            There are no written outstanding agreements, written understandings or written commitments of each Hawthorne Company with respect to any material increases to compensation, commissions, bonuses or fees payable to employees, independent contractors or consultants of each Hawthorne Company for services performed after Closing.

(d)            All Hawthorne Employees are employed at-will and no employee is subject to any written employment contract with the Hawthorne Companies. No Hawthorne Company is party to any Contract as to length of notice or severance payment required to terminate such employee’s employment, including in connection with a change of control.

(e)            No Hawthorne Company is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to the Knowledge of Seller, there is no Union representing or purporting to represent any Hawthorne Employee. To the Knowledge of Seller, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. To the Knowledge of Seller there is no material threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Hawthorne Companies or any of the Hawthorne Employees. The Hawthorne Companies have no duty to bargain with any Union. No complaint against the Hawthorne Companies is currently pending or, to the Knowledge of Seller, threatened, before the National Labor Relations Board or the Equal Employment Opportunity Commission or any similar Governmental Authority, and in the last three (3) years, the Hawthorne Companies have not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and no such investigation is in progress. Except as set forth on Section 3.13(e) of the Seller Disclosure Letter there are no material labor or employment-related proceedings of any kind, pending or, to the Knowledge of Seller, threatened, in any forum, relating to an alleged violation by the Hawthorne Companies (or their directors, managers, officers, consultants, independent contractors, or employees (in their capacity as such)) of any Law.

(f)            Each Hawthorne Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Hawthorne Companies, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance.

(g)            To the Knowledge of Seller, no current or former employee of any Hawthorne Company or independent contractor engaged by any Hawthorne Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement, between such employee or independent contractor, as the case may be, and any other Person, in each case that (x) materially limits or otherwise materially restricts the employee’s or independent contractor’s ability to perform such employee’s or independent contractor’s duties to such Hawthorne Company or (y) would be breached or violated by such employee’s or independent contractor’s performance of such duties.

(h)            The Hawthorne Companies have not received written notice from any third party that any current or former employee or independent contractor: (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such employee has entered with any third party, (ii) has disclosed to, or utilized on behalf of, any of the Hawthorne Companies, any Trade Secrets or proprietary information or documentation of any third party, or (iii) has interfered in the employment relationship between any third party and any of such third party’s present or former employees. No Hawthorne Company is obligated to defend or indemnify any current or former employee for any such employee’s breach of any terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party.

(i)            In the last three (3) years: (i) no Hawthorne Company (nor Seller or any of its Affiliates, to the extent applicable to Hawthorne Employees) has entered into any settlement agreement with a current or former director, officer, employee, independent contractor or customer of a Hawthorne Company (or Seller or any of its Affiliates, to the extent applicable to Hawthorne Employees) relating to the allegations of sexual harassment or sexual misconduct by any officer, director or employee; and (ii) to the Knowledge of Seller, no material discrimination, harassment or assault or assault allegations have been made against any of any Hawthorne Company’s officers or senior employees. The Hawthorne Companies do not reasonably expect any material Liabilities with respect to any harassment allegation of which they are or were made aware in the last three (3) years.

(j)            No Hawthorne Employee who is an executive officer of any Hawthorne Company has, or has notified such Hawthorne Company in writing of his or her intent to, (i) terminate his or her employment or service with such Hawthorne Company, (ii) terminate his or her employment or service upon the consummation of the Transactions, or (iii) demand additional compensation in connection with, or upon the consummation of, the Transactions.

(k)            The Hawthorne Companies have no Contracts with directors, employees, or consultants that include any Liabilities with respect “double trigger” arrangements that require one or more additional events, such as continued employment or service following the Closing Date or a termination of employment or service subsequent to the Closing Date.

Section 3.14        Property.

(a)            No Hawthorne Company owns, and except as set forth on Section 3.14(a)(i) of the Seller Disclosure Letter, has ever owned, any real property. Section 3.14(a)(ii) of the Seller Disclosure Letter contains a true, correct and complete list of all leases, subleases, licenses or other agreements, including all amendments, supplements, modifications and extensions to which a Hawthorne Company is a party (each, a “Real Property Lease”) for the use or occupancy of real property leased, subleased or occupied by the Hawthorne Business as of the Closing Date (the “Leased Real Property”). The Leased Real Property constitutes all real property and interests in real property used, owned or occupied by any of the Hawthorne Companies. All Leased Real Property is in good operating condition and repair, normal wear and tear excepted, and is fit and usable for the purposes for which it is currently being used. The occupancy, use and operation of the Leased Real Property complies in all material respects with all applicable Laws and Permits, including applicable zoning, entitlement, building and other land use regulations imposed by a Governmental Authority.

(b)            Except as would not be material to the Hawthorne Companies taken as a whole, a Hawthorne Company has a valid and subsisting leasehold interest in each Real Property Lease, free and clear of all subtenancies and other occupancy rights, options and Encumbrances except for Permitted Encumbrances of the types described in clauses (ii) through (iii) of the definition thereof. Each Real Property Lease is a valid and binding agreement of a Hawthorne Company, is in full force and effect, and is enforceable against such Hawthorne Company in accordance with its terms. Seller has delivered or made available to Vireo true, correct and complete copies of each Real Property Lease. None of the Real Property Leases have been amended or modified except as set forth in Section 3.14(b) of the Seller Disclosure Letter. No default or breach by any Hawthorne Company, nor any event with respect to any Hawthorne Company that with notice or the passage of time would result in a default or breach, has occurred under any Real Property Lease and, to Seller’s Knowledge, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any counterparty to any Real Property Lease has occurred thereunder, except (in each case) for any such default or breach that would not be material to the Hawthorne Companies, taken as a whole. No member of the Seller Group has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor to Seller’s Knowledge, is any such proceeding, action or agreement pending or threatened in writing, with respect to any portion of any Leased Real Property. No Leased Real Property is subject to any Contract by which any other Person has been granted the right or is otherwise entitled to lease, sublease or otherwise occupy all or any portion thereof.

(c)            Except as would not be material to the Hawthorne Companies, taken as a whole, the Hawthorne Companies have good and valid title to, or a valid leasehold interest in, all personal property and other assets used in the Hawthorne Business as currently conducted. Except as would not be material to the Hawthorne Companies, taken as a whole, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 3.15        Intellectual Property.

(a)            Section 3.15(a) of the Seller Disclosure Letter contains a correct, current, and complete list of: (i) all registered or applied-for Patents, Trademarks and Copyrights included in the Hawthorne IP or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business (“Registered IP”), specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered and material Trademarks included in the Hawthorne IP or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business; (iii) all material proprietary software of the Hawthorne Companies or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business; (iv) all domain names included in the Hawthorne IP or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business.

(b)            The Hawthorne Companies own or possess (including pursuant to the Ancillary Agreements), licenses or other rights to use all Intellectual Property used in and material to the Hawthorne Business as conducted by the Seller Group, and the Hawthorne Companies exclusively own all of the material Intellectual Property owned or purported to be owned by them, free and clear of all Encumbrances other than Permitted Encumbrances, except as set forth in Section 3.15(b) of the Seller Disclosure Letter.

(c)            Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole and except set forth in Section 3.15(c) of the Seller Disclosure Letter, (i) all Registered IP is valid, subsisting, and, to Seller’s Knowledge, enforceable, (ii) no Registered IP has ever been found invalid, unpatentable, or unenforceable for any reason in administrative, arbitration, judicial, or other proceedings, except for claims rejected or refused in connection with prosecution of any Registered IP, (iii) no Registered IP has been or is now involved in any interference, reissue, re-examination, inter partes review, post grant review, or opposition proceeding and (iv) no Registered IP has at any time been canceled, abandoned, allowed to lapse, or not renewed, except in the Ordinary Course of Business.

(d)            In the three (3) years prior to the date hereof, the Seller Group has not received written notice of any, and to the Knowledge of Seller there is no, infringement, misappropriation or other violation, in any material respect, of rights of others with respect to any Intellectual Property by the Hawthorne Business.

(e)            The Hawthorne Companies (and, solely with respect to the Hawthorne Business, the Seller Group) take commercially reasonable measures to protect the confidentiality of trade secrets and other material confidential information owned by, or entrusted in confidence to, them in respect of the Hawthorne Business, and, to Seller’s Knowledge, there has not been any material unauthorized disclosure of or access thereto.

(f)            Except as set forth in Section 3.15(f) of the Seller Disclosure Letter, each person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any material Intellectual Property owned or purported to be owned by the Hawthorne Companies has executed a valid and enforceable written agreement with the Hawthorne Companies that assigns all rights, title, and interest in and to any and all such Intellectual Property (or ownership of such Intellectual Property has otherwise vested in the Hawthorne Companies by operation of law or otherwise).

(g)            To the Knowledge of Seller, no Software owned by the Hawthorne Companies or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business is subject to any “copyleft” or other obligation or condition under any Open Source License that requires the Hawthorne Companies to disclose, license for free or publicly distribute, or dedicate to the public any source code for any such Software. No Software owned by the Hawthorne Companies or owned by Seller and its Affiliates and used in any material respect in the Hawthorne Business is licensed, distributed, or otherwise made available to any Person pursuant to any Open Source License.

(h)            Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, (i) all Hawthorne IT Systems are in good working condition and (ii) except as set forth in Section 3.15(h) of the Seller Disclosure Letter, the Hawthorne IT Systems owned or controlled by the Hawthorne Companies together with the IT Systems provided to the Hawthorne Companies pursuant to the Transition Services Agreement are sufficient to support the Hawthorne Business as currently conducted. Except as set forth in Section 3.15(h) of the Seller Disclosure Letter, in the three (3) years prior to the date hereof, (x) there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, of the Hawthorne IT Systems that has not been remedied (and is not in the process of being remedied in the Ordinary Course of Business), and (y) the Hawthorne Companies (or, solely in respect of the Hawthorne Business, the Seller Group) have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Hawthorne IT Systems, including, as applicable, implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements, in each case, except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole.

(i)            Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, all collection, use, disclosure, storage, transfer, safeguarding, destruction and other Processing of Personal Information in connection with the Hawthorne Business complies, and has at all times complied with applicable: (i) Privacy Laws; (ii) privacy policies and public statements issued by the Hawthorne Companies (or, solely in respect of the Hawthorne Business, by Seller or its Affiliates); (iii) contractual obligations binding upon the Hawthorne Companies (or, solely with respect to the Hawthorne Business, Seller or its Affiliates); and (iv) the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands ((i)-(iv) collectively, the “Hawthorne Privacy Requirements”). The Hawthorne Companies (and, solely with respect to the Hawthorne Business, the Seller Group), in all material respects, take and, in the three (3) years prior to the date hereof have taken, commercially reasonable steps, including through administrative, technical, and physical safeguards, to maintain and protect all Personal Information collected, used, stored, or otherwise Processed by or on behalf of the Hawthorne Companies against unauthorized access, use, modification, disclosure, or other misuse.

(j)            In the three (3) years prior to the date hereof, (i) to Seller’s Knowledge, there have been no (i) security breaches of any information technology systems used in the conduct of the Hawthorne Business or (ii) actual unauthorized access to or use, modification, disclosure or destruction of, or other breach concerning, any Personal Information collected, used, stored, or otherwise Processed by the Hawthorne Companies (or, solely with respect to the Hawthorne Business, by Seller or its Affiliates), in each case, except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole. In the three (3) years prior to the date hereof, (A) there have not been any Actions against the Hawthorne Companies (or, solely with respect to the Hawthorne Business, against Seller or its Affiliates) related to any data security incidents, breaches, ransomware incidents, or any violations of Hawthorne Privacy Requirements in connection with the Hawthorne Business and (B) the Hawthorne Companies (and, solely with respect to the Hawthorne Business, the Seller Group) have not notified, or been required to notify, any Person or Governmental Authority of any actual or reasonably suspected violation of Hawthorne Privacy Requirements in connection with the Hawthorne Business.

(k)            The Hawthorne Companies have used commercially reasonable plans, procedures, controls and programs to designed to (i) identify and address internal and external risks to the privacy and security of Hawthorne IT Systems and Personal Information in their possession or control, and (ii) provide required notifications in compliance with applicable Laws in the case of any security incident. In the three (3) years prior to the date hereof, the security measures of the Hawthorne Companies have, in all material respects, complied with applicable Laws and any contractual commitments of the Hawthorne Companies relating to security.

(l)            In the three (3) years prior to the date hereof, the Hawthorne Companies have maintained a cyber insurance policy that is it has determined in its commercially reasonable business judgment to be adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of the Hawthorne Companies (or by or on behalf of the Seller Group solely in respect of the Hawthorne Business).

(m)            The Hawthorne Companies do not (A) use AI Technologies that are materially necessary for the internal operations of the Hawthorne Business as currently conducted, (B) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose other than in the Ordinary Course of Business of the Hawthorne Business, (C) offer different prices or quality of goods or services to end consumers through any product or service where such price or quality differences are determined by Personal Information about the end consumer (which, for clarity, shall not include promotions or discounts offered to end customers in connection with which Personal Information may be collected), or (D) permit any Personal Information collected in connection with the Hawthorne Business (including deidentified data) to be used by any other Person as data to train AI Technologies.

(n)            Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, the execution, delivery or performance of this Agreement and the consummation of any of the Transactions do not and will not (i) violate the Hawthorne Privacy Requirements or (ii) require the consent of or notice to any Person concerning Personal Information.

Section 3.16        Insurance. Section 3.16 of the Seller Disclosure Letter sets forth a true, correct and complete list of all material insurance policies maintained as of the date hereof by or for the benefit of the Hawthorne Business or any of the Hawthorne Companies (the “Insurance Policies”), true, correct and complete copies of which have been made available to Vireo. All of the Insurance Policies are in full force and effect and, to the extent held by a Hawthorne Company, will remain in full force and effect upon consummation of the Transactions. All premiums due and payable under the Insurance Policies have been paid in full. The limits of each Insurance Policy are fully in place without any material erosion. None of the Hawthorne Companies is in breach or default under any Insurance Policy, and none of the Hawthorne Companies has taken any action or failed to take any action which (including with respect to this Agreement, the Ancillary Agreements or the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any Insurance Policy. There are no material claims with respect to the Hawthorne Business or the Hawthorne Companies pending under any Insurance Policy as to which coverage has been denied or disputed by the applicable insurer(s), and no written notice has been received by Scotts (or any Affiliate) or any of the Hawthorne Companies with respect to any of the foregoing. All of the Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Seller’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.

Section 3.17        Material Contracts.

(a)            Except for this Agreement and except as set forth in Section 3.17(a) of the Seller Disclosure Letter, neither (1) any of the Hawthorne Companies or (2) Seller nor any of its other Affiliates (in each case under this clause (2), with respect or reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) is, as of the date hereof, a party to or bound by any Contract (other than, except for the below clause (xiv), any Seller Benefit Plans):

(i)            that is a “material contract” of the Hawthorne Companies (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and with materiality measured relative to the Hawthorne Companies);

(ii)           that is a partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a Hawthorne Company) that is material to the Hawthorne Companies, taken as a whole;

(iii)          except for intercompany transactions solely among the Hawthorne Companies, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, promissory note, security agreement, capital lease or similar agreements (whether as borrower or lender), in each case in excess of $250,000 or is a Contract that creates an Encumbrance other than a Permitted Encumbrance on any property or asset of the Hawthorne Companies (other than those that will be released as of Closing by Scotts or Seller);

(iv)          (A) that limits or purports to limit the ability of the Hawthorne Companies or any of their Affiliates to compete or engage in any line of business, in any geographic area or with any Person (or solicit for employment or hire any Person) or (B) that obligates Hawthorne Companies or any of their Affiliates to purchase or otherwise obtain or sell or otherwise provide any product or service exclusively from or to a single Person or that otherwise grants any material exclusive right to any Person, or that, in each case, or would purport to bind Vireo or any of its Affiliates following the Closing;

(v)           that contains a “most favored nation,” “most favored customer,” “most favored licensee,” exclusivity, minimum purchase requirement, “take or pay”, rights of first refusal or any provision similar to any of the foregoing, in each case, in which such provision places an obligation on any Hawthorne Company (or any of their Affiliates as of immediately prior to the Closing);

(vi)          except for intercompany transactions solely among the Hawthorne Companies in the Ordinary Course of Business, or pursuant to the Ancillary Agreements, concerning the license or sublicense of, or other grant of rights or imposition of restrictions with respect to, any Intellectual Property (whether outbound or inbound) that (A) provides for payment of $200,000 or more per year or (B) grants material exclusive rights or rights to material Intellectual Property for which no commercial alternative is reasonably available, or (C) imposes material constraints on the use or assertion of rights by the Hawthorne Companies in any Intellectual Property material to the Hawthorne Business as now operated;

(vii)         relating to the sale of any of the assets or properties (other than dispositions of inventory and consumables in the Ordinary Course of Business) of the Hawthorne Business or any Hawthorne Company in excess of $200,000, other than (A) those as to which no Hawthorne Company has any continuing material obligation thereunder or (B) those providing for an intercompany transaction solely among the Hawthorne Companies in the Ordinary Course of Business;

(viii)        relating to the acquisition by any Hawthorne Company of any material assets (other than acquisitions of equipment and supplies in the Ordinary Course of Business), operating business or the capital stock of any other Person in excess of $200,000 other than (A) those as to which no Hawthorne Company has any continuing obligation thereunder or (B) those providing for an intercompany transaction solely among the Hawthorne Companies in the Ordinary Course of Business;

(ix)           involves future expenditures by or payments to any Hawthorne Company or with respect to the Hawthorne Business of more than $200,000 during any consecutive twelve-month period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(x)           pursuant to which any Hawthorne Company is anticipated to receive aggregate payments during the consecutive twelve-month period following the date hereof (i) in excess of $1,000,000 pursuant to the Hawthorne Companies’ standard Account Application and Customer Agreement, and (ii) in excess of $200,000 pursuant to Contracts other than such standard Account Application and Customer Agreement;

(xi)          pursuant to which any Hawthorne Company is anticipated to pay aggregate payments during the consecutive twelve-month period following the date hereof in excess of $500,000;

(xii)         with the provider of any raw material, intermediate key components or consumable for products of the Hawthorne Business that is not readily commercially available from other Persons at reasonably similar prices and is material to any of the Hawthorne Companies’ operations or revenues;

(xiii)         any Shared Contract involving payments by, to or in respect of the Hawthorne Business in excess of $200,000 during the twelve (12) month period immediately following or during the twelve-month period immediately preceding, the date of this Agreement;

(xiv)        any Contract requiring any Hawthorne Company to indemnify or hold harmless any Person, other than those entered into in the Ordinary Course of Business, but expressly including any Contracts requiring any Hawthorne Company to indemnify or hold harmless any of their respective directors, officers, or employees, whether or not entered into in the Ordinary Course of Business; and

(xv)         with any Governmental Authority (other than Permits).

All Contracts of the type described in this Section 3.17, including those agreements filed with the SEC, in each case, which are in effect as of the date hereof shall be collectively referred to herein as the “Material Contracts.”

Seller has made available to Buyer a true, correct and complete copy of each written Material Contract, together with all amendments, modifications, waivers and other changes thereto. Seller has furnished to Buyer a written summary of each oral Material Contract. Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, (i) neither Seller (or any Affiliate) nor any Hawthorne Company, nor, to Seller’s Knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and (in accordance with its terms) enforceable obligation of Seller (or an Affiliate) or the applicable Hawthorne Company, and to Seller’s Knowledge, of the other parties thereto, except that such enforcement may be subject to the Bankruptcy and Equity Exception, (iii) to Seller’s Knowledge, no counterparty to any Material Contract has indicated in writing or orally, that it is terminating, or intends not to renew on similar terms, any Material Contract and (iv) neither Seller (or any Affiliate) nor any Hawthorne Company has received any written or, to Seller’s Knowledge, oral notice threatening or invoking legal action in accordance with the performance by Seller (or any Affiliate) or the applicable Hawthorne Company of its obligations under any Material Contract.

Section 3.18        Customers and Suppliers.

(a)            Section 3.18(a) of the Seller Disclosure Letter lists the ten (10) largest customers of the Hawthorne Business (measured in terms of revenues during the twelve (12) month period ended September 30, 2025) and the ten (10) largest suppliers of the Hawthorne Business (measured in terms of total spend during the twelve (12) month period ended September 30, 2025).

(b)            Since December 31, 2024 through the date hereof: (i) no customer or supplier of the Hawthorne Companies or the Hawthorne Business required to be disclosed on Section 3.18(a) of the Seller Disclosure Letter has canceled or otherwise terminated its relationship with the Hawthorne Companies or the Hawthorne Business; (ii) no customer or supplier required to be disclosed on Section 3.18(a) of the Seller Disclosure Letter has threatened to cancel or otherwise terminate its relationship with the Hawthorne Companies or the Hawthorne Business or its usage of the services of the Hawthorne Companies; and (iii) neither Seller (or any Affiliate) nor any of the Hawthorne Companies has any direct or indirect ownership interest in any customer or supplier of the Hawthorne Companies or the Hawthorne Business.

(c)            Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, no supplier of Seller nor any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) has declared, or has notified the Seller Group or any Hawthorne Company of the potential to declare, a “force majeure” or similar event (other than those no longer continuing) or has been (or has notified the Seller Group, as it relates to the Hawthorne Business, or the Hawthorne Companies that it will be) unable to deliver raw materials, intermediates, packaging, consumables or equipment in a timely manner. Neither Seller nor any of its Affiliates (including the Hawthorne Companies) has received written notice that any of its material suppliers has or reasonably expects to have difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Hawthorne Business Product.

Section 3.19        Certain Business Practices.

(a)            To the Knowledge of Seller, neither it nor any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) have since January 1, 2020, directly or indirectly, (i) offered, made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction, or failed to disclose such activity in violation of the Law or (ii) offered, made or authorized any contribution to any candidate for public office, in each case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Bribery and Corruption Laws of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Closing applicable to Seller or any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) and their respective operations, except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole. The Seller Group (relating to the Hawthorne Business) has instituted and maintained a compliance program which includes policies and procedures designed to ensure compliance with Anti-Bribery and Corruption Laws.

(b)            To the Knowledge of Seller and except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole, none of Seller nor any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable), or any of their Affiliates, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of Seller or any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable), is aware of or has taken, since January 1, 2020 any action, directly or indirectly, that would result in a violation of: the FCPA, the CFPOA, or any analogous Anti-Bribery and Corruption Laws applicable to Seller or the Hawthorne Companies or any of their Affiliates, as applicable, including: (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, or failed to disclose such activity in violation of the Law; (ii) offering, paying, promising to pay or authorizing the payment of money or anything of value to a “foreign official”, as that term is defined in the FCPA (15 U.S.C. §78dd-1 et seq.), or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign official and used for the purpose of: (A) influencing any act or decision of a foreign official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign official or other Person to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority, in order to assist Seller (or any Affiliate) (relating to the Hawthorne Companies) or any of the Hawthorne Companies or any of their Affiliates in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Bribery and Corruption Laws; or (iii) otherwise taking, directly or indirectly, any action that would cause the Hawthorne Companies to be in violation of any Anti-Bribery and Corruption Laws.

(c)            No Action by or before any Governmental Authority involving Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies) or, to the Knowledge of Seller, any of their respective Affiliates or its or their directors, officers, employees, or agents, or anyone acting on behalf of Seller or any of its Affiliates (in each case, relating to the Hawthorne Business or the Hawthorne Companies) with respect to any applicable Anti-Bribery and Corruption Laws is pending or, to the Knowledge of Seller, threatened. Since January 1, 2020, (1) no civil or criminal penalties have been imposed on Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies) or any of their Affiliates with respect to (i) violations of any applicable Anti-Bribery and Corruption Laws, or (ii) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a “foreign official,” to any political party or official thereof or to any candidate for political office, and (2) no voluntary disclosures been submitted to any Governmental Authority with respect to violations of the FCPA, the CFPOA, or any other applicable Anti-Bribery and Corruption Laws.

(d)            The operations of the Seller Group (in each case, relating to the Hawthorne Business and the Hawthorne Companies) are and have been, since January 1, 2020, conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Action by or before any court or governmental agency, authority or body or any arbitrator involving Seller or any of its Affiliates (in each case, relating to the Hawthorne Business or the Hawthorne Companies) with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. The Seller Group (relating to the Hawthorne Business) and the Hawthorne Companies have instituted and maintained a compliance program which includes policies and procedures designed to ensure compliance with Money Laundering Laws.

(e)            Seller and each of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) have materially complied with all applicable Customs & Trade Laws and Sanctions Laws. Neither Seller nor any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies) or any of their Affiliates, directors, officers or employees have, to Seller’s Knowledge,

(i)            been listed on the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Persons List, Entity List, or Unverified List, or any similar restrictive list of Persons or entities promulgated to any Sanctions Laws or Customs & Trade Laws;

(ii)            as applicable under relevant Sanctions Laws, is fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are designated under Sanctions Laws, or conducted or engaged in, or is now conducting or engaging in, any unlawful dealings or transactions, directly or indirectly, with or for the benefit of a Person that is designated under Sanctions Laws, or (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by a Person or Persons designated under Sanctions Laws under subclause (i) of this Section 3.19(e); and

(iii)            neither Seller nor any of its Affiliates (including the Hawthorne Companies) or any of their Affiliates, directors, officers or employees is a Prohibited Person.

(f)            Seller and each of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) have: (i) been in compliance in all material respects with Customs & Trade Laws; (ii) conducted all exports, reexports, direct and indirect imports, permanently or temporary, and transfers of goods, services, software, technology, and technical information in material compliance with U.S. Trade Control Laws, including all required export licenses, authorizations and approvals, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(g)            Neither Seller, nor any of its Affiliates (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable), and their respective Affiliates, is listed on any export-, reexport-, transfer-, or import-related denied parties list such as but not limited to the debarred parties lists maintained by the U.S. Department of State and the Bureau of Industry and Security or the Entity List.

(h)            The Seller Group (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) have instituted and implemented a Customs & Trade Laws and Sanctions Laws compliance program which includes corporate policies and procedures designed to ensure compliance with applicable Customs & Trade Laws and Sanctions Laws. Since January 1, 2020, no civil or criminal penalties have been imposed on Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies), the Hawthorne Companies or any of their Affiliates with respect to violations of applicable Customs & Trade Laws or Sanctions Laws, nor have any voluntary disclosures relating to Customs & Trade Laws and Sanctions Laws issues been submitted to any Governmental Authority. To the Knowledge of Seller, Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies), or any of their Affiliates have not been since January 1, 2020, and are not now under any administrative, civil or criminal investigation or indictment, action, seizure, detention, compliance assessment, focused assessment, subpoena, request for information, proposed charges, fine or penalty, audit, review, or enforcement proceedings involving alleged violations of any applicable Customs & Trade Laws or Sanctions Laws. No Governmental Authority has notified Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies), the Hawthorne Companies or any of their Affiliates in writing since January 1, 2020, of any actual or alleged violation or breach of any applicable Laws relating to Customs & Trade Laws and Sanctions Laws. To the Knowledge of Seller, neither Seller nor any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies), or their Affiliates has, since January 1, 2020: (i) undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to any Customs & Trade Laws activity of Seller or any of its Affiliates (relating to the Hawthorne Business or the Hawthorne Companies), or any of their Affiliates that is material to the Hawthorne Companies, taken as a whole; (ii) made or provided any materially false statement or omission to any Governmental Authority or to any customer in connection with any payment, transaction, export, reexport, transfer, or import; or (iii) engaged in any conduct that could give rise to any action, seizure, detention, compliance assessment, focused assessment, subpoena, request for information, proposed charges, fine or penalty, investigation, inquiry, litigation, audit, review, civil action, or administrative or enforcement proceeding, in each case, under applicable Customs & Trade Laws or Sanctions Laws.

Section 3.20        Affiliate Transactions. There are no agreements, contracts, transfers of assets or liabilities or other material commitments or transactions with respect to the Hawthorne Business or the Hawthorne Companies, whether or not entered into in the Ordinary Course of Business, to or by which Seller or any of its Affiliates (other than the Hawthorne Companies), on the one hand, and the Hawthorne Companies and/or its and their officers or directors, on the other hand, are or have been a party or otherwise bound, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years prior to the date hereof and (b) involve continuing Liabilities and obligations that have been, are or will be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole. Except for any Contracts that are neither material in relation to the Hawthorne Business nor necessary for Buyer to conduct the Hawthorne Business in all material respects as it is conducted as of the date of this Agreement, and other than the Ancillary Agreements, Contracts with Excluded Employees and the organizational documents of the Hawthorne Companies, there are no Contracts solely between or among Seller and/or its Affiliates (other than the Hawthorne Companies), and the Hawthorne Companies and/or its and their officers or directors with respect to the conduct of the Hawthorne Business.

Section 3.21        Registrations, Business Products and Certain Compliance Matters.

Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole:

(a)            All Hawthorne Business Products (i) are, and have been, properly registered in compliance with applicable Laws and regulations (including FIFRA, PCPA, and any other pesticide, fertilizer or soil amendment Laws) according to their formulations, label claims and all other promotional claims and/or product descriptions and (ii) to the extent required by Law, have been manufactured at sites that were properly registered for that purpose. All applications, filings and records submitted to any Governmental Authority to obtain the grant of the Hawthorne Business Product registrations at all times have been truthful, not misleading or fraudulent and in compliance in all respects with all applicable Laws and regulations. All information pertaining to, used in, or comprising the information and documentation necessary for the Hawthorne Business Product Registrations is true, correct and complete, and complies in all respects with applicable Law and regulation. The Seller Group (in each case, with respect to the Hawthorne Business or the Hawthorne Companies, as applicable) have paid and are in good standing regarding all fees, mill assessments, penalties, Taxes or other monetary obligations of any kind owed to any Governmental Authority for the Hawthorne Business Product Registrations, including environmental handling fees (including fees required in connection with paper, packaging and residual product recycling). There is no pending or, to the Knowledge of Seller, threatened Action by any Governmental Authority or third party to cancel, suspend, revoke, modify, terminate or challenge any of the Hawthorne Business Product Registrations. No Person has been granted a right of first refusal or option to purchase from the Hawthorne Companies any of the Hawthorne Business Product Registrations.

(b)            The Hawthorne Business Products do not contain, and have never contained any plant growth regulator, unless properly registered under FIFRA, PCPA, or other applicable Environmental Law. The labels used on the Hawthorne Business Products are truthful and accurate, do not omit any ingredient that is required to be disclosed by applicable Law, and are otherwise consistent and compliant with applicable Law. The Hawthorne Business Products are fit for the purpose and use for which they are intended, and all of Seller’s and its Affiliates’ claims regarding the efficacy and performance of the Hawthorne Business Products are true and correct. To the Knowledge of Seller, there is no quality, toxicity, safety and/or efficacy concerns that would impair the utility or safety of the Hawthorne Business Products.

(c)            The Seller Group (in each case, with respect to the Hawthorne Business or the Hawthorne Companies, as applicable) are not using any UPC Codes other than related to the Hawthorne Business and the Seller Group (in each case, with respect to the Hawthorne Business or the Hawthorne Companies, as applicable) has the rights to use (and upon the Closing, the Hawthorne Companies will have the right to use) all UPC Codes that it uses to identify the Hawthorne Business Products.

(d)            All of the Hawthorne Business Products that either (i) are electrical products, (ii) contain electrical components, or (iii) are pieces of electrical equipment, are tested by a nationally recognized testing laboratory or internationally recognized testing laboratory for safety and are properly listed.

(e)            All Hawthorne Business Products are accompanied by warning labels that satisfy all applicable legal or regulatory requirements and instructions for proper use that are written in plain and understandable language. Such warning labels are in all languages required by the countries in which Seller or its Affiliates authorizes such products to be sold.

(f)            Advertising claims made by or on behalf of Seller or any of its Affiliates (in each case, with respect or reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) on Hawthorne Business Product labels and sales sheets, are properly substantiated as required by applicable Law at the time such claim was released for use in-market and are consistent with and compliant in all respects with approved labels and applicable Law. All Hawthorne Business Products conform in all respects to the requirements of the Federal Communications Commission of the United States in all respects, as applicable, and neither Seller nor any of its Affiliates (in each case, with respect or reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) are the subject of any active investigations, litigations, or inquiries by either consumers, competitors, the Federal Trade Commission or any other applicable Governmental Authority with respect to any such product claims, statements, or assertions appearing on Hawthorne Business Product labels and sales sheets.

Section 3.22        Product Warranties; Labels; Product Liabilities; Recalls.

Except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Hawthorne Companies, taken as a whole:

(a)            Since January 1, 2020, (i) the Seller Group (in each case, with respect to or to the extent reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) have not manufactured, sold or distributed any finished products and goods or formulas that were, at the time they were manufactured, sold or distributed, faulty or defective or that did not comply in all respects with any and all warranties or representations expressly made by or on behalf of Seller or its Affiliates and with all applicable Laws (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable); and (ii) all finished products manufactured, sold, distributed, provided, shipped or licensed by the Seller Group (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) and each service rendered by the Seller Group (in each case, related to the Hawthorne Business or the Hawthorne Companies, as applicable) has conformed with all contractual commitments, warranties and Laws, and there are no design, manufacturing or other defects, latent or otherwise, in such finished products, goods or formulas. All finished products and goods or formulas manufactured, sold or distributed by the Seller Group (in each case, with respect to or reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) have complied with all applicable requirements of Laws and regulations related to warning labels, advertising claims, packaging, containers, and all other labeling requirements, including any applicable provisions of FIFRA, PCPA and analogous state and local counterparts or equivalents and California’s Safe Drinking Water and Toxic Enforcement Act (Proposition 65).

(b)            (i) Since January 1, 2022, (A) the Seller Group (in each case, with respect to or to the extent reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) have not received any written notice asserting a claim or series of related claims for product liability, breach of warranty (including implied warranties), or failure to properly label any product or substance and (B) the Seller Group (in each case, with respect to or to the extent reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) has not been denied product liability insurance coverage by a third-party insurance provider for any claim brought under such insurance, in the case of each of clauses (A) and (B), that are not and were not subject to any Action and (ii) (A) the Seller Group (in each case, with respect to or to the extent reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) has not received any written notice asserting a claim or series of related claims for product liability or breach of warranty (including implied warranties) or failure to properly label any product or substance and (B) the Seller Group (in each case, with respect to or to the extent reasonably likely to impact the Hawthorne Business or the Hawthorne Companies) has not been denied product liability insurance coverage by a third-party insurance provider for any claim brought under such insurance, in the case of each of clauses (A) and (B), are subject to any Action as of the date hereof.

(c)            Since January 1, 2020, there has been no voluntary or mandatory product recall by Seller or any of its Affiliates of any Hawthorne Business Product.

Section 3.23        Inventory. Except as would not be material to the Hawthorne Companies, taken as a whole, all inventory of the Hawthorne Companies was acquired and has been maintained in the Ordinary Course of Business, is of merchantable quality, and is not obsolete, damaged, or defective, subject in each case to reserves for inventory reflected on the Hawthorne Business Historical Financial Statements or on the Estimated Closing Statement or the Final Closing Statement in accordance with GAAP or as otherwise set forth on Section 3.23 of the Seller Disclosure Letter. Other than such inventory sold or otherwise disposed in the Ordinary Course of Business or as would not be material to the Hawthorne Companies, taken as a whole, all such inventory is owned by the Hawthorne Companies free and clear of all Encumbrances, other than Permitted Encumbrances, and no such inventory is held on a consignment basis.

Section 3.24        Accounts Receivable. Except as set forth in Section 3.24 of the Seller Disclosure Letter, the accounts receivable reflected on the Hawthorne Business Historical Financial Statements and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by the Hawthorne Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business.

Section 3.25        Reserve for Bad Debts. The reserve for bad debts shown in the Hawthorne Business Historical Financial Statements and on the accounting records of the Hawthorne Companies have been determined in accordance with the Hawthorne Companies’ historical accounting practices in all material respects, and, with respect to accounts receivable arising after the date of the Hawthorne Business Historical Financial Statements, have been determined in accordance in all material respects with the Hawthorne Companies’ historical accounting practices, both consistently applied, and both subject to normal year-end adjustments that are not material in nature and the absence of disclosures normally made in footnotes.

Section 3.26        Seller Pre-Closing Reorganization. Prior to the date hereof, the Seller Group shall have completed the Seller Pre-Closing Reorganization in all respects in accordance with the steps set forth on Schedule 4 hereto.

Section 3.27        Exclusivity of Representations; Non-Reliance.        EACH OF SCOTTS AND SELLER, ON BEHALF OF ITSELF AND ON BEHALF OF EACH MEMBER OF THE SELLER GROUP, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF VIREO AND BUYER EXPRESSLY SET FORTH IN ARTICLE IV, AS APPLICABLE, IN A CERTIFICATE DELIVERED BY AN OFFICER OR OFFICERS OF VIREO OR BUYER, AS APPLICABLE PURSUANT TO THIS AGREEMENT, OR IN ANY ANCILLARY AGREEMENT, (A) NEITHER VIREO NOR BUYER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON IS MAKING, AND NONE OF THEM HAS MADE, ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), RELATING TO VIREO, BUYER, ANY OF THEIR AFFILIATES OR ITS OR THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE), BUDGETS, PROJECTIONS, FORECASTS OR PROSPECTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND NEITHER SCOTTS, SELLER NOR ANY OF THEIR AFFILIATES IS RELYING ON ANY REPRESENTATION OR WARRANTY OF VIREO, BUYER, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON EXPECT FOR THOSE EXPRESSLY SET FORTH IN ARTICLE IV, IN A CERTIFICATE DELIVERED BY AN OFFICER OR OFFICERS OF VIREO OR BUYER, AS APPLICABLE, PURSUANT TO THIS AGREEMENT, OR IN ANY ANCILLARY AGREEMENT AND (B) NO PERSON HAS BEEN AUTHORIZED BY VIREO, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO VIREO, BUYER ANY OF THEIR RESPECTIVE AFFILIATES OR BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY HAS NOT BEEN AND SHALL NOT BE RELIED UPON BY SCOTTS OR SELLER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT AND, IN THE CASE OF THIS AGREEMENT, TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III, VIREO AND BUYER ACKNOWLEDGE AND AGREE THAT, (A) IN CONNECTION WITH THE TRANSACTIONS, NONE OF SCOTTS, SELLER OR THEIR AFFILIATES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO VIREO, BUYER, OR ANY OF THEIR AFFILIATES RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO VIREO OR BUYER, OR VIREO’S OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, MADE AVAILABLE TO VIREO OR BUYER IN ANY FORMAT, INCLUDING ANY VIRTUAL DATA ROOM OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS AND (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND FORECASTS AND PLANS AND ACCORDINGLY IS NOT RELYING ON THEM, THAT EACH OF VIREO AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT EACH OF VIREO AND BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND FORECASTS SO FURNISHED TO IT.

Article IV.
REPRESENTATIONS AND WARRANTIES OF VIREO AND BUYER

Except as set forth in the Vireo SEC Documents filed with the SEC on or after January 1, 2025 and publicly available not less than one (1) Business Day prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Vireo SEC Documents that are cautionary, predictive or forward looking in nature) (other than with respect to the representations and warranties set forth in Sections 4.01, 4.02, and 4.03), Vireo and Buyer represent and warrant to Scotts and Seller as follows:

Section 4.01        Organization and Authority of Vireo and Buyer.

(a)            Each of Vireo and Buyer is a corporation or other entity duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of the jurisdiction of its formation, organization, or incorporation and each has all requisite entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)            Each of Vireo and Buyer is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Vireo Material Adverse Effect.

Section 4.02        Authorization; No Conflict.

(a)            Vireo and Buyer, as applicable, have the requisite corporate or other entity power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby (including the Ancillary Agreements) to which it is a party and to carry out its obligations hereunder and thereunder and consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which either is a party by Vireo and Buyer, as applicable, the performance by Vireo and Buyer, as applicable, of their respective obligations hereunder and thereunder and the consummation by Vireo and Buyer of the Transactions have been duly authorized and validly approved by the governing bodies of Vireo and Buyer. No other corporate or other entity proceedings on the part of Vireo or Buyer (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which either is a party, the performance by Vireo or Buyer of their obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been, and the Ancillary Agreements to which either is a party, when executed, will be, duly executed and delivered by Vireo and Buyer, as applicable, and, assuming due authorization, execution and delivery by the applicable member of the Seller Group and the Seller Designee constitute a valid and binding obligation of Vireo and Buyer, as applicable, enforceable against them in accordance with its terms, except as such enforceability may be limited by the effect of any Bankruptcy and Equity Exception.

(b)            None of the execution and delivery of this Agreement or the Ancillary Agreements by Vireo or Buyer to which either is a party, nor the consummation of the Transactions, nor the compliance with the terms of hereof or thereof will (i) result in a violation or breach of or conflict with the organizational documents of Vireo or Buyer, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, accelerate the performance required by Vireo or Buyer, or result in a right of termination or acceleration under, in each case, any Contract to which Vireo or Buyer is a party or by which Vireo or Buyer is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of Vireo or Buyer or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets owned, leased, licensed or operated by Vireo or Buyer, or (iii) subject to the Exchange Non-Objection, and assuming the Seller Designee qualifies for a valid exemption under applicable Securities Laws with respect to receipt of any Vireo Shares and the Warrant Consideration, violate any Laws or Governmental Orders applicable to Vireo or Buyer or any of their respective properties or assets, other than any such event described in clause (ii) or (iii) which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Vireo Material Adverse Effect.

(c)            Except for filings, Permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, Canadian Securities Laws, the Exchange Act, state securities or blue sky laws, no filing with or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by Vireo or Buyer of this Agreement, as applicable, and the Ancillary Agreements to which Vireo or Buyer, as applicable, is a party, or the consummation by Vireo or Buyer, as applicable, of the Transactions, except where the failure to obtain such Permits, authorizations, consents or approvals or to make such filings or give such notices would not, and would not reasonably be expected to, individually or in the aggregate, (i) be material to the Vireo and its Subsidiaries, taken as a whole or (ii) prevent, materially delay or materially impair the ability of Vireo or Buyer, as applicable, to perform their obligations under this Agreement or the Ancillary Agreements.

Section 4.03        Brokers. No agent, broker, Person or firm acting on behalf of Vireo or any of its Subsidiaries or under Vireo’s or any of its Subsidiaries’ authority is or will be entitled to any commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of this Agreement, the Ancillary Agreements or the Transactions and for which Scotts or Seller will be liable.

Section 4.04        Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against (a) Vireo or Buyer or any of their respective properties or assets, (b) any director, officer or employee of Vireo or Buyer, or (c) Vireo or Buyer that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, in each case of the case of clauses (a), (b) and (c), which would be material to Vireo and its Subsidiaries, taken as a whole. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against Vireo or Buyer that would affect Vireo or Buyer or any of their properties or assets, which would be material to Vireo and its Subsidiaries, taken as a whole.

Section 4.05        Capitalization.

(a)            As of the close of business on April 3, 2026, the issued and outstanding share capital of Vireo consists of (i) 1,238,322,103 Vireo Subordinate Voting Shares and (ii) 232,490 Vireo Multiple Voting Shares which are convertible into 23,249,000 Vireo Subordinate Voting Shares. In addition, as of the close of business on April 3, 2026, an aggregate of 94,195,109 Vireo Subordinate Voting Shares are issuable upon the exercise of outstanding equity award options and restricted stock units and 15,503,937 Vireo Subordinate Voting Shares are issuable upon the exercise of outstanding warrants to purchase Vireo Subordinate Voting Shares.

(b)            The Vireo Shares issuable to the Seller Designee pursuant to this Agreement will, when issued, in accordance with this Agreement and the applicable Ancillary Agreements and certificates (i) be duly authorized, validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights created by statute, the notice of articles, articles or other organizational documents of Vireo, or any agreement to which Vireo is a party; (iii) other than pursuant to the Lock-Up Letter and transfer restrictions under securities Laws, be free of any Encumbrances created by Vireo in respect thereof; (iv) be issued in compliance with applicable Laws, including applicable Canadian Securities Laws and United States Securities Laws; and (v) be listed and posted for trading on the Exchange.

Section 4.06        SEC Documents; Financial Statements; Books and Records.

(a)            Since January 1, 2024, Vireo has filed or furnished, as applicable, all Vireo SEC Documents required to be filed or furnished by Vireo with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date hereof, the Vireo SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Vireo SEC Documents. As of the date hereof, except for any reports filed by Vireo with the SEC and reports on Form 8-K required to be filed with respect to this Agreement and the Ancillary Agreements and the Transactions, no event has occurred with respect to Vireo which Vireo is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Vireo by the filing of a current report on Form 8-K prior to the date hereof.

(b)            Complete copies of Vireo’s unaudited financial statements consisting of the balance sheet of Vireo as of December 31, 2025 and the related statements of income and retained earnings for the twelve-month period then ended (the “Vireo Financial Statements”) have been made available via public filing with the SEC on sec.gov. The Vireo Financial Statements fairly present, in all material respects, the financial position of Vireo as of the date thereof and the results of the operations of Vireo for the periods indicated thereby, subject to normal and recurring year-end adjustments and the absence of notes.

(c)            Other than any matters that do not remain the subject of any open or outstanding inquiry, Vireo has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2024, Vireo’s independent public accounting firm has not informed Vireo that it has any material questions, challenges, disagreements, or practices which are unresolved as of the date hereof.

(d)            Vireo has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed in Vireo’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Vireo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Vireo required under the Exchange Act with respect to such reports.

Section 4.07        No Vireo Material Adverse Effect. Since October 1, 2025, there has not been or occurred any fact, circumstance, effect, occurrence, event, development, change or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Vireo Material Adverse Effect.

Section 4.08        Compliance with Laws; Permits. Except for applicable Laws and non-compliance as would not constitute and would not reasonably be expected to constitute a Vireo Material Adverse Effect (and excluding Federal Cannabis Laws), (a) Vireo is in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof; and (b) no notice, charge, claim, action or assertion has been received by Vireo or, to Vireo’s Knowledge, filed, commenced or threatened in writing against Vireo alleging any such non-compliance, in each case, that remains unresolved. All Permits required under such Laws with respect to Vireo or its businesses, properties or assets have been obtained and are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute and would not reasonably be expected to constitute a Vireo Material Adverse Effect. All Permits used or held for use in or otherwise related to or necessary for the conduct of Vireo’s business as currently conducted have been legally obtained and maintained and are in full force and effect, except as would not reasonably be expected to have a Vireo Material Adverse Effect.

Section 4.09        Securities Law Matters. Vireo is a “reporting issuer” or the equivalent thereof and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the provinces of British Columbia, Alberta and Ontario. Vireo files reports with the SEC pursuant to Section 12(g) of the Exchange Act. Since January 1, 2024, Vireo has filed all documents required to be filed by it with the Canadian Securities Regulators and the Exchange. To the Knowledge of Vireo, all documents filed by Vireo with the SEC since January 1, 2024 did not, as of the date filed (or if amended or superseded by a subsequent filing, as of the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No delisting, suspension of trading in or cease trading order with respect to any securities of Vireo and, to the Knowledge of Vireo, no inquiry or investigation (formal or informal) of Vireo or the public disclosure record of Vireo by any Securities Authority, including the SEC, is in effect or ongoing or, to the Knowledge of Vireo, is threatened or expected to be implemented or undertaken. No enforcement action or proceeding has been taken or, to the Knowledge of Vireo, threatened by any Securities Authority against Vireo or any of its directors or officers. Vireo has not taken any action to cease to be a reporting issuer in any such province or to deregister the Vireo Shares under the Exchange Act, nor has Vireo received written notification from any Canadian Securities Regulators seeking to revoke the reporting issuer status of Vireo or from the SEC seeking to deregister the Vireo Shares under the Exchange Act. The Vireo Shares are listed and posted for trading on the Exchange. Vireo is in compliance with applicable requirements of the Exchange, except where noncompliance would not result in a Vireo Material Adverse Effect.

Section 4.10        Related Party Transactions. Neither Vireo, Buyer nor any of their Subsidiaries is a party to any transaction (including any loan or other credit accommodation) with any Affiliate, director or officer of Vireo, Buyer or any of their Subsidiaries (other than any transaction solely among Vireo and its Subsidiaries) that would be required to be disclosed publicly in accordance with applicable Law but that has not been so disclosed.

Section 4.11        Solvency. Each of Vireo and Buyer is Solvent. Assuming the accuracy of the representations and warranties set forth in Article III and after giving effect to this Agreement and the Ancillary Agreements and the Transactions, each of Vireo and Buyer will be Solvent immediately after the Closing.

Section 4.12        Anti-Corruption Laws. To the Knowledge of Buyer, except as would not, and would not reasonably be expected to be, individually or in the aggregate, material to Vireo and its Subsidiaries, taken as a whole, neither Vireo nor Buyer, nor any of their respective Subsidiaries or Representatives, in carrying out or representing their respective businesses anywhere in the world, have since January 1, 2020 violated the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act or the anti-corruption laws of any other jurisdiction where their businesses are carried on.

Section 4.13        Exclusivity of Representations; Non-Reliance.        EACH OF VIREO AND BUYER, ON BEHALF OF ITSELF AND ON BEHALF OF ITS AFFILIATES, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SCOTTS OR SELLER EXPRESSLY SET FORTH IN ARTICLE III, AS APPLICABLE, IN A CERTIFICATE DELIVERED BY AN OFFICER OR OFFICERS OF SCOTTS OR SELLER, AS APPLICABLE, PURSUANT TO THIS AGREEMENT, OR OF ANY MEMBER OF THE SELLER GROUP IN ANY ANCILLARY AGREEMENT, (A) NEITHER SCOTTS NOR SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING, AND NONE OF THEM HAS MADE, ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), RELATING TO SCOTTS, SELLER, ANY OF ITS AFFILIATES OR ITS OR THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE), BUDGETS, PROJECTIONS, FORECASTS OR PROSPECTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND NEITHER VIREO, BUYER NOR ANY OF THEIR RESPECTIVE AFFILIATES IS RELYING ON ANY REPRESENTATION OR WARRANTY OF SCOTTS, SELLER, OR ANY OF THEIR AFFILIATES EXCEPT FOR THOSE EXPRESSLY SET FORTH IN ARTICLE III, IN A CERTIFICATE DELIVERED BY AN OFFICER OR OFFICERS OF SCOTTS OR SELLER, AS APPLICABLE, PURSUANT TO THIS AGREEMENT, OR AS PROVIDED BY ANY MEMBER OF THE SELLER GROUP IN ANY ANCILLARY AGREEMENT AND (B) NO PERSON (OTHER THAN A MEMBER OF THE SELLER GROUP) HAS BEEN AUTHORIZED BY SCOTTS, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SCOTTS, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR BUSINESSES OR (OTHER THAN SELLER DESIGNEE) OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY HAS NOT BEEN AND SHALL NOT BE RELIED UPON BY VIREO OR BUYER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND, IN THE CASE OF THIS AGREEMENT, TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE IV, EACH OF SCOTTS AND SELLER ACKNOWLEDGES AND AGREES THAT, (A) IN CONNECTION WITH THE TRANSACTIONS, NONE OF VIREO, BUYER OR THEIR AFFILIATES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO SCOTTS, SELLER OR ANY OF THEIR AFFILIATES RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO SCOTTS OR SELLER, OR SCOTTS’ OR SELLER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, MADE AVAILABLE TO SCOTTS OR SELLER IN ANY FORMAT, INCLUDING ANY VIRTUAL DATA ROOM OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS AND (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND FORECASTS AND PLANS AND ACCORDINGLY IS NOT RELYING ON THEM, THAT EACH OF SCOTTS AND SELLER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT EACH OF SCOTTS AND SELLER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND FORECASTS SO FURNISHED TO IT.

Article V.
COVENANTS

Section 5.01        Resignations. At the Closing, except as otherwise agreed upon by the parties, Seller shall deliver to Vireo written resignations, effective as of the Closing, of the managers and directors of the Hawthorne Companies.

Section 5.02        Public Announcements. Neither Scotts nor Seller, on the one hand, or Vireo or Buyer on the other hand, nor any Subsidiary or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Ancillary Agreements or the Transactions, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules; provided that no consent of the other party will be required for any disclosure (i) contained in, or substantially similar to and not inconsistent in any substantive respect with, any initial press release agreed upon by the parties as of the date of this Agreement or previous statements publicly and jointly made by the parties, which may be filed by any party in connection with any filing with any Governmental Authority or Securities Authority or (ii) made in connection with customary investor calls, investor meetings, investor presentations or other investor relations meetings, so long as such disclosures are not inconsistent in any substantive respect with the initial press release agreed upon by the parties as of the date of this Agreement or previous statements publicly and jointly made by the parties.

Section 5.03        Release.

(a)            Effective as of the Closing, each of Scotts and Seller, for itself and its Affiliates and its past, present or future successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, debts, guarantees, assurances, commitments, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Seller Releasors has, might have or might assert now or in the future, against any Hawthorne Company, and each of their respective past, present or future successors, assigns, officers, directors, managers, partners, agents, Representatives, employees, or contractors, or any of their respective heirs, assigns or executors (in each case in their capacity as such) (each, a “Hawthorne Releasee”), including to the extent arising out of, related to or resulting from the ownership or operation of the Hawthorne Companies or the Hawthorne Business, as applicable, or the existence of any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, asserted or unasserted, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, and whether arising under any Contract, in law, equity or otherwise, related to the ownership or operation of the Hawthorne Companies or the Hawthorne Business, as applicable, and, in each case, which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 5.03(a) shall release, waive, discharge, relinquish or otherwise affect the obligations of any Hawthorne Company under this Agreement or the Ancillary Agreements. Seller shall, and shall cause the Seller Releasors and their respective Representatives, owners, successors, assigns, and any other Person that may claim by, through, or under Scotts, Seller, or a Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action, of any kind against a Hawthorne Releasee based upon any matter released pursuant to this Section 5.03(a). Each of Scotts and Seller hereby acknowledges, for itself and on behalf of the other Seller Releasors, and their respective Representatives, owners, successors, assigns, and any other Person that may claim by, through, or under Scotts, Seller, or any Seller Releasor, that the legal requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE RELEASED PARTY.” Each of Scotts and Seller hereby acknowledges, for itself and on behalf of the other Seller Releasors, and their respective Representatives, owners, successors, assigns, and any other Person that may claim by, through, or under Scotts, Seller, or any Seller Releasor, that such legal requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each of Scotts and Seller knowingly and irrevocably hereby acknowledges and agrees, for itself and on behalf of the other Seller Releasors, and their respective Representatives, owners, successors, assigns, and any other Person that may claim by, through, or under Scotts, Seller, or any Seller Releasor, that, from and after the Closing, each of Scotts and Seller, the other Seller Releasors, and their respective Representatives, owners, successors, assigns, and any other Person that may claim by, through, or under Scotts, Seller, or any Seller Releasor, shall be deemed to waive their rights under any such legal requirements.

(b)            Notwithstanding anything in this Agreement to the contrary, each of Scotts and Seller hereby acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Hawthorne Releasee whether by the enforcement of any assessment or by any legal or equitable Action, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Hawthorne Releasee for any obligation of Vireo or Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(c)            Notwithstanding anything in this Agreement to the contrary, Vireo hereby acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Scotts’ or Seller’s past, present or future officers, directors, managers, partners, agents, Representatives, employees, or contractors, or any of their respective heirs, assigns or under this Agreement or any documents or instrument delivered by Scotts or Seller in connection with this Agreement whether by the enforcement of any assessment or by any legal or equitable Action, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of Scotts or Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.04        Further Assurances. From and after the Closing, each party hereto shall, and shall cause its Affiliates, as applicable, to provide all cooperation reasonably requested by the other Party in order to effectuate the Transactions and to establish or perfect Buyer’s ownership of the Hawthorne Companies and the Hawthorne Companies’ rights in or to their respective assets and properties, including (in the case of Seller and its Affiliates) by cooperating with Vireo, Buyer, and their respective Affiliates with obtaining any UCC-3 termination statements, financing statement amendments, and other applicable termination instruments and release filings of all Encumbrances securing any Indebtedness, and by executing further consistent assignments, consents and transfers.

Section 5.05        R&W Policy. The parties acknowledge and agree that Vireo and Buyer have obtained a buy-side representation and warranty insurance policy and binder with respect to the representations and warranties contained in Article III of this Agreement or any Ancillary Agreement (the “R&W Policy”) and delivered to Seller (a) a true, correct, and complete copy of the R&W Policy and (b) evidence reasonably satisfactory to it that the R&W Policy has been obtained and such policy has been bound. In furtherance of the foregoing, without the prior written consent of Seller, Vireo and Buyer shall not amend, waive or otherwise modify the provisions of the R&W Policy, including the subrogation provisions therein, in any manner that would reduce the availability of coverage under the R&W Policy, other than the reduction of limits due to claims paid thereunder, or otherwise be adverse to Seller or any of their respective successors or assigns or any present or former Affiliates (excluding the Hawthorne Companies), directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons. The parties agree that (i) Vireo and Buyer shall bear (A) all Taxes, deductibles and other costs associated with exercising their rights under the R&W Policy and (B) all R&W Expenses except those set forth in clause (ii), and (ii) Scotts and Seller shall pay the premium and certain other amounts of the R&W Policy, which the parties acknowledge and agree shall be in an amount equal to the amount set forth on Schedule 5.05.

Section 5.06        Confidentiality Agreement. Each of Vireo and Buyer, on the one hand, and Scotts and Seller, on the other hand, acknowledges that information provided to it by the other parties and their respective Affiliates, agents and Representatives relating to the Transactions is subject to the terms of the mutual confidentiality agreement between Hawthorne Gardening and Vireo Health, Inc. (as amended hereby, the “Confidentiality Agreement”). Effective only upon the Closing, Vireo’s (and its Affiliates’) obligations under the Confidentiality Agreement will terminate with respect to Confidential Information (as defined in the Confidentiality Agreement) provided by or on behalf of the Seller Group and Representatives that solely relates to the Hawthorne Business or the Hawthorne Companies, and all other obligations thereunder shall remain in full force and effect in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement is hereby amended, as of the date hereof, (i) to replace Hawthorne Gardening as a party thereto with Scotts and (ii) to allow, without the consent of or notice to Scotts or its Affiliates, Vireo, Buyer and their Affiliates to use and disclose the Confidential Information to the extent such Confidential Information specifically relates to the Hawthorne Business or the Hawthorne Companies. From and after the Closing, unless Vireo has otherwise consented in writing, each of Scotts and Seller agrees to, and shall cause their respective Affiliates and Representatives to, retain in confidence, and not use, any and all confidential or proprietary information relating to the Hawthorne Business or the Hawthorne Companies (collectively, “Confidential Business Information”), and not directly or indirectly disclose such Confidential Business Information to any other Person; provided that (A) Confidential Business Information shall not include any information which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.06, (B) the foregoing will not prohibit Scotts or its Affiliates from disclosing Confidential Business Information which is, upon the advice of counsel, required by applicable Law or Governmental Order to be disclosed (provided, that in such case, Scotts will, to the extent not legally prohibited, provide Vireo with prompt written notice of such request so that Vireo may seek an appropriate protective order or waive compliance with this Section 5.06 (ii)), (C) the foregoing shall not prohibit Scotts or its Affiliates from using such Confidential Business Information to the extent necessary to comply with the terms of, or perform under, this Agreement or any Ancillary Agreement and (D) the provisions of this Section 5.06 will not prohibit any retention of copies of records or any disclosure required by Law in connection with the preparation and filing of financial statements required to be filed with a Governmental Authority or Securities Authority or Tax Returns of Scotts or its Subsidiaries or in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the Transactions; provided, further, that any such retained copies shall remain subject to the confidentiality and use restrictions contained in this Section 5.06.

Section 5.07        Insurance.

(a)            From and after the Closing Date, the Hawthorne Companies shall cease to be insured by the Seller Group’s current and historical insurance policies, including any self-insurance, fronted insurance or captive insurance policy or program (except for any policy held by the Hawthorne Companies), and, subject to Section 5.07(b), neither Vireo nor any of its Subsidiaries (including Buyer and the Hawthorne Companies) shall have any access, right, title or interest to or in any such insurance policies (including the right to make claims or receive proceeds thereunder) to cover the Hawthorne Companies or any Liability arising from the Hawthorne Business at any time, whether before, at or after the Closing. Subject to Section 5.07(b), the Seller Group may, to be effective at the Closing, amend any insurance policies in any manner they deem appropriate to give effect to this Section 5.07.

(b)            With respect to (i) occurrences relating to the Hawthorne Business or the Hawthorne Companies actually occurring prior to the Closing that are covered by occurrence-based insurance policies of Scotts or its Affiliates (other than any self-insurance, fronted insurance or captive insurance policy or program), and (ii) claims relating to the Hawthorne Business or the Hawthorne Companies reported (or to the extent that applicable circumstances were reported) prior to Closing and that are covered by claims-made insurance policies of the Seller Group (other than any self-insurance, fronted insurance or captive insurance policy or program), Vireo and its Affiliates may, after the Closing, make claims under such policies, and Scotts shall, and shall cause its Affiliates to, reasonably cooperate with Vireo to facilitate any such claims; provided that (i) Seller is not making any representation or warranty as to the availability of any coverage under any such policies; (ii) Vireo shall bear the applicable remaining amount of any deductibles or retentions or other out-of-pocket costs and expenses incurred in connection therewith associated with any such claims (excluding any increase in insurance premiums relating to any such claim); (iii) except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, Vireo shall be liable for all uninsured or uncollectible amounts of any such claims; (iv) the Seller Group shall remit to Vireo any net insurance proceeds actually received by the Seller Group from the applicable insurer; (v) Seller and its Affiliates shall not be liable to Vireo or any of its Affiliates for any such claims, or portions thereof, not covered under any such policies for any reason except to the extent resulting from Scotts’ or any of its Affiliates’ non-compliance herewith or as otherwise expressly set forth in this Agreement or any Ancillary Agreement; and (vi) nothing contained in this Agreement shall require Scotts or any of its Affiliates to initiate, threaten to initiate or participate in any litigation or arbitration against any insurer.

Section 5.08        Restrictive Covenants.

(a)            Each of Scotts and Seller, on its own behalf and on behalf of their respective controlled Affiliates and Representatives, acknowledges that (i) such Person is selling to Buyer all of its direct and indirect interests in the Hawthorne Companies (including the Hawthorne Companies’ goodwill) in connection with the Transactions, (ii) such Person is intimately familiar with information with respect to the Hawthorne Business, (iii) the covenants and agreements set forth in this Section 5.08 (and Section 5.06) are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Hawthorne Business, the Hawthorne Companies’ information, and the substantial investment in the Hawthorne Companies made by Vireo and Buyer hereunder, (iv) the covenants and agreements set forth in this Section 5.08 (and Section 5.06) were a material inducement to Vireo and Buyer to enter into this Agreement and to perform its obligations hereunder and (v) the covenants and agreements set forth in this Section 5.08 (and Section 5.06) are being made by such Person in connection with the sale by such Person, directly or indirectly, of the Hawthorne Equity Interests pursuant to this Agreement. Therefore, each of Scotts and Seller, on behalf of itself and its controlled Affiliates and Representatives, agrees that:

(i)            from and after the Closing until the end of the second (2nd) anniversary of the Closing Date, such Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly (including through any other Person) (A) induce or attempt to induce any Person who was an employee, service provider or independent contractor of any of the Hawthorne Companies as of the Closing Date (a “Covered Person”) to leave the employ of, or cease providing services to, any of the Hawthorne Companies or (B) hire or engage any Covered Person; provided that this Section 5.08(a)(i) shall not prohibit (1) solicitations (but not hiring or engaging) through general advertising or other general solicitations (including through a recruitment agency) not targeted at such Covered Persons or (2) offering, hiring, engagement or entry into an employment, consulting or similar contract or arrangement with Covered Persons whose employment (or contractor whose status as such) has (I) been terminated by Vireo, Buyer or any of their Subsidiaries prior to the commencement of any employment or consulting or similar discussions with such Covered Person by or on behalf of the Seller Group or its Representatives or (II) otherwise terminated his or her employment or contract or engagement at least six (6) months prior to the commencement of any employment or consulting or similar discussions with such Covered Person by or on behalf of the Seller Group or its Representatives.

(b)            during the period from and after the Closing until the end of the third (3rd) anniversary of the Closing Date, each of Scotts and Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly (including through any other Person) (A) own any interest in, manage, control, operate, participate in (whether as an officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for or in any other manner engage in any Restricted Business anywhere in the world; provided that nothing herein shall prohibit such Person from (1) owning, operating or continuing to engage in any business or any line of business that Scotts or its Affiliates (other than the Hawthorne Companies) engage in as of the Closing, including any reasonably foreseeable or natural extensions thereof, so long as such extensions do not engage in any Restricted Business, (2) holding not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded; provided that such holding is held for passive investment purposes only and such Person does not exercise control of (or otherwise manage, operate, participate, or engage in the business of such corporation), (3) investing in any fund in which such Person or any of its Affiliates exercise no discretion or participation with respect to the investment strategy, investment selection or investment decisions of such fund, (4) acquiring, merging with or entering into a joint venture or other business combination or transaction with (in a single transaction or series of related transactions) any entity that is, or has a subsidiary, division, group, franchise or segment that is, engaged in Restricted Business and, following such acquisition, actively engaging in any such Restricted Business, so long as in the most recent fiscal year ended prior to the date of such acquisition, the revenues or net income derived from the Restricted Business accounted for not more than ten percent (10%) of the total consolidated annual revenues or net income of such entity, or (5) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements, (B) induce or attempt to induce any customer or vendor of any of the Hawthorne Companies, as of the Closing Date, to cease doing business with any member of the Hawthorne Companies.

(c)            Whenever possible, the covenants contained in this Section 5.08 (the “Restrictive Covenants”) shall be interpreted in such a manner as to be effective and valid under applicable Law. In the case that any one or more of the provisions contained in this Section 5.08, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect the enforceability of any other provision in such jurisdiction or the enforcement of the entirety of the Restrictive Covenants in any other jurisdiction, but the Restrictive Covenants will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if, at the time of enforcement of the covenants contained in this Section 5.08, a court shall hold that the Restrictive Covenants are unreasonable or overbroad in duration, scope, area restrictions or otherwise under applicable Law, the parties specifically agree and authorize such court to revise the restrictions contained herein to cover the maximum duration, scope, area or other restrictions permitted by applicable Law and not to void any provisions which are enforceable as set forth in this Agreement or may be made enforceable by virtue of such revisions.

(d)            The Restrictive Covenants and other obligations contained in this Section 5.08 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or other similar covenants in any other current or future agreement to which Scotts or its Affiliates is a party unless express written reference is made to the specific provisions hereof which are intended to be superseded.

Section 5.09        Access to Information.

(a)            Promptly following the Closing, each of Scotts and Seller shall, and shall cause its Affiliates to use reasonable best efforts to, deliver to the Hawthorne Companies possession of all business records, financial books and records, files, supplier lists, customer lists, and other similar files, books and records in the possession of Scotts or its Subsidiaries (and use commercially reasonable efforts to cause any Person on behalf of Scotts or its Subsidiaries to deliver such books and records to the Hawthorne Companies), in each case to the extent (and only to the extent) such books and records are related to the Hawthorne Companies, the Hawthorne Business or their respective assets or liabilities, and only to the extent that the Hawthorne Companies are not already in possession of the original or (if there is no existing original or original is not a meaningful distinction for such books and records) a copy thereof (collectively, “Books and Records”). Vireo agrees to use reasonable best efforts to hold all material books and records existing on the Closing Date that are transferred to Vireo or Buyer (whether directly or indirectly through the possession thereof by the Hawthorne Companies) and not to destroy or dispose of any portion thereof to the extent that it relates to any business line of Seller and its Affiliates other than the Hawthorne Business as of the Closing for a period of two (2) years from the Closing Date without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, Scotts and Seller shall, at Scotts’ and Seller’s sole cost and expense, be entitled to receive copies of any Books and Records in the possession of the Hawthorne Companies which Seller (or its Affiliates) may reasonably request for reasonable purposes related to Scotts’, Seller’s or their respective Affiliates’ tax, accounting or financial reporting purposes related to matters on or prior to the Closing Date.

(b)            Without limiting Section 5.09(a) in any respect, Vireo agrees (on behalf of itself and its Subsidiaries) that, following the Closing until November 29, 2026 and in any event solely with respect to (x) any statutory audit with respect to the fiscal year ending on September 30, 2026 for any portion of fiscal year 2026, (y) the preparation and audit of Scotts’ financial statements for the fiscal years ended September 30, 2025 and September 30, 2026 and any fiscal year ending prior to the fiscal year ended September 30, 2025, or amendments thereto and (z) the audit of Scotts’ internal controls over financial reporting and management’s assessment thereof and management’s assessment of Scotts’ disclosure controls and procedures in respect of the year ended September 30, 2025 and ending September 30, 2026 and any fiscal year ending prior to the fiscal year ended September 30, 2025; provided that until November 29, 2026, reasonable access of the type described in this Section 5.09(b) shall be afforded by Vireo (at Scotts’ sole cost and expense) to the Seller Group, as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law, that Vireo shall provide or provide reasonable access during normal business hours to the Seller Group, in each case, at Scotts’ sole cost and expense, to Books and Records reasonably required and reasonably requested by Scotts with respect to Scotts’ preparation, printing, filing, and public dissemination of Scotts’ annual financial statements for the fiscal year ending September 30, 2025 and September 30, 2026 and any fiscal year ending prior to the fiscal year ended September 30, 2025, and management’s assessment of the effectiveness of Scotts’ disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K of the Securities Act.

Section 5.10        Post-Closing Adjustments. If, following the Closing, any right, property or asset not forming part of the Hawthorne Business is found to have been transferred to, or retained by, the Hawthorne Companies in error, Buyer shall, or shall cause the Hawthorne Companies (as applicable) to, transfer, at no cost to the Seller Group, such right, property or asset as soon as reasonably practicable to the Affiliate of Scotts indicated by Scotts. If, following the Closing, any right, property or asset forming part of the Hawthorne Business is found to have been retained by Scotts or its Affiliates in error, either directly or indirectly, Scotts or Seller shall transfer, or shall cause its Affiliate to transfer, at no cost to Vireo, Buyer, the Hawthorne Companies or their respective Affiliates, such right, property or asset as soon as reasonably practicable to the Hawthorne Companies. In the event that, on or after the Closing Date, (i) Scotts or its Affiliates shall receive any payments or other funds in connection with or arising out the Hawthorne Business (excluding any funds paid to Scotts or its Affiliates pursuant to an Ancillary Agreement, or that have been allocated to Scotts or its Affiliates pursuant to this Agreement or any Ancillary Agreement), then Scotts shall, or shall cause its respective Affiliate receiving such funds to, receive such funds in trust for the Hawthorne Companies and promptly forward such funds to the Hawthorne Companies, without offset for any liability, and (ii) the Hawthorne Companies shall receive any payments or other funds in respect of Scotts, Seller, or their respective Affiliates in connection with or arising out of the businesses of Scotts or its Affiliates (other than the Hawthorne Business), but excluding any amounts included in the Minimum Cash Amount or included in Closing Working Capital, Buyer shall, or shall cause the applicable Hawthorne Companies receiving such funds to, receive such funds in trust for Scotts, Seller, or their respective Affiliates and promptly forward such funds to Scotts, Seller, or their respective Affiliates, without offset for any liability.

Section 5.11        Scotts Guarantee. Scotts hereby guarantees to each of Vireo and Buyer that Scotts will duly and punctually pay, perform or discharge, or cause to be paid, performed or discharged, all obligations and agreements required to be observed and performed or paid or reimbursed by the Seller Group under or relating to this Agreement or any Ancillary Agreement, plus all reasonable out-of-pocket costs, expenses and fees (including the reasonable fees and expenses of Vireo’s and Buyer’s counsel) in Vireo’s or Buyer’s enforcement of this guarantee (collectively, the “Obligations”) in the event any member of the Seller Group shall breach or otherwise fail to pay, perform or discharge such Obligations; provided that nothing herein shall adversely affect Scotts’ rights to assert any defense available to the applicable member of the Seller Group, as applicable, under this Agreement or any Ancillary Agreement. Scotts’ obligations under this Section 5.11 shall include all Obligations, as well as directly taking actions (such as making filings on behalf of the Seller Group and causing action by Affiliates of Scotts), and such obligations are not limited to using efforts to cause applicable members of the Seller Group to take actions that each such Person has the capacity and authority to effect.

Section 5.12        Litigation Support. In the event that and for so long as a party or any of its Affiliates is prosecuting, contesting or defending any Action or is involved in an investigation by a third party (other than any Action relating to Taxes or Tax Returns) in connection with (a) the Transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Hawthorne Business or the Hawthorne Companies, each party shall, and shall cause its Affiliates (and its and their Representatives) to, reasonably cooperate with the other party and its counsel, at the other party’s sole cost and expense, in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its Books and Records and documents as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that the parties acknowledge and agree that this Section 5.12 shall not apply with respect to any Action with respect to which Scotts or its Affiliates are adverse to Vireo, Buyer or their respective Affiliates.

Section 5.13        IP Support. For a period of up to one (1) year after the Closing Date, (i) each of Scotts and Seller shall provide to Vireo, Buyer, and the Hawthorne Companies the necessary information, and deliver such assignments, transfers, consents, and other documents and instruments, reasonably necessary to permit Vireo, Buyer, and the Hawthorne Companies at their respective expense to perfect the Hawthorne Companies’ ownership of the registrations of the Patents and Trademarks included in the Hawthorne IP, including, where the deficiency in the chain of title is attributable to an action or omissions of Scotts or Seller, those reasonable necessary to permit Vireo, Buyer and the Hawthrone Companies to clean up any chain of title of any Hawthorne IP, and (ii) each of Scotts and Seller will cooperate with Vireo and Buyer, at their respective expense, in filing appropriate documents to cancel all “registered user” filings worldwide that are in favor of Scotts or its Affiliates with respect to such Patents and Trademarks included in the Hawthorne IP.

Section 5.14        Termination of Overhead and Shared Services. Each of Vireo and Buyer acknowledges and agrees that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, effective as of the Closing, all Overhead and Shared Services provided to the Hawthorne Companies shall cease and Scotts, Seller and any of their respective Affiliates shall not have any further obligation to provide any such Overhead and Shared Services to any Hawthorne Company, and neither Scotts, Seller or any of their respective Affiliates, on the one hand, or the Hawthorne Companies, on the other hand, shall have any further Liabilities from and after the Closing in connection with, such Overhead and Shared Services. Effective as of the Closing, the Hawthorne Companies will be released and will have no further Liabilities under any Contract with respect to such Overhead and Shared Services.

Section 5.15        Post-Closing Employee Matters.

(a)            For a period of twelve (12) months following the Closing, Vireo shall and shall cause its Subsidiaries to provide to each Hawthorne Employee who is as of immediately following the Closing employed by the Hawthorne Companies and who remains in the employ of Vireo or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing (in each case to the extent such information was disclosed to Buyer for such Continuing Employee prior to Closing under Section 3.13(a)), (ii) target cash incentive compensation opportunities that are no less favorable than the target cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing (in each case to the extent such information was disclosed to Buyer for such Continuing Employee prior to Closing under Section 3.13(a)), and (iii) employee health, welfare and retirement benefits that are provided to similarly situated Vireo employees.

(b)            For the period following the Closing and through December 31, 2026, Vireo shall and shall cause its Subsidiaries to provide to each Continuing Employee severance payments upon a termination of employment that are no less favorable than the severance payments provided to such Continuing Employee immediately prior to Closing (in each case to the extent such information was disclosed to Buyer for such Continuing Employee prior to Closing under Section 3.13(a)). Beginning January 1, 2027, Vireo may determine severance payments with respect to Continuing Employees in its sole discretion.

(c)            On or immediately prior to the Closing, Seller or one of its Affiliates shall pay or cause to be paid to each Continuing Employee any paid time off benefits with respect to such Continuing Employee that are accrued but unused as of the Closing. From and after the Closing, during the calendar year in which the Closing occurs, Vireo and Buyer shall cooperate in good faith with all Continuing Employees to allow such Continuing Employees time off with respect to vacation time or other paid time off attributable to the amount paid by Scotts or one of its Affiliates to such Continuing Employees pursuant to this Section 5.15(c) that was purchased or reserved by such Continuing Employees; provided that such time off may be on an unpaid basis.

(d)            In each case, solely to the extent that Seller shall have disclosed such information to Buyer for such Continuing Employee prior to Closing under Section 3.13, Vireo shall, or shall cause its Subsidiaries to: (A) treat the service of the Continuing Employees with the Seller and its Subsidiaries attributable to any period before the Closing as service rendered to Vireo and its Subsidiaries for purposes of eligibility to participate, but not for purposes of vesting and benefit accruals (except for vacation, but only to the extent such service credit will not result in the duplication of benefits) and (B) use commercially reasonable efforts to cause all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under the terms of the employee benefit arrangements of Vireo and its Subsidiaries, to be waived with respect to the Continuing Employees and their eligible dependent.

(e)            Without limiting the generality of this Section 5.15, the parties hereto acknowledge and agree that all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Seller Benefit Plan, benefit plan or arrangement maintained by Vireo or any of its Subsidiaries or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Vireo or any of its Subsidiaries.

(f)            The parties acknowledge and agree to the covenants set forth in Schedule 5.15(f).

Section 5.16        Mail and Other Communications.

(a)            From and after the Closing Date, Vireo and Buyer or their Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to Scotts and their its Affiliates. Accordingly, at all times from and after the Closing Date, Scotts on behalf of itself and its Affiliates authorizes Vireo and Buyer and their respective Subsidiaries (including the Hawthorne Companies) to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.16(a), open all mail, packages and other communications received by it, and (i) to retain the same to the extent that they solely relate to the Hawthorne Companies (or copies thereof, if they relate to the Hawthorne Companies and any business line of Scotts or its Affiliates) or (ii) to the extent that they do not relate to the Hawthorne Companies (or relate to the Hawthorne Companies and any business line of Scotts or its Affiliates), Vireo and Buyer or their Subsidiaries shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Scotts or its Affiliates, as applicable. The provisions of this Section 5.16(a) are not intended to, and shall not be deemed to, constitute an authorization by either Scotts (or any of its Affiliates) to permit Vireo (or its Subsidiaries) to accept service of process on its behalf, nor shall Vireo (or its Subsidiaries) be deemed to be the agent of Scotts (or its Affiliates) for service of process purposes.

(b)            From and after the Closing Date, Scotts or its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Vireo and its Subsidiaries. Accordingly, at all times from and after the Closing Date, Vireo on behalf of itself and its Subsidiaries authorizes the Seller Group to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.16(b), open all mail, packages and other communications received by it, and (i) to retain the same to the extent that they solely relate to any business line of the Seller Group (or copies thereof, if they relate to the Hawthorne Companies and any business line of Scotts or its Affiliates) or (ii) to the extent that they do not relate to any business line of the Seller Group (or relate to the Hawthorne Companies and any business line of Scotts or its Affiliates), Seller and its Subsidiaries shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Vireo or its Subsidiaries, as applicable. The provisions of this Section 5.16(b) are not intended to, and shall not be deemed to, constitute an authorization by either Vireo (or any of its Subsidiaries) to permit Scotts (or its Affiliates) to accept service of process on its behalf, nor shall Scotts (or its Affiliates) be deemed to be the agent of Vireo (or its Subsidiaries, including Buyer and the Hawthorne Companies) for service of process purposes.

Section 5.17        Audited Carve Out Financial Statements.

(a)            Historical Financial Statements and Other Information. Scotts shall, and shall cause the Seller Group to, deliver to Vireo, no later than forty-five days (45) following the date hereof, a copy of (i) the audited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Hawthorne Business and associated footnotes as of and for the year ended September 30, 2025 prepared in accordance with GAAP and SEC Regulation S-X, together with an audit report containing an unqualified opinion on such financial statements from the independent auditors for the Hawthorne Business (the “Audited Carve Out Financial Statements”) (it being understood, however, that the Hawthorne Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Carve out Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Hawthorne Business had operated as a standalone business during the period covered by the Audited Carve Out Financial Statements); and (ii) the unaudited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Hawthorne Business and associated footnotes (to the extent required) as of and for the three (3)-month period ended December 27, 2025 prepared in accordance with GAAP and SEC Regulation S-X, together with comparable financial statements for the corresponding quarterly period of the prior fiscal year.

(b)            Auditor Cooperation; Consents; Comfort Letters. Scotts shall, and shall cause the other members of the Seller Group to, use reasonable best efforts to cause Scotts’ independent registered public accounting firm (or other independent auditors, as applicable) to:

(i)            reasonably cooperate with Vireo and its Representatives in connection with any audit, review or procedures that may be required for Vireo to prepare and file with the SEC the Audited Carve Out Financial Statements and any pro forma financial information required by Regulation S-X in connection with the transactions contemplated by this Agreement; and

(ii)            furnish any consents, comfort letters and other auditor deliverables customarily provided in connection with the inclusion or incorporation by reference of their reports on the Audited Carve Out Financial Statements in any registration statement, proxy statement, information statement, prospectus or other SEC filing of Vireo or its Affiliates in connection with the transactions contemplated hereby.

Section 5.18        Inventory. The parties agree to the covenant set forth on Schedule 5.18.

Article VI.
TAX MATTERS

Section 6.01        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be borne and paid by Seller when due. Seller shall prepare and timely file any Tax Returns in respect of any Taxes under this Section 6.01 and the parties shall reasonably cooperate with one another in connection with the preparation and filing of any such Tax Returns.

Section 6.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax indemnity, Tax sharing, Tax allocation, or similar agreements (whether written or not) of or involving one or more of the Hawthorne Companies shall be terminated as of the Closing. After such time, none of the Hawthorne Companies nor any of their Representatives shall have any further rights or liabilities thereunder.

Section 6.03        Tax Indemnification. Subject to Section 7.04(a) and Section 7.04(b)(v) and excluding all Excluded Taxes, Scotts and Seller and their respective Affiliates shall jointly and severally indemnify the Buyer Indemnitees and hold them harmless from and against (a) any and all Taxes of Scotts or Seller, including Seller’s share of any Taxes described in Section 6.01; (b) any and all Taxes of each Hawthorne Company for all Pre-Closing Tax Periods; (c) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Hawthorne Company (or any predecessor of such Hawthorne Company) is or was a member on or prior to the Closing Date (other than any such group the members of which include or included only Hawthorne Companies) by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of Hawthorne Canada Limited, Hawthorne Gardening II B.V. and Agrolux Canada Ltd. and any and all of any person imposed on any Hawthorne Company arising under the principles of transferee or successor liability or by contract (other than any contract entered in the Ordinary Course of Business and not primarily related to Taxes), in each case relating to an event or transaction occurring on or before the Closing Date; and (e) any and all Taxes arising from or relating to the Seller Pre-Closing Reorganization (collectively, “Seller Indemnified Taxes”). Vireo and Buyer shall jointly and severally indemnify Seller for any and all Taxes of each Hawthorne Company for all Post-Closing Tax Periods (“Buyer Indemnified Taxes,” and together with Seller Indemnified Taxes, “Indemnified Taxes”). Any amount payable by Seller in respect of Seller Indemnified Taxes shall be made by Scotts or Seller by wire transfer to Vireo or its designee of immediately available funds to the account or accounts designated by Vireo. Any amount payable by Vireo or Buyer in respect of Buyer Indemnified Taxes shall be made, at Vireo’s option, (i) by wire transfer to Seller or its designee of immediately available funds to the account or accounts designated by Seller, or (ii) in an aggregate number of Vireo Shares (rounded down to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of such amount payable, divided by (2) the twenty (20)-day volume weighted average price of the Vireo Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.

Section 6.04        Tax Returns.

(a)            Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Hawthorne Companies with respect to a Pre-Closing Tax Period that are first due after the Closing Date (a “Pre-Closing Tax Return”). Any such Tax Returns shall be prepared in a manner consistent with past practice of the Hawthorne Companies, unless otherwise required by applicable Law. Seller shall submit a draft of each Pre-Closing Tax Return to Buyer as soon as reasonably practicable, but at least five (5) Business Days prior to the date on which Seller intends to file such Tax Return for Buyer’s review. Seller shall consider any of Buyer’s comments in good faith. Buyer shall timely file, or caused to be timely filed, all Pre-Closing Tax Returns.

(b)            Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Hawthorne Companies with respect to a Straddle Period (a “Straddle Period Tax Return”). Any such Tax Returns shall be prepared in a manner consistent with past practice of the Hawthorne Companies unless otherwise required by applicable Law.

(c)            The parties agree to treat any Transaction Tax Deductions on any Pre-Closing Tax Return or Straddle Period Tax Return as deductible in the Pre-Closing Tax Period ending on the Closing Date to the extent that such amounts are deductible for applicable Tax purposes based on substantial authority. The preparation and filing of any Tax Return of the Hawthorne Companies that does not relate in whole or in part to a Pre-Closing Tax Period shall be exclusively within the control of Buyer and shall not be provided to Seller for review or comment. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be entitled to receive or view, or have any rights with respect to, any (i) Tax Return of (A) Vireo, Buyer or any of their respective Affiliates (other than a Tax Return of any of the Hawthorne Companies) or (B) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Vireo, Buyer or any of their respective Affiliates are a member or (ii) Tax-related work papers or other books and records of Vireo, Buyer or any of their respective Affiliates (other than of a Hawthorne Company).

Section 6.05        Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable period ended on the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Vireo, Buyer or any of their Affiliates (including, following the Closing, the Hawthorne Companies) after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06        Contests. Vireo shall give prompt written notice to Scotts (and in all events, within thirty (30) days of the receipt thereof) of the receipt of any written notice by Vireo or any of Vireo’s Affiliates, which involves the assertion of any claim, or the commencement of any Action relating to Seller Indemnified Taxes (a “Tax Claim”); provided that the failure to comply with such notice provision shall not affect Vireo’s right to indemnification hereunder. Vireo shall control the contest or resolution of any Tax Claim; provided that (i) Vireo shall provide Scotts copies of all material written correspondence related to such Tax Claim and otherwise keep Scotts reasonably apprised of all material developments with respect to any Tax Claim, (ii) Vireo shall obtain the prior written consent of Scotts (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) Scotts shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at Scotts’ sole cost and expense.

Section 6.07        Cooperation and Exchange of Information. Scotts, Seller and their respective Affiliates, and Vireo and Buyer, shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Hawthorne Companies. Except for any Seller Tax Records, each of Scotts, Seller and their respective Affiliates, Vireo and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Hawthorne Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Hawthorne Company for any taxable period beginning before the Closing Date (other than any Seller Tax Records), Scotts, Seller, their respective Affiliates or Vireo (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of its Affiliates be entitled to receive or view, or have any rights with respect to, any (i) Tax Return of (A) Scotts, Seller or any of their respective Affiliates (other than a Tax Return of the Hawthorne Companies) or (B) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Scotts, Seller or any of their respective Affiliates are a member prior to the Closing or (ii) Tax-related work papers or other books and records of Scotts, Seller or any of their respective Affiliates (other than of a Hawthorne Company) (together with clause (i), “Seller Tax Records”).

Section 6.08        Survival. The provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, however, any claim for indemnification for Indemnified Taxes pursuant to Section 6.03, or any claim for any breach of a covenant, undertaking, agreement or obligation contained in this Article VI, to the extent asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the applicable expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.09        Precedence. Notwithstanding anything to the contrary in this Agreement, Section 6.06 and Section 7.04 shall govern with respect to Tax Claims pursuant to this Article VI and, to the extent that any obligation or responsibility pursuant to Article VII may conflict with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.10        Refunds.

(a)            Seller shall be entitled to all refunds, credits or other offsets of Taxes of a Hawthorne Company that are attributable to a Pre-Closing Tax Period (net of any Taxes and any documented, reasonable out-of-pocket expenses of Vireo or its Affiliates (including the Hawthorne Companies) reasonably incurred to obtain such refund and net of any portion of such Tax refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a Post-Closing Tax Period) to the extent that such Taxes were taken into account for purposes of determining the Actual Closing Purchase Price or constitute Seller Indemnified Taxes (a “Pre-Closing Tax Refund”). For greater certainty, any Tax refund, credit or other offset of Taxes relating to Santa Rosa, California personal property taxes of Hydroponics for taxable years 2021 through 2025 (net of any Taxes and any documented, reasonable out-of-pocket expenses of Vireo or its Affiliates (including the Hawthorne Companies) reasonably incurred to obtain such refund, credit, or other offset) shall constitute a Pre-Closing Tax Refund for purposes of this Agreement.

(b)            In the event that Vireo, Buyer or any of its Affiliates (including the Hawthorne Companies) becomes entitled to a Pre-Closing Tax Refund, Vireo shall promptly, but in no event later than thirty (30) days following the receipt of such Pre-Closing Tax Refund, at Vireo’s option, (i) in cash or the filing of a Tax Return utilizing such Pre-Closing Tax Refund, pay the amount of such Pre-Closing Tax Refund by wire transfer to Seller or its designee of immediately available funds to the account or accounts designated by Seller, or (ii) in an aggregate number of Vireo Shares (rounded down to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of such Pre-Closing Tax Refund, divided by (2) the twenty (20)-day volume weighted average price of the Vireo Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.; provided, however, any amounts payable to Seller pursuant to this Section 6.10 received in cash by Vireo or its Affiliates shall in turn be paid in cash.

Section 6.11        Prohibited Actions. Without the prior written consent of Scotts (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Vireo and its Affiliates (including the Hawthorne Companies) shall not (i) amend any previously filed income Tax Return of a Hawthorne Company or waive or extend any statute of limitations period in respect of any income Tax or income Tax Return of the Hawthorne Companies for any Pre-Closing Tax Period, (ii) make or change any Tax election of a Hawthorne Company that would be effective in a Pre-Closing Tax Period, (iii) initiate discussions or examinations (including any voluntary disclosure proceedings) with any taxing authority regarding Taxes or Tax Returns of the Hawthorne Companies with respect to a taxable period ending on or before the Closing Date or (iv) change any Tax accounting method of any of the Hawthorne Companies with respect to a Pre-Closing Tax Period. Notwithstanding the foregoing, nothing in this Section 6.11 shall be construed to prevent Vireo and its Affiliates (including the Hawthorne Companies) from filing Tax Returns in any jurisdiction after Closing with respect to any taxable period ending after the Closing Date.

Section 6.12        Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the parties acknowledge and agree that the transactions pursuant to this Agreement will be treated as a taxable sale of the assets of The Hawthorne Gardening Company (and each of its Subsidiaries that is treated as a disregarded entity for U.S. federal income tax purposes) (the “Intended Tax Treatment”). Each of the parties shall file all Tax Returns and otherwise report consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law).

Article VII.
INDEMNIFICATION

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties in (a) Article IV of this Agreement (excluding the Buyer Fundamental Representations) shall not survive the Closing for any purpose; provided that the representations and warranties in Section 4.01, Section 4.02(a) and (b)(i), and Section 4.03 (collectively, the “Buyer Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and (b) Article III of this Agreement (excluding the Seller Fundamental Representations and the representations and warranties set forth in Section 3.10) shall survive the Closing until the one (1) year anniversary of the Closing; provided that the representations in Section 3.01, Section 3.02(a) and (b)(i), Section 3.03, Section 3.04 (collectively, the “Seller Fundamental Representations” and, together with the Buyer Fundamental Representations, the “Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, further, that the representations and warranties set forth in Section 3.10 shall not survive the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to the survival periods specified in Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. The indemnification obligations pursuant to Section 7.02(g) shall survive until the one (1) year anniversary of the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, or covenant and such claims shall survive until finally resolved.

Section 7.02        Indemnification By Scotts and Seller. From and after the Closing, subject to the other terms and conditions of this Article VII, Scotts and Seller, jointly and severally, shall indemnify and defend each of Vireo and its Affiliates (including the Hawthorne Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the Fundamental Representations of Scotts or Seller;

(b)            any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Scotts or Seller pursuant to this Agreement;

(c)            any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by Scotts or its Subsidiaries (including any Hawthorne Company) at or prior to the Closing, and to the extent not deducted in the determination of Closing Purchase Price;

(d)            the Seller Pre-Closing Reorganization;

(e)            any business, operations, assets or Liabilities of Scotts or its Affiliates whether prior to, at or after the Closing, other than the Hawthorne Companies or the Hawthorne Business;

(f)            the items set forth on Section 7.02(f) of the Seller Disclosure Letter;

(g)            any Action asserted by a third party or Governmental Authority to the extent arising out of conduct or matters actually occurring prior to the Closing against (i) the Hawthorne Companies or (ii) the Seller Group (with respect to the Hawthorne Business or the Hawthorne Companies or any of their respective properties or assets);

(h)            any inaccuracy in or breach of any of the representations and warranties set forth in Article III (other than the Fundamental Representations of Scotts or Seller and the representations and warranties set forth in Section 3.10); or

(i)            the items set forth on Section 7.02(i) of the Seller Disclosure Letter.

Section 7.03        Indemnification By Vireo and Buyer. From and after the Closing, subject to the other terms and conditions of this Article VII, Vireo and Buyer, jointly and severally, shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the Fundamental Representations of Vireo or Buyer contained in this Agreement;

(b)            any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Vireo or Buyer pursuant to this Agreement; or

(c)            except for any matters or Losses (1) for which a Buyer Indemnitee would be entitled to indemnification pursuant to Section 7.02, Article VI or under any Ancillary Agreement pursuant to the express terms hereof or thereof (or for which Scotts or any of its Affiliates is otherwise responsible by the express terms of this Agreement or any Ancillary Agreement) or (2) for which a Buyer Indemnitee would be entitled to coverage under the R&W Policy (without giving effect to any retention, cap or other limitation on recovery therein) (provided that this clause (2) shall not apply following the third (3rd) anniversary of the Closing Date), a Third Party Claim with respect to any business, operations, assets or Liabilities, after the Closing, of the Hawthorne Companies.

Section 7.04        Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 (and, with respect to Section 7.04(a) and 7.04(b)(iv), Section 6.03) shall be subject to the following limitations and additional provisions:

(a)            Notwithstanding anything to the contrary herein, except in the case of Fraud, (i) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which Scotts and Seller shall be liable pursuant to Section 7.02(a), or for which Vireo and Buyer shall be liable pursuant to Section 7.03(a), shall not exceed one hundred percent (100%) of the Actual Closing Purchase Price, and (ii) except in the case of indemnification pursuant to Section 7.02(e) or 7.03(c), in no event shall Vireo’s or Buyer’s (on the one hand) or Scotts’ or Seller’s (on the other hand) liability pursuant to this Article VII and Section 6.03 exceed the Actual Closing Purchase Price.

(b)            With respect to any indemnifiable Losses pursuant to (i) Section 7.02(a), (ii) Section 7.02(g), (iii) Section 7.02(h), and (iv) Section 6.03, the Buyer Indemnitees’ recovery shall be satisfied in the following order: (A) first, from the R&W Policy, to the extent that coverage is available thereunder in relation to the indemnifiable Loss (taking into account the policy limit under the R&W Policy), and (B) thereafter, from Scotts and Seller in accordance with the terms of Article VI and this Article VII.

(c)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(g) or Section 7.02(h), as the case may be, until the aggregate amount of all Losses actually incurred by the Indemnified Party after giving effect to Sections 7.04(f) – (h) in respect of indemnification under Section 7.02(g) or Section 7.02(h), as applicable, exceeds $5,000,000.00 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for the total amount of Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the matters set forth in Section 7.02(g) or Section 7.02(h) in excess of the Deductible; provided that with respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under Section 7.02(g) or Section 7.02(h), Scotts and Seller shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted towards the Deductible).

(d)            For purposes of this Section 7.04, in determining the existence of an inaccuracy in or a breach of any representation or warranty and for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty, such determinations and calculations shall be made without regard to any materiality, Hawthorne Material Adverse Effect, Vireo Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty (except for the use of “Material” in the term “Material Contract”, the use of “Hawthorne Material Adverse Effect” in Section 3.06, and the use of “Vireo Material Adverse Effect” in Section 4.07).

(e)            Any indemnification payment required under this Article VII shall be net of the amount of any Losses that are actually recovered from any insurance proceeds and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums or any other reasonable of-out-pocket expense incurred by the Indemnified Party in obtaining or otherwise on account of such recovery).

(f)            No party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any amounts to the extent such amounts actually reduce the Closing Purchase Price.

(g)            No party will be liable to any other party for Losses under this Article VII that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are claimed by or awarded to a third party in a Third Party Claim.

(h)            Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.

Section 7.05        Indemnification Procedures. The party making a claim under this Article VII or Section 6.03 (whether a Buyer Indemnitee or a Seller Indemnitee) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII or Section 6.03 (whether Vireo or Buyer or Scotts or Seller) is referred to as the “Indemnifying Party”.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to Seller if the Third Party Claim is being made or brought against a Buyer Indemnitee, and to Buyer if the Third Party Claim is being made or brought against a Seller Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Subject to the R&W Policy (subject, however, to the second to last sentence of this Section 7.05(a)), the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, subject to the second to last sentence of this Section 7.05(a), such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. Subject to the R&W Policy (subject, however, to the second to last sentence of this Section 7.05(a)), in the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. Subject to the R&W Policy, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party (plus any appropriate local counsel). Subject to the R&W Policy, if (i) the Indemnifying Party does not, within thirty (30) days of the Indemnifying Party’s receipt of the notice of such Third Party Claim from the Indemnified Party, provide the Indemnified Party with written notice assuming the defense thereof (to the extent permitted to do so hereunder) in accordance with this Section 7.05(a) or (ii) the Indemnifying Party is not permitted to assume the defense of such Third Party Claim in accordance with this Section 7.05(a), the Indemnified Party will have the right to control the defense of such claim, subject only to the Indemnifying Party’s applicable participation rights set forth in this Section 7.05(a). Scotts, Seller, Vireo and Buyer, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. In the event that the Indemnifying Party is Scotts, Seller or a related party and the Indemnifying Party assumes control of the defense of a Third Party Claim that has been tendered to insurance under the R&W Policy, such Indemnifying Party acknowledges and agrees that such assumption of control will be subject to the rights of the insurer(s) to participate in the defense of such Third Party Claim in accordance with the terms of the R&W Policy. The parties acknowledge and agree that, subject to the terms and conditions of this Section 7.05 (including Section 7.05(b)), Scotts, Seller and their respective Affiliates have elected (at their sole cost and expense) to control and pursue the claims against the Persons set forth on Section 7.05(a)(i) of the Seller Disclosure Letter (and any of its successors and assigns) arising out of the matters set forth on Section 7.05(a)(ii) of the Seller Disclosure Letter, and at the written request of Scotts or Seller, Vireo shall (and shall cause its controlled Affiliates to) reasonably cooperate with Scotts, Seller and their respective Affiliates in connection therewith (the reasonable and documented out-of-pocket costs and expenses of which shall constitute Losses hereunder). The parties also acknowledge and agree that, subject to the terms and conditions of this Section 7.05 (including Section 7.05(b)), Scotts, Seller and their respective Affiliates have elected (at their sole cost and expense), to control the defense of any of the matters set forth in Sections 7.02(f), (g) and (i). Subject to Scotts’ and Seller’s obligations under this Article VII, Vireo shall promptly, but in no event later than thirty (30) days following the actual receipt by it or any of its Subsidiaries of any payments pursuant to the matters set forth on Section 7.05(a)(ii) of the Seller Disclosure Letter, pay the amounts received (net of any Losses or other out of pocket costs and expenses incurred by Vireo or its Affiliates in connection with such claims or its receipt of such amounts) by wire transfer to Seller or its designee of immediately available funds to the account or accounts designated by Seller.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement and the R&W Policy, the Indemnifying Party shall not enter into settlement, compromise or judgment of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (i) the sole relief is monetary damages and the Indemnifying Party pays in full all amounts arising out of such settlement, compromise or judgment concurrently with such settlement, compromise or judgment, (ii) the settlement, compromise or judgment involves no, and there is no, finding or admission of any wrongdoing or violation of Law or any violation of the rights of any Person and (iii) the Indemnified Party or Indemnified Parties (and all Buyer Indemnitees or Seller Indemnitees, as applicable, potentially affected by such Third Party Claim) are granted a complete, irrevocable and unconditional release from all liabilities arising from or related to or in connection with such Third Party Claim.

(c)            Direct Claims. Subject in all respects to the R&W Policy, any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the nature and basis for such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Section 7.06        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected, limited, or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew, could have known, or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.07        Payments; Recovery.

(a)            Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by the methods set forth in Section 7.07(b) or Section 7.07(c), as applicable. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from the expiration of such fifteen (15) Business Day period at a rate per annum equal to the lesser of (i) the Prime Rate then in effect plus two percent (2%) per annum, or (ii) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)            Any Losses determined to be payable by Scotts or Seller to a Buyer Indemnitee pursuant to Article VII shall be satisfied by wire transfer by Scotts or Seller to such Buyer Indemnitee or its designee of immediately available funds to the account or accounts designated by such Buyer Indemnitee.

(c)            Any Losses determined to be payable to a Seller Indemnitee pursuant to Article VII shall be satisfied by Vireo issuing to Seller Designee a number of Vireo Shares (rounded down to the nearest whole share) equal to the quotient of (i) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (ii)) of such amounts, divided by (ii) the twenty (20)-day volume weighted average price of the Vireo Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.

Section 7.08        Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree to treat all payments made under this Article VII, or under any other indemnity provision contained in this Agreement, as adjustments to the consideration for the Conveyed Hawthorne Equity for all applicable Tax purposes.

Section 7.09        Exclusive Remedies. Subject to Section 2.05 and Section 8.11, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article VI and this Article VII; provided that nothing in this Section 7.09 shall limit a Buyer Indemnitee’s rights or remedies available to such Persons under the R&W Policy or any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy for or on account of Fraud.

Section 7.10        Data Room Materials. At or promptly following the Closing (and in any event within five (5) Business Days following the Closing), Scotts and Seller shall deliver or cause to be delivered to Vireo two (2) copies of a USB drive containing a true and complete copy of the materials in the DealRoom online data room currently being hosted on behalf of Scotts and Seller (the “Data Room”) as of the Closing Date.

Article VIII.
MISCELLANEOUS

Section 8.01        Expenses. Except as otherwise expressly provided herein (including Sections 5.05 and 6.01), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (without receipt of any transmission error message) or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Scotts or Seller:	SMG Growing Media LLC
14111 Scottslawn Rd.
Marysville, OH 43041
Attention: [***]
Email: [***]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Kenneth M. Wolff
Justin M. Top
Email: [***]
[***]

If to Vireo or Buyer:	Vireo Growth Inc.
209 South 9th St.
Minneapolis, Minnesota 55402
Attention: Sean Apfelbaum, General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP
227 W. Monroe St., Suite 6000
Chicago, IL 60606
Attention: Craig T. Alcorn
email: [***]

Section 8.03        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (e) “U.S.” or “United States” means the United States of America; (f) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included. Unless the context otherwise requires, references herein: (w) to Articles, Sections, Seller Disclosure Letter, and Exhibits mean the Articles and Sections of, and Seller Disclosure Letter and Exhibits attached to, this Agreement; (x) to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to any law, statute, code, rule, regulation, ordinance, decree or other official act of or by any Governmental Authority shall be construed as referring to such law, statute, code, rule, regulation, ordinance, decree or other official act as amended, modified, codified or reenacted, in whole or in part, and any rules or regulations thereunder and in effect from time to time and references to particular provisions of a law, statute, code, rule, regulation, ordinance, decree or other official act include a reference to the corresponding provisions of any prior or succeeding law, statute, code, rule, regulation, ordinance, decree or other official actor. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06        Entire Agreement. This Agreement and the Ancillary Agreements (collectively with the Confidentiality Agreement) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Seller Disclosure Letter (other than an exception expressly set forth as such in such Seller Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.07        Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any party (whether by operation of Law or otherwise) without the prior written consent of all of the other parties. Any attempted assignment in violation of this Section 8.07 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Vireo and Buyer may assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement to any of their respective controlled Affiliates, without Seller’s consent by providing Seller with a written document executed by Vireo or Buyer, as applicable, and such Affiliate evidencing such assignment or delegation; provided that any such assignment or delegation shall not relieve or release Vireo or Buyer, as applicable, from any of its Liabilities or obligations hereunder.

Section 8.08        No Third-party Beneficiaries. Except as provided in Section 5.03, Section 6.03 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Scotts, Seller, Vireo and Buyer. Any failure of Vireo or Buyer, on the one hand, or Scotts or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Scotts (with respect to any failure by Vireo or Buyer), or by Vireo (with respect to any failure by Scotts or Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).

Section 8.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13        Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR OR ANY OTHER GOVERNMENTAL AUTHORITY.

Section 8.14        Privileged Matters.

(a)            Each of the parties hereby agrees, on its own behalf and on behalf of its directors, officers, members, stockholders, employees, agents and Affiliates, that Skadden, Arps, Slate, Meagher & Flom LLP and Torys LLP (“Counsel”) may serve as counsel to Scotts and its Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Hawthorne Companies, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any successor) may serve as counsel to Seller Group, or any director, officer, member, stockholder, manager, member, partner, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation. In connection with any representation of the Hawthorne Companies expressly permitted pursuant to the prior sentence, Vireo and Buyer hereby irrevocably waive and agree not to assert, and agrees to cause the Hawthorne Companies to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Hawthorne Companies, and (ii) Counsel’s representation of Seller Group prior to and after the Closing. As to any privileged attorney-client communications between Counsel and the Seller Group, Counsel and the Hawthorne Companies, or between Counsel and the Hawthorne Companies’ Affiliates prior to the Closing (collectively, the “Privileged Communications”), Vireo and Buyer, collectively with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

(b)            Vireo and Buyer further agree on its behalf and, after the Closing, on behalf of the Hawthorne Companies, and any of their respective Affiliates, subsidiaries, successors or assigns, that all privileged communications in any form or format whatsoever between or among Counsel, on the one hand, and the Seller Group, or any of their respective directors, officers, members, stockholders, employees or other agents, representatives or Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Hawthorne Companies or Seller Group, or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller Group, shall be controlled by Seller Group and shall not pass to or be claimed by Vireo, Buyer, the Hawthorne Companies, or any of their respective Subsidiaries, successors or assigns. Vireo and Buyer agree that they will not, and that they will cause the Hawthorne Companies, and its Subsidiaries, successors or assigns, not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller Group waive the attorney client privilege or any other privilege, or otherwise assert that Vireo, Buyer, the Hawthorne Companies, or any of their respective Subsidiaries, successors or assigns, has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications from Seller Group or Counsel.

(c)            Vireo and Buyer further agree, on their behalf and, after the Closing, on behalf of the Hawthorne Companies, and any of their respective Affiliates, subsidiaries, successors or assigns, that all communications in any form or format whatsoever between or among any of Counsel, the Hawthorne Companies, Seller Group, or any of their respective directors, officers, members, stockholders, employees or other agents, representatives or Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Hawthorne Companies or Seller Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller Group, shall be controlled by Seller Group and ownership thereof shall not pass to or be claimed by Vireo, Buyer, the Hawthorne Companies, or any of their respective Subsidiaries, successors or assigns.

(d)            Notwithstanding the foregoing, in the event that a dispute arises between Vireo, Buyer, the Hawthorne Companies, or any of their respective Subsidiaries, successors or assigns, on the one hand, and a third party other than Seller Group, on the other hand, then Vireo, Buyer, the Hawthorne Companies, and their respective Subsidiaries, successors and assigns, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Vireo, Buyer, the Hawthorne Companies, nor their respective Subsidiaries, successors or assigns, may waive such privilege without the prior written consent of Seller. If Vireo, Buyer, the Hawthorne Companies or any of their respective Subsidiaries, successors or assigns, is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Vireo shall promptly notify Seller in writing so that Seller Group can seek at Seller Group’s sole cost and expense, a protective order and Vireo will use commercially reasonable efforts (at the Seller Group’s expense) to assist the Seller Group in obtaining a protective order.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCOTTS:

THE SCOTTS MIRACLE-GRO COMPANY

By:	/s/ Christopher Hagedorn
	Name:	Christopher Hagedorn
	Title:	Executive Vice President & Chief of Staff

SELLER:

SMG GROWING MEDIA LLC

By:	/s/ Mark Scheiwer
	Name:	Mark Scheiwer
	Title:	Executive Vice President, Chief Financial Officer & Chief Accounting Officer

VIREO:

VIREO GROWTH INC.

By:	/s/ John Mazarakis
	Name:	John Mazarakis
	Title:	Chief Executive Officer

BUYER:

PROLIFIC SUPPLY LLC

By:	/s/ John Mazarakis
	Name:	John Mazarakis
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

Exhibit A

[***]

Exhibit B

Contract Manufacturing Agreement

EXECUTION VERSION

contract manufacturing agreement

This Contract Manufacturing Agreement (this “Agreement”) is entered into as of April 8, 2026 (the “Effective Date”), by and between Hawthorne Hydroponics LLC, a Delaware limited liability company (the “Customer”), and The Scotts Company LLC, an Ohio limited liability company (the “Manufacturer”). The Customer and the Manufacturer are sometimes referred to in this Agreement together as the “Parties” and each, individually, as a “Party”. Initially capitalized terms used but not defined in this Agreement have the meanings given to them in the Transaction Agreement (as defined below).

recitals

WHEREAS, this Agreement is being entered into concurrently with the consummation of the transactions contemplated by that certain Securities Purchase Agreement by and between SMG Growing Media LLC, The Scotts Miracle-Gro Company, Vireo Growth Inc., and Prolific Supply LLC, a Delaware limited liability company dated as of April 8, 2026 (as amended, modified or supplemented (together with all exhibits and schedules thereto), the “Transaction Agreement”); and

WHEREAS, the Manufacturer manufactures dry nutrients products (“Dry Nutrients Products”) and growing media products (“Growing Media Products” and together with Dry Nutrients Products, the “Products”), which will be comprised of the SKUs set forth on Exhibit A, which may be updated from time to time on the mutual agreement of the Parties, subject to the terms set forth herein; and

WHEREAS, the Customer wishes to engage the Manufacturer to manufacture the Products, which Products will be marketed, distributed and sold by the Customer (or its Affiliates); and

WHEREAS, the Manufacturer is willing to manufacture the Products on behalf of the Customer pursuant to the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the mutuality, receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
MANUFACTURING AND RELATED RESPONSIBILITIES

1.1            Appointment.

(a)            The Customer hereby appoints the Manufacturer as one of the Customer’s manufacturers of the Products, and the Manufacturer hereby accepts such appointment. The Manufacturer shall sell and supply the Products exclusively to the Customer. The Customer agrees to purchase from the Manufacturer, and the Manufacturer agrees to manufacture and sell to Customer, at least fifty thousand (50,000) Bags of Growing Media Products from each Manufacturer Facility (as defined in Section 1.2(c)) each Contract Year (the “Minimum Volume”). To the extent the Manufacturer’s third-party supplier of Dry Nutrients Products requires order minimums for Dry Nutrients Products, the Customer agrees to meet such order minimums. “Contract Year” means each twelve (12) month period beginning on the Effective Date or any anniversary thereof during the Term and ending on the day preceding the next anniversary of the Effective Date. “Bags” means bags of the Products in the applicable size indicated for such Product on Exhibit A.

(b)            Notwithstanding anything to the contrary contained in this Agreement, to the extent that: (i) the Manufacturer is unable or unwilling to supply a volume of Products ordered by the Customer due to a Force Majeure Event (as defined in Section 8.6) or any other reason; (ii) any Purchase Order or portion thereof for which Products thereunder are not delivered to the Customer by the delivery date required by the Customer, solely to the extent the Manufacturer is required to deliver the Products; or (iii) any Purchase Order or portion thereof for which the Manufacturer delivers Products that do not conform to the Specifications or Manufacturer’s warranties listed in Section 5.1 (each a “Supply Shortfall”), then the amount of each Supply Shortfall for such Products shall be subtracted from the Minimum Volume for the applicable Contract Year, and the Customer shall bear no liability therefor to the Manufacturer.

(c)            If the Customer obtains Products or goods similar to the Products from one or more alternative suppliers in accordance with the exceptions set forth in Section 1.1(b), then such quantity of Products or goods similar to the Products obtained from the alternative supplier shall be deemed to have been Products purchased by the Customer from the Manufacturer for the purposes of evaluating whether the Customer has purchased the Minimum Volume for that Contract Year, and the Customer shall bear no liability to the Manufacturer for such reduction in the Manufacturer’s volumes.

(d)            Nothing in this Agreement shall obligate the Customer to exclusively purchase from the Manufacturer. The Customer shall remain free, at its sole discretion, to purchase products that are the same as or similar to the Products from any other manufacturer, supplier, or distributor.

1.2            Manufacturing Process.

(a)            The Manufacturer agrees to manufacture the Products in accordance with the specifications provided by the Customer, as they may be modified from time to time in accordance with Section 1.3 (collectively, the “Specifications”).

(b)            Unless otherwise agreed by the Parties in writing, the Manufacturer will procure all raw materials, components, supplies, and packaging required for the Manufacturer to manufacture the Products in accordance with the Specifications.

(c)            The Manufacturer will manufacture the Growing Media Products at its facilities in Tyler, TX, Maricopa, AZ, Imlay City, MI, and Lebanon, CT (collectively, the “Manufacturer Facilities” and each, a “Manufacturer Facility”) and the Dry Nutrients Products at its third-party supplier’s facility or such other facilities in the United States as the Parties may mutually agree upon (the “Third-Party Facility” and together with the Manufacturer Facilities, the “Manufacturing Facilities” and each, a “Manufacturing Facility”).

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1.3            Specifications.

(a)            The Customer agrees to, promptly following the Effective Date, provide the Manufacturer with a full set of the Specifications required to manufacture and package the Products in accordance with this Agreement.

(b)            The Specifications may constitute or otherwise include Trade Secrets, Copyrights or Patents (collectively, to the extent valid and owned or controlled by the Customer, and as defined in Section 1.7) and Confidential Information of the Customer or its Affiliates. Subject to the terms of the Side Letter (as defined in Section 8.1), Customer represents and warrants to Manufacturer that the Specifications, and the manufacture of the Products in accordance with the Specifications, comply and will comply with all applicable federal, national, state, provincial, and local laws (including common law), statutes, ordinances, orders, rules, codes, standards, and regulations (each individually, a “Law”, and collectively, “Laws”) and do not and will not infringe, misappropriate, dilute, violate or otherwise conflict with the Intellectual Property (as defined in Section 1.7) rights of any other Person. “Affiliate,” with respect to a Party, is an entity that controls, is controlled by, or is under common control with such Party, where “control” refers to decision-making power based on equity ownership or other means. “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(c)            During the Term, the Manufacturer will use the quality control measures as were used in connection with the manufacture of the Products immediately before the Effective Date or such other quality standards mutually agreed upon in writing by the Parties from time to time; provided that Customer may, during the Term, request any modifications or additions to such quality control measures, which Manufacturer shall consider in good faith.

(d)            The Customer shall inform the Manufacturer in writing of any changes or modifications it wishes to make to the Specifications. The Manufacturer will reasonably cooperate with all such desired modifications; except that the Manufacturer will not be required to make any such modifications (i) if, in the good faith judgment of the Manufacturer, such modifications would (A) cause the Specifications or the Products to violate any applicable Law or (B) unreasonably interfere with the manufacture of its own products, (ii) that require capital expenditures or other costs that would not be fully reimbursed by the Customer to the reasonable satisfaction of the Manufacturer, or (iii) if a Permit is required for such modifications, if such Permit has not yet been obtained. The Customer will be fully responsible for the costs of any such changes or modifications to the Specifications required by the Customer. “Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance or similar right obtained, or required to be obtained, from Governmental Authorities.

(e)            The Manufacturer agrees to inform the Customer of any change in the Manufacturer’s manufacturing operations or processing conditions or raw materials or product components that affects the Products in any material respect.

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(f)            With respect to any modifications to the Specifications, the Parties may conduct trials, as appropriate and as mutually acceptable, to evaluate the effect of any such modifications on the Products and on the consumer acceptability of the Products in the United States, with all reasonable or otherwise pre-approved costs and expenses of such trials to be borne solely by the Customer.

(g)            The Manufacturer shall label, imprint, emboss, stamp, or otherwise mark all packaging: (i) in accordance with the Specifications, (ii) with any applicable serial numbers, stock keeping units or universal product codes reasonably required by the Customer, and (iii) with the artwork, including the Customer Marks (as defined in Section 1.7(d)(i)), provided to the Manufacturer by the Customer. The Manufacturer will reasonably cooperate with the Customer to ensure the applicable graphics, designations and indicia as mandated by applicable Law are part of the Specifications; however, notwithstanding anything to the contrary in this Agreement but subject to the terms of the Side Letter, the Customer will be solely responsible for ensuring that the Specifications for the packaging used on the Products comply with all applicable Laws and bears all graphics, designations and indicia required by applicable Laws and Permits.

1.4            Quality Control. Upon the Customer’s reasonable request, the Manufacturer will provide samples of the Products or raw materials for the Customer to evaluate for quality control purposes, in reasonable quantities and at a reasonable frequency. The cost for providing any such samples, including shipping costs, will be borne solely by the Customer.

1.5            Visitation and Inspection. Representatives of the Customer may, upon reasonable notice and at times and frequencies reasonably acceptable to the Manufacturer, but in no event more than once per year per Manufacturing Facility (or more frequently to the extent Customer reasonably suspects Manufacturer is violating applicable Law based on objective evidence), visit and inspect the Manufacturing Facilities owned or leased by the Manufacturer where the Products are being manufactured, packaged and stored. The Customer will bear its own expenses with regard to any such visits, unless otherwise agreed in writing by the Parties. If reasonably requested by the Customer, the Manufacturer will take reasonable efforts to cause appropriate individuals working on the activities relating to this Agreement to be available for meetings (virtually or in-person) in connection with any such visit and inspection. The Customer will be responsible for ensuring that its representatives abide by all of the Manufacturer’s standard rules and procedures with regard to safety, regulatory compliance, security, personnel matters, confidentiality, computer use and computer network use (in each case, to the extent provided to Customer in writing or, in the case of those with regard to safety or security, orally) while at the Manufacturer’s facilities. In addition, while at the Manufacturer’s facilities, the Customer will be responsible for ensuring that its representatives refrain from actions and conduct that interfere with the Manufacturer’s business and operations and will instruct such representatives not to conduct unauthorized activities at the Manufacturer’s facilities.

1.6            Cooperation on Regulatory Matters; Permits.

(a)            Each Party agrees to cooperate with any reasonable requests for assistance from the other Party with respect to (i) obtaining and maintaining any and all Permits, (ii) responding to requests for information from any and all federal, state, provincial, municipal, local or foreign government, court, agency, regulatory body, or other entity exercising governmental functions (collectively, “Governmental Authorities”), (iii) facilitating communications and information requests with suppliers of materials and/or components used in conjunction with the Products, and (iv) complying with any and all applicable Laws required in connection with the relevant Product or this Agreement, including, at each such Party’s own cost, the following: (A) making its employees, consultants and other staff available upon reasonable written notice during normal business hours to attend meetings with Governmental Authorities concerning the manufacturing process, equipment and machinery, raw materials and product components and Products; and (B) subject to Article 6, disclosing and making available to the other Party, in whatever form such Party may reasonably request, all information relating to the relevant Product, in each case, solely to the extent necessary to prepare, file, obtain and maintain any such Permit in respect to the Products.

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(b)            Each Party (the “Notice Party”) will notify the other Party (the “Notice Recipient”) in writing of, and will provide the Notice Recipient with copies of, any correspondence and other documentation received by the Notice Party from a third Person in connection with any of the following events: (i) receipt of a communication (oral or written), regulatory letter, warning, inquiry, request for information or similar item from or on behalf of any Governmental Authority in connection with, or related to, the Products; (ii) receipt of any regulatory comments relating to the Products requiring a response or action by any Party or notice of any safety or toxicity issue regarding the Products; or (iii) test results that indicate that any of the Products may be Non-Conforming Products (as defined in Section 4.4(a)).

(c)            The Notice Party will (i) notify the Notice Recipient of any notice that the Notice Party receives, or any knowledge that the Notice Party otherwise acquires, of an event or complaint that asserts any material environmental or human health and safety concerns or risks in respect of the Products, and (ii) provide the Notice Recipient with copies of any written materials received in connection with or as part of any such report. To the extent applicable and as required by applicable Laws applicable to the Products, the Customer will be solely responsible for completion and filing of any report that may be required upon receipt of such information regarding environmental or human health and safety concerns, including any adverse effects that may be required by any Governmental Authority, including the U.S. Environmental Protection Agency.

(d)            The Notice Party will notify the Notice Recipient in writing if the Notice Party reasonably believes that a recall, field alert, Product withdrawal or field correction (each, a “Recall”) of a Product may be necessary or advisable. Upon receipt of such notice, the Parties shall promptly meet and confer to determine an appropriate course of action. With respect to implementing any Recall, or otherwise dealing with any Recall in any respect, the Customer will make all decisions as to whether to implement a recall and will make all contacts with the applicable Governmental Authorities and will be responsible for coordinating, managing and controlling all of the necessary activities in connection with any such Recall. In the event that the Parties disagree as to whether a Recall should be conducted, or the type, extent, method of handling, or disposition of any Products subject to a Recall following discussions among principals of the Parties, then each Party, in its sole discretion, shall be entitled to take any action it deems reasonably necessary in order to comply with applicable Law or to protect its business interests; provided, however, that a Party’s exercise of this right shall not otherwise affect such Party’s rights or obligations under this Section. The Manufacturer may, in its commercially reasonable discretion, and upon notice to the Customer, decide to stop shipments and/or manufacture of the affected Products while an investigation into any potential Recall is underway. Each Party will cooperate with any reasonable requests for assistance from the other Party with respect to considering or implementing a Recall. Subject to the terms of the Side Letter, the Customer shall be solely responsible for and shall reimburse the Manufacturer for all reasonable and documented Recall Costs; however, the Manufacturer shall be solely responsible and reimburse the Customer for all reasonable and documented Recall Costs to the extent such costs arise from the Manufacturer’s (i) failure to manufacture the Products in conformity with the Specifications; (ii) negligence or more culpable conduct, or (iii) violation of any applicable Law. “Recall Costs” means required refunds to the Customer’s customers (or their end users) (in the case of the Customer); costs associated with removing the Recalled Products from any location within the supply chain; costs associated with shipping or delivering replacement products to any location; and the reasonably incurred costs of the applicable Party’s labor (including internal personnel and any third-party consultants) in implementing or assisting with the Recall.

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(e)            Subject to the terms of the Side Letter, the Customer agrees to comply with all applicable Laws regarding the Product composition, including Laws prohibiting certain substances in the Product or its packaging and Laws that require recycled content in packaging composition.

(f)            The Parties acknowledge that Products supplied under this Agreement may be subject to applicable Laws governing the lifecycle of packaging or other materials (“Extended Producer Responsibility Laws”, or “EPR Laws”). For purposes of this Agreement, and solely as between the Manufacturer and the Customer, the Parties agree that the Customer shall be the obligated “producer” (as that term is defined under EPR Laws) for any Products manufactured under this Agreement using covered materials (as that term is defined under EPR Laws) that are distributed by the Customer under the Customer’s own brand name and/or Intellectual Property. The Manufacturer shall provide complete and accurate information to the Customer for the Customer to use in analyzing and complying with its obligations under EPR Laws, including: (i) the type of covered materials; (ii) the weight of covered material; (iii) information reasonably required by Customer to enable Customer to determine the recyclability or compostability status of each covered material, if reasonably known, and (iv) the presence and percentage of post-consumer recycled content in each covered material. The Manufacturer shall promptly notify the Customer in writing of any changes or material inaccuracies in such information and promptly provide to the Customer updated and/or corrected information. The Customer is also solely responsible for all costs associated with applicable “Extended Producer Responsibility” or similar packaging or recycling laws or regulations in any state in which the Products are sold.

(g)            Subject to the terms of the Side Letter, the Customer will take reasonable efforts to eliminate any per- and polyfluoroalkyl substances (PFAS) from the Products and its packaging. Subject to the terms of the Side Letter, the Customer will be solely responsible for ensuring that any Products containing PFAS are sold and distributed in accordance with applicable Laws.

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1.7            Intellectual Property.

(a)            Certain Definitions.

(i)            “Background IP” means all Intellectual Property rights that a Party owns, controls or otherwise has the right to use in the performance of its obligations under this Agreement that (A) exist prior to the Effective Date of this Agreement, or (B) are developed by such Party or its third-party licensors entirely outside of and independent from work under this Agreement, at any time, without any use of, knowledge of, or reference to, the other Party’s Confidential Information or Background IP. As of the Effective Date, Customer Background IP includes, but is not limited to, all Intellectual Property that is assigned, sold, or otherwise transferred to Vireo Growth Inc. (or an affiliate) under the Transaction Agreement.

(ii)            “Copyrights” means works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation.

(iii)            “Intellectual Property” means all intellectual property rights comprising or relating to (A) Patents; (B) Trademarks; (C) Copyrights; (D) Trade Secrets; (E) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website, and URLs; (F) all other industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout the world.

(iv)            “Modifications” means changes, additions, enhancements, modifications, improvements, and derivative works that are developed by either Party, including any Person working on behalf of either Party, uniquely and solely in the course of performing work in connection with this Agreement on or after the Effective Date of this Agreement.

(v)            “Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

(vi)            “Product Materials” means the promotional and/or instructional materials associated with the Products and their use, operation and maintenance as may be specified from time to time by the Customer, including user guides and warranty materials.

(vii)            “Trademarks” means all rights in and to U.S. and other trademarks, service marks, trade dress, trade names, brand names, logos, symbols, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

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(viii)            “Trade Secret” means all forms and types of information (including formulas, recipes, methods, processes, data, designs, drawings, specifications, software, customer or supplier information, pricing, know-how, and other technical or business information) for which (A) the owner thereof has taken reasonable measures to keep such information secret; and (B) independent economic value, actual or potential, is derived from not being generally known to, and not being readily ascertainable through proper means by, another Person who can obtain economic value from the disclosure or use of the information.

(b)            Limited Intellectual Property License.

(i)            The Customer hereby grants (or will cause its Affiliates holding any applicable Intellectual Property to grant) to the Manufacturer a royalty-free, non-exclusive, non-transferrable, non-sublicensable (except in accordance with Section 8.3) license to use such of the Customer’s (or its Affiliates’) Intellectual Property (excluding Trademarks), including, as applicable, the Specifications, with respect to the Products (collectively, the “Proprietary Materials”) solely as is necessary to enable the Manufacturer (and its permitted subcontractors) to perform its obligations under this Agreement with respect to the manufacture and packaging of the Products for sale to the Customer. This grant shall automatically expire upon expiration or termination of this Agreement, and can be revoked by the Customer at any time for cause if the Manufacturer breaches any of its obligations under this Agreement and does not cure that breach within twenty (20) days after receipt of written notice, or if the Customer is no longer purchasing Products from the Manufacturer. The Manufacturer represents and warrants that all Manufacturer Intellectual Property, as used by the Manufacturer, is not infringing any third party rights and, as of the Effective Date, no Manufacturer Intellectual Property is incorporated into the Products. The Customer represents and warrants that all Customer Intellectual Property, as instructed by the Customer to be used by Manufacturer, is valid and not infringing of any third party rights.

(c)            At no time, during or after the Term, will the Manufacturer affirmatively: (i) use any of the Proprietary Materials other than to perform its obligations under this Agreement; or (ii) use any of the Proprietary Materials in a manner designed to deceive or mislead the public or to otherwise damage the goodwill associated with the Proprietary Materials. The Manufacturer further agrees to observe any reasonable instructions given by the Customer limiting or halting the use of any of the Proprietary Materials.

(d)            Limited Trademark License.

(i)            The Products (including Product Materials) and Product packaging may bear one or more of Customer’s Trademarks (collectively, “Customer Marks”), as and where directed by the Customer from time to time. The Customer hereby grants to the Manufacturer a limited, royalty-free, revocable, non-exclusive and non-transferable license to use those Customer Marks that may be specified in writing from time to time by the Customer for the purposes of (A) marking the Products (including Product Materials) and Product packaging as and where specified by the Customer, and (B) otherwise using the Customer Marks as required in connection with the performance of the Manufacturer’s obligations under this Agreement, subject in each case to any reasonable requirements the Customer may impose. This grant shall automatically expire upon expiration or termination of this Agreement, and can be revoked by the Customer at any time for cause if the Manufacturer breaches any of its obligations under this Agreement and does not cure that breach within twenty (20) days after receipt of written notice, or if the Customer is no longer purchasing Products from the Manufacturer. The Manufacturer shall reproduce the Customer Marks in an accurate, high-quality manner, consistent with any trademark usage guidelines provided by the Customer to the Manufacturer from time to time.

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(ii)            The Manufacturer shall sell Products bearing any of the Customer Marks exclusively to the Customer. The Manufacturer is prohibited from selling any Products bearing any of the Customer Marks to any Person other than the Customer, even in the case of rejected Products, unless the Customer provides its prior written consent. Except as set forth herein, the Manufacturer shall have no right or license to use any of the Customer Marks for any purpose whatsoever without the Customer’s express, prior written consent.

(iii)            All Customer Marks are the exclusive property of the Customer, and the Manufacturer acknowledges that the Customer shall retain sole and exclusive ownership of the Customer Marks and all goodwill and rights related thereto throughout the world.

(iv)            The Manufacturer agrees not to engage in any conduct or take part in any activity, without the Customer’s prior written instruction or consent, which might (A) impair or attack the validity, enforceability, distinctiveness or exclusiveness of any of the Customer Marks, (B) dilute the distinctive quality or value of any of the Customer Marks, (C) adversely affect the goodwill of any of the Customer Marks or Customer, (D) be considered unfair competition, or (E) be considered an infringement or violation of any third Person rights or applicable Laws. Any use of the Customer Marks by the Manufacturer shall inure to the benefit of the Customer. The Manufacturer shall not register or apply to register as a Trademark any Customer Mark or any other name or mark which incorporates any of the Customer Marks with any Governmental Authority in any country or jurisdiction. The Manufacturer agrees not to place any of its Trademarks on any Products (including Product Materials) or Product packaging unless if and as specifically directed to do so in writing by the Customer. The Manufacturer shall not alter, obscure, or remove any of the Customer’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Products (including Product Materials) or Product packaging.

(e)            Ownership. Each of the Parties acknowledges and agrees that:

(i)            each Party retains exclusive ownership of its Background IP;

(ii)            the Customer does not transfer to the Manufacturer any of its Background IP, and except as otherwise permitted under this Agreement, the Manufacturer may not use any of the Customer’s Background IP;

(iii)            nothing in this Agreement transfers to the Customer any of Manufacturer’s Background IP, and except as otherwise permitted under this Agreement or any other Transaction Agreement, the Customer may not use any of the Manufacturer’s Background IP; and

(iv)            the Manufacturer hereby assigns and agrees to assign to the Customer all of the Manufacturer’s right, title, and interest in and to all Modifications to the Customer’s Background IP, and, to the extent that any Modifications to the Customer’s Background IP are copyrightable works or works of authorship, the Parties agree that such works are “works made for hire” for the Customer under the U.S. Copyright Act.

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ARTICLE 2
FORECASTS; INVENTORY MINIMUMS; MATERIALS; AND PURCHASE ORDERS

2.1            Forecasts. Commencing on the Effective Date, the Customer will provide to the Manufacturer, on a quarterly basis, non-binding rolling ninety-day forecasts (each, a “Forecast”) for projected volumes of Products (by SKU) for which the Customer expects to place Purchase Orders (as defined in Section 2.3(a)) during the next calendar quarter. In addition to the Forecast, no later than (i) thirty (30) days after the Effective Date for the remainder of the year ending December 30, 2026 (the “First Period”), and (ii) October 1, 2026 for the year beginning January 1, 2027 and ending on December 30, 2027 (the “Second Period”), the Customer will provide to the Manufacturer a non-binding forecast for the applicable Period of projected volumes of Products (by SKU) for which the Customer expects to place Purchase Orders during the upcoming Period (each, an “Annual Forecast”). Within thirty (30) days after the Effective Date, the Customer will provide its first Forecast to the Manufacturer. Each subsequent Forecast must be delivered at least fifteen (15) days before the first day of the calendar quarter of the covered calendar quarter period. Each Forecast will be non-binding.

2.2            Inventory Minimums. For all Growing Media Products, the Manufacturer will always hold in inventory no less than a thirty-day supply and no more than a forty-five-day supply of each Growing Media Product, calculated based upon the mutually agreed Forecast. The Customer commits to a run size of at least 3,000 Bags per Growing Media Product SKU per Manufacturer Facility.

2.3            Purchase Orders.

(a)            The Customer will issue (or have issued on its behalf) orders (each, a “Purchase Order”) to the Manufacturer, each of which shall contain the following information: (i) identity of Products ordered (by SKU); (ii) quantity of Products ordered; (iii) delivery instructions and required delivery date(s) for the Products; (iv) shipping/transfer instructions, if any; (v) consignee identification, if any; (vi) contact personnel; (vii) marking requirements for packing; and (viii) matters including “bill to” and “sold to.”

(b)            The Manufacturer will have three (3) business days following the Manufacturer’s receipt thereof to accept or reject any Purchase Order placed by the Customer; provided that the Manufacturer is only permitted to reject a Purchase Order if it does not comply with the lead times agreed to by the Parties. Any Purchase Order not rejected in such time period shall be deemed accepted. Once a Purchase Order is accepted, it is binding upon both Parties.

(c)            Any terms of a Purchase Order, sales order, invoice or other similar transaction document provided by the Customer or the Manufacturer that are inconsistent with the terms of this Agreement will have no force or effect.

2.4            Discontinuation of Products. The Customer may remove Products from Exhibit A: (a) if the Customer discontinues selling such Products, or (b) solely with respect to Dry Nutrient Products, if the Customer transitions to another third-party manufacturer (collectively “Removed Products”). The Customer will provide at least sixty (60) days’ prior written notice to the Manufacturer of its intent to discontinue a Product. The Customer will be responsible for paying the Manufacturer for all (i) Removed Products in the Manufacturer’s inventory; and (ii) Customer-Specific Materials used for the Manufacturer’s manufacture of the Removed Products in the Manufacturer’s inventory and ordered by the Manufacturer subject to a binding, non-cancelable purchase order, all in accordance with Section 3.2(a). In the case of 2.4(ii), the Customer will only be responsible to pay the Manufacturer for Customer-Specific Materials that the Manufacturer orders in compliance with the forecasts provided by the Customer and the material ordering lead times provided to the Customer by the Manufacturer. Prior to such transition date, the Manufacturer will provide reasonable support to the Customer as it evaluates potential third-party manufacturers of Dry Nutrient Products.

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2.5            Materials.

(a)            Definitions:

(i)            “Customer-Specific Materials” means all raw materials and/or packaging the Manufacturer purchases to produce Products in accordance with the Forecasts (or such other volumes as mutually agreed upon by the Manufacturer and the Customer) that cannot reasonably be used by the Manufacturer in the ordinary course of business consistent with Manufacturer’s general practices.

(ii)            “Excess Materials” means any Customer-Specific Materials that (x) remain unused by the Manufacturer for a period of twelve (12) months from the date the Manufacturer receives such Customer-Specific Materials or (y) have expired or are no longer usable due to spoilage, shelf-life limitations, or similar constraints.

(b)            On a rolling quarterly basis, the Manufacturer will conduct an assessment of Customer-Specific Materials to determine whether there are Excess Materials. The Manufacturer will provide the results of the assessment to the Customer and the Customer will pay the Manufacturer the cost the Manufacturer paid for such Excess Materials within thirty (30) days of receiving the assessment from the Manufacturer. The foregoing shall be subject to the Manufacturer (i) ordering only in quantities required to fulfill the Customer’s Forecasts and (ii) using the Customer-Specific Materials on a first-in, first-out basis, except that, to the extent such Customer-Specific Materials are not subject to expiration, spoilage, shelf-life limitations or similar constraints, Manufacturer need only use commercially reasonable efforts to use the Customer Specific Materials on a first in, first-out basis.

ARTICLE 3
PRICING AND INVOICING

3.1            Pricing.

(a)            Growing Media Products shall be sold by the Manufacturer to the Customer at the GM Prices (as defined in Part 1 of Exhibit A).

(b)            Dry Nutrient Products shall be sold by the Manufacturer to the Customer at the prices set forth in Part 2 of Exhibit A, and shall remain fixed until the date that is ninety (90) days after the Effective Date; thereafter, the prices for the Dry Nutrient Products shall be as quoted by the Manufacturer from time to time.

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3.2            Payment and Invoicing Procedures.

(a)            The Manufacturer will issue to the Customer upon delivery of the ordered Products to the Customer or its designee and, except as set forth in, and subject to the terms of, the Side Letter (as defined in Section 8.1), all invoices are due and payable by the Customer within forty-five (45) days of receipt.

ARTICLE 4
DELIVERY AND SHIPMENT; PRODUCT INSPECTION

4.1            Delivery and Shipment. Unless otherwise agreed in writing by the Parties, the following provisions will govern the delivery and shipment of the Products:

(a)            The Manufacturer will deliver the Growing Media Products to the Customer F.O.B., the Manufacturer Facility. The Manufacturer will deliver the Dry Nutrients Products to the Customer F.O.B., the Third-Party Facility.

(b)            The Customer will arrange for shipment and, with reasonable assistance from the Manufacturer upon request, prepare all necessary shipping documentation relating to the Products, and the Customer will be responsible for arranging and loading the Products. For shipments of Growing Media Products, the Customer will use the Manufacturer’s OpenDock system to set appointments at the Manufacturer Facility for shipments.

(c)            The Manufacturer will be responsible for proper packing of the Products for delivery to the Customer’s specified destination in the continental United States (which may be the Customer’s customer’s location). Manufacturer shall ensure that all such packing and packing materials comply with handling, weight and safety requirements, in each case, in accordance with the Specifications or, if not addressed by the Specifications, as reasonably directed by the Customer to the extent Customer has provided such reasonable directions in writing.

(d)            Notwithstanding anything to the contrary in this Agreement, the Customer will pay all costs (including insurance costs) related to shipment, delivery and receipt of the Products to the Customer’s designated location. In the event the Manufacturer arranges freight for a shipment of the Products to the Customer’s designated location at the request of Customer, the Customer will fully reimburse the Manufacturer for all costs related thereto, unless otherwise mutually agreed upon by the Parties in writing.

(e)            Unless otherwise mutually agreed upon by the Parties, the Customer or its designee will pick up all Growing Media Products ordered by the Customer at the applicable Manufacturer Facility promptly following notice from the Manufacturer that such Growing Media Products are available (but in no event later than ninety (90) days following such Products’ manufacturing date). Unless otherwise mutually agreed upon by the Parties, the Customer or its designee will pick up all Dry Nutrients Products at the Third-Party Facility within a commercially reasonable time following notice from the Manufacturer that such Dry Nutrients Products are available. The Customer will be responsible for the reasonable costs, fees, expenses, and demurrage charges resulting from the Customer’s failure to pick up the Products in accordance with the terms of this Section 4.1(e), except to the extent such failure is caused by the acts or omissions of the Manufacturer.

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4.2            Title Transfer; Risk of Loss. Title to, and risk of loss for, the Products will pass to the Customer as soon as they are loaded with the carrier for all F.O.B. shipments; however, if the Parties mutually agree in writing to a different shipping term, then title to, and risk of loss for, the Products will pass to the Customer simultaneously in accordance with such shipping term.

4.3            Materials Disclosure and Special Warnings and Instructions. If requested by the Customer, the Manufacturer will promptly furnish to the Customer in such form and detail as the Customer may direct: (a) a list of all raw materials in the Products purchased hereunder; and (b) the amount of one or more materials; and (c) country of origin of any such raw materials. Prior to and with each delivery of Products purchased hereunder, the Manufacturer will furnish to the Customer safety data sheets, which will include information regarding Product characteristics, including any hazardous materials. To the extent the Manufacturer arranges transportation of the Products, it will include appropriate shipping labels and warnings on shipping containers, which will, if required, include labels related to hazardous materials.

4.4            Inspection and Approval of Products; Rejection of Non-Conforming Products.

(a)            Upon the Customer’s receipt of the Products (“Receipt”), the Customer will have the right to inspect and approve those Products. Such inspection and approval must be made promptly after Receipt (and, in any event, within seven (7) days of Receipt). The Customer will have the right to reject Products that fail to conform to the terms of this Agreement, including, without limitation, the Specifications, at the time title and risk of loss transferred to the Customer in accordance with Section 4.2 where such failure is not attributable to damage in transit (any such Products, “Non-Conforming Products”) by informing the Manufacturer in writing within the seven (7)-day inspection period, which notice shall include information about the nature and extent of the reasons why the Products are Non-Conforming Products. If the Customer fails to timely notify the Manufacturer of the Customer’s rejection of the Products, the Customer will be deemed to have accepted those Products as conforming provided, however, that, in the event of latent defects that are not discoverable during a reasonably thorough inspection of the Products upon Receipt, the Customer’s acceptance of Products may be revoked. Notwithstanding anything to the contrary contained in this Agreement, the Customer’s acceptance of the Products will not be deemed to be a waiver or limitation on the Customer’s ability to make claims under the applicable Product warranty provided by the Customer with respect to Non-Conforming Products. The Customer may only reject and refuse acceptance of Products that are Non-Conforming Products.

(b)            If Customer rejects any Products which are Non-Conforming Products, they will be destroyed or otherwise handled pursuant to the Manufacturer’s instructions, at no cost to the Customer. The Customer’s remedy, with respect to Non-Conforming Products will be, at the Customer’s option but the Manufacturer’s expense (i) require the Manufacturer to replace or exchange the Non-Conforming Product with a conforming Product; (ii) reject and return the Non-Conforming Product to the Manufacturer for a full refund of all amounts paid by the Customer for such Non-Conforming Products; and/or (iii) exercise any other right or remedy available to the Customer under this Agreement, at law or in equity. The Manufacturer will be liable for all liabilities, damages, losses, costs and expenses associated with the Customer’s rejection of the Non-Conforming Products, including, without limitation, any costs associated with inspecting, sorting, testing, reprocessing or replacing Non-Conforming Products, transportation, effecting cover, or claims by the Customer’s customers.

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ARTICLE 5
REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY

5.1            Warranties. The Manufacturer warrants to the Customer that, at the time title and risk of loss transfer to the Customer in accordance with Section 4.2, all Products manufactured by Manufacturer hereunder will: (a) conform to the Specifications; (b) be useable and merchantable; (c) be free from defects, latent or otherwise, in design, materials and workmanship; (d) be manufactured in compliance with all Laws; and (e) be conveyed by the Manufacturer with good title, free and clear of all liens, claims, or encumbrances of the Manufacturer or third Persons. The warranty period for the Manufacturer’s warranties under this Section begins at the time title and risk of loss of the Products transfer to the Customer and continues for sixty (60) days thereafter (such period, the “Warranty Period”).

5.2            Warranty Remedies. The Customer’s sole and exclusive remedy under or in connection with the warranty set forth in Section 5.1 are set forth in Section 4.4, Section 5.7, and Section 7.4.

5.3            Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE, PRODUCTS SUPPLIED BY THE MANUFACTURER ARE PROVIDED WITHOUT ANY other REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT.

5.4            Limitation of Remedies, Liability and Damages. EXCEPT FOR INDEMNIFICATION OBLIGATIONS RELATING TO THIRD PARTY CLAIMS, DAMAGES ARISING FROM A BREACH OF A PARTY’S CONFIDENTIALITY (section 6), or damages ARISING FROM the infringement and/or misappropriation of the Intellectual Property rights OF the other Party, NEITHER PARTY WILL BE ENTITLED TO RECOVER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR BY CONTRACT.

5.5            Compliance with Laws. In the performance of their respective obligations under this Agreement, each Party will comply with, and will ensure that its employees and Affiliates comply with, all Laws, Permits, regulations, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement and any other applicable Laws pertaining to the prohibition of corruption, bribery and the offering of inducements to public or semi-public or government officials, including the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.). Neither Party will sell or otherwise provide any Products to any Person that it knows, believes or has reason to believe will take any action which, if done by it, would constitute a violation of any of the terms and conditions of this Agreement. Subject to the terms of the Side Letter, the Customer will be solely responsible for (a) ensuring compliance with all requirements of applicable Laws and Permits with respect to the distribution, sale, marketing, advertising and taxation of the Products, including all reporting requirements, and (b) securing all applicable Permits and other requirements necessary for the distribution, sale, marketing, advertising and taxation of the Products in the territories where products are advertised, marketed, distributed or sold.

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5.6            Audit Rights. Each Party agrees to maintain accurate and complete books and records regarding its activities under this Agreement. Each Party agrees to keep such records in sufficient detail to enable the other Party to determine or verify such Party’s compliance with this Agreement. Each Party will keep such records for a period of time as determined by its normal document retention policies, but in any event not less than two (2) years after the date of the transaction to which those records relate, or longer if required by applicable Law. In addition to the visitation and inspection rights set forth in Section 1.5, during regular business hours and upon not less than five (5) business days written notice, each Party will permit the other Party (and its representatives), at such other Party’s sole cost and expense, to examine and audit the first Party’s books and records solely as they relate to its activities under this Agreement, in each case, only to the extent necessary for the Party(ies) to make the foregoing determination and verification and subject to restrictions implemented in good faith to (a) ensure compliance with applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), or (c) comply with any applicable contractual confidentiality obligations. Notwithstanding the foregoing, in no event will either party be permitted to audit the other party’s facilities, books, and/or records more than once per calendar year. If a third Person sends the Customer a request for an audit of the Manufacturer’s facilities, then the Customer must first notify the Manufacturer and the Manufacturer will have the right to reject such request or set the parameters of such audit, in its sole discretion. The cost of any inspection or audit will be borne by the Customer.

5.7            Indemnification.

(a)            Subject to the terms of the Side Letter, the Customer agrees to indemnify, defend and hold harmless the Manufacturer, its Affiliates and its and their respective current and former officers, directors, employees, representatives and agents (each, a “Manufacturer Indemnified Party”) from and against any and all claims, demands, suits and actions brought by unaffiliated third Persons (“Third Party Claims”) against a Manufacturer Indemnified Party, and the resulting liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses”) awarded to such third Persons for such Third Party Claim, to the extent the Third Party Claim arises out of (i) a material breach of the Customer’s representations, warranties, covenants or agreements set forth in this Agreement, (ii) the assertion that the Specifications violate applicable Law or infringe, misappropriate, dilute, violate or otherwise conflict with the intellectual property rights of any other Person, (iii) the violation by the Customer of applicable Law; (iv) the gross negligence or willful misconduct of Customer in connection with this Agreement, or (v) the marketing, advertising, distribution or sale by the Customer (or its Affiliates) of any Products, including any Losses that relate to any claimed adverse health or environmental effects or health or environmental risks relating to the use of the Products, except that the Customer will not be required to indemnify any Manufacturer Indemnified Party for any Losses to the extent they arise out of the Manufacturer’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, including any manufacture of Non-Conforming Products.

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(b)            Subject to the terms of the Side Letter, the Manufacturer agrees to indemnify, defend and hold harmless the Customer, its Affiliates and its and their respective current and former officers, directors, employees, representatives and agents (each, a “Customer Indemnified Party”) from and against any and Third Party Claims and the resulting Losses awarded to such third Persons for such Third Party Claims, to the extent arising out of (i) the Manufacturer’s material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, including any manufacture of Non-Conforming Products, (ii) the gross negligence or willful misconduct of Manufacturer in connection with this Agreement, (iii) violation by the Manufacturer of applicable Law, or (iv) any infringement by the Manufacturer on the Intellectual Property rights of a third Person (other than to the extent arising from conformance to the Specifications), except that the Manufacturer will not be required to indemnify any Customer Indemnified Party for any Losses to the extent they arise out of the Customer’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(c)            Each Party as the indemnifying Party pursuant to this Section 5.7 (the “Indemnifying Party”) shall have the right to control the defense of the Third Party Claim, provided that the Party to be indemnified under this Section 5.7 (the “Indemnified Party”) shall have the right to participate in the defense of such Third Party Claim with counsel selected by it at the Indemnified Party’s expense. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

ARTICLE 6
CONFIDENTIALITY

6.1            Confidentiality Obligations.

(a)            As used in this Agreement, “Confidential Information” means any and all non-public data and information, including know-how and trade secrets, relating to a Party or its Affiliates or their respective business or activities, disclosed to the other Party (or to which the other Party otherwise has access) under or in connection with this Agreement. Confidential Information may be communicated electronically, orally, visually, in writing or in any other recorded or tangible form. All data and information shall be considered to be Confidential Information hereunder (i) if a Party has marked them as such, (ii) if a Party, electronically, orally or in writing, has advised the other Party of their confidential nature, or (iii) if, due to their character or nature, a reasonable Person in a like position and under like circumstances would treat them as confidential. Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party (as defined below) can demonstrate: (i) was publicly known at the time of disclosure, or has become publicly known through no act of the Receiving Party or its Representatives (as defined below) in breach of this Agreement; or (ii) was received from a third party who, to the Receiving Party’s knowledge, had no duty of confidentiality; provided that the foregoing exceptions shall not apply to personal information processed hereunder, which shall always be deemed Confidential Information.

(b)            Each Party that receives or otherwise obtains under this Agreement any Confidential Information (each a “Receiving Party”) of the other Party (each a “Disclosing Party”) agrees to (i) keep the Disclosing Party’s Confidential Information confidential and not disclose or make available any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party (except in accordance with this Article 6), (ii) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care), and (iii) limit access to the Disclosing Party’s Confidential Information to its officers, directors, equityholders, partners, consultants or employees or any attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”), its Affiliates and its Affiliates’ Representatives, with a reasonable need to know such Confidential Information; provided that such Representatives are subject to obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as the confidentiality provisions of this Agreement. The Confidential Information of a Party includes Confidential Information disclosed by its Affiliates and its and their Representatives in connection with this Agreement.

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6.2            Authorized Disclosure. Notwithstanding the foregoing, no Party (nor third Persons, as applicable) will be precluded from disclosing Confidential Information to the extent it is required to do so in response to a valid order by a Governmental Authority, or to the extent it reasonably believes, on the basis of advice from outside counsel, that it is required to disclose such Confidential Information by Law, or to the extent necessary to establish its rights under this Agreement; provided that, in the event a Party believes it is so required to disclose the other Party’s Confidential Information, it will provide notice of such requirement so that Disclosing Party may seek an appropriate order or other action as it deems appropriate to prevent or limit such disclosure, and the Party required to make the disclosure will use its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party to obtain an appropriate order or other reliable assurance of confidential treatment. In any event, the Party required to make the disclosure may disclose only that portion of the other Party’s Confidential Information that is legally required to be disclosed. Notwithstanding the foregoing, if any Party (or an Affiliate of such Party) is required to include a copy of this Agreement as an exhibit to any current or periodic report filed with the U.S. Securities and Exchange Commission, such Party (or its Affiliate) may make such filing without the prior written consent of any other Party as long as it seeks (or causes its Affiliate to seek) confidential treatment of any portions of this Agreement that, in the opinion of such filing Party, contain confidential or competitively sensitive information, regardless of whether such treatment is obtained.

6.3            Relationship to Transaction Agreement. Nothing contained in this Article 6 shall limit or affect in any way the obligations of any party to maintain the confidentiality of information pursuant to the Transaction Agreement or any other applicable Ancillary Agreement (as defined in the Transaction Agreement). In the event of any conflict between the confidentiality terms set forth in this Agreement and the confidentiality terms set forth in the Transaction Agreement, the terms of the Transaction Agreement shall govern and control.

ARTICLE 7
TERM AND TERMINATION

7.1            Term of Agreement. The term of this Agreement will commence on the Effective Date and will remain in effect for two (2) years thereafter (the “Term”).

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7.2            General Termination Provisions. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated as follows:

(a)            by the mutual written consent of the Parties;

(b)            by the Parties, in accordance with Section 7.3, Section 7.4 or Section 7.5, subject to any cure or grace periods set forth therein; and

(c)            immediately, by a Party, by giving written notice to the other Party at any time upon the occurrence of any of the following events: (i) the voluntary bankruptcy of the other Party, or the filing of an involuntary petition in bankruptcy against the other Party that is not dismissed within sixty (60) days of filing, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice; (ii) the other Party ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of its creditors, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice; or (iii) a receiver is appointed for the other Party or its property, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice.

7.3            Termination in Connection with Force Majeure. Notwithstanding anything to the contrary in this Agreement, the Customer may terminate this Agreement if the Manufacturer suffers a Force Majeure Event, and such event is not alleviated to the reasonable satisfaction of the Customer within thirty (30) days of the Manufacturer’s receipt of notice of the Customer’s intent to terminate.

7.4            Termination in Connection with a Material Breach. Notwithstanding anything to the contrary in this Agreement, a Party may terminate this Agreement, in the event that the other Party is in breach of any material term of this Agreement and the breaching Party fails to cure such breach within fifteen (15) days of receipt of notice of breach from the terminating Party, except that the foregoing right to cure (a) will not apply to any breach by any Party involving violation of any applicable Law, Permit or any breach that is not capable of being cured, and (b) is conditioned upon the breaching Party promptly commencing and thereafter diligently pursuing the cure to the reasonable satisfaction of the non-breaching Party.

7.5            Partial Termination.

(a)            The Manufacturer may remove Products from Exhibit A and will have no further obligations with respect to the manufacture of such terminated Products in the event that the Manufacturer reasonably believes that the manufacture of the Products in accordance with the Specifications does not or will not comply with any applicable Law, or that the manufacture of the Products in accordance with the Specifications will infringe, misappropriate, dilute, violate or otherwise conflict with the intellectual property rights of any other Person. Following (or, if reasonably practicable under the circumstances, prior to) the removal of Products by the Manufacturer under this Section, the Manufacturer shall negotiate in good faith with the Customer to identify and agree upon replacement SKUs at Customer’s sole cost and expense and, where reasonably practicable, modify any non-compliant SKUs so that they are compliant. If the Manufacturer exercises its right of partial termination under this Section for one or more Product SKUs, the Customer may, at the Customer's sole discretion, extend the Term by up to six (6) months, provided that the term of this Agreement shall not exceed two years and six months after the Effective Date. In addition, the quantity of such removed Product that Customer has forecasted in its most recent Annual Forecast shall be subtracted from the Minimum Volume on a pro rata basis until the non-compliant SKU has been modified to be compliant or a replacement SKU has been agreed. Notwithstanding the foregoing, if the Manufacturer continues manufacturing any such Products, such continued manufacturing will not in any way limit the Manufacturer’s rights under the terms of this Agreement, including the Manufacturer’s right to indemnification.

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7.6            Effects of Termination.

(a)            Upon any expiration or termination of this Agreement in accordance with its terms, subject to Section 7.7, this Agreement will terminate and become void and of no further force and effect, and there will be no further liability or obligation on the part of either Party. Each Party’s right of termination under Sections 7.3, 7.4 and 7.5, is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not constitute an election of remedies and will not relieve any Party of liability for any breach of this Agreement.

(b)            Upon any expiration or termination of this Agreement:

(i)            the Manufacturer agrees, in accordance with Section 4.1, to: (A) make all Products ordered prior to the effective date of termination or expiration available for pick-up by the Customer, together with a final invoice therefor; (B) return all the Customer’s Confidential Information and Proprietary Materials; and (C) make all Customer-Specific Materials available for pick-up by the Customer. The Manufacturer further agrees to (1) stop producing Products for the Customer, except as the Customer may otherwise approve in writing; and (2) cooperate with the Customer in the preparation of a final accounting of activities under this Agreement; and

(ii)            the Customer agrees to: (A) pay the Manufacturer for open invoices and any other amounts owed in accordance with Section 3.2(a); (B) return all the Manufacturer’s Confidential Information; (C) cooperate with the Manufacturer in the preparation of a final accounting of activities under this Agreement; and (D) pick up the Products and Customer-Specific Materials within twenty (20) calendar days after termination. Notwithstanding the foregoing, the Customer will only be responsible for picking up and paying the Manufacturer for Customer-Specific Materials that (1) are currently in Manufacturer’s inventory or ordered by the Manufacturer subject to a binding, non-cancelable purchase order; and (2) the Manufacturer ordered in compliance with the Forecasts provided by the Customer and the material ordering lead times agreed by Customer and Manufacturer.

7.7            Survival. Notwithstanding anything to the contrary in this Agreement, Sections 1.6, 1.7, 2.4, 3.2, 7.6 and this Section 7.7, as well as Articles 4, 5, 6 and 8 will continue in full force and effect and survive any expiration or termination of this Agreement. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties that accrued prior to expiration or termination.

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ARTICLE 8
MISCELLANEOUS

8.1            Entire Agreement. This Agreement (together with the Exhibits attached hereto, which are incorporated herein by reference), as supplemented by the Letter Agreement by and among The Scotts Miracle-Gro Company, SMG Growing Media LLC, Vireo Growth Inc, Manufacturer and Customer, dated April 8, 2026 (the “Side Letter”), constitutes the entire agreement on the subject matter hereof and supersedes (a) all prior oral or written proposals, term sheets or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter of this Agreement.

8.2            Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

8.3            Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Party (it being understood and agreed that, without limiting the generality of the foregoing, Customer may withhold consent to any assignment if the assignee, in Customer's determination, is not creditworthy or not able to manufacture and supply the Products in accordance with the terms of this Agreement), and any attempted assignment, without such consent, will be null and void; provided that, (a) the Customer may, without the written consent of the Manufacturer, assign this Agreement to the acquirer of substantially all of Customer’s assets or equity interests and (b) the Manufacturer may perform under this Agreement by delegating any of its manufacturing, packaging or shipping obligations hereunder to one or more of its Affiliates or subcontractors. In the event a Party assigns this Agreement in accordance with this Section 8.3, it shall ensure that the Person to whom the Agreement will be assigned agrees in writing, as a condition to closing, to fully assume the rights and obligations of the assigning Party under this Agreement and the Side Letter and agrees to be bound by all of the terms and obligations of this Agreement and the Side Letter and, as to such an assignment by Manufacturer of this Agreement, Manufacturer shall also transfer the Remaining Credit (as defined in the Side Letter) to the assignee.

8.4            Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

8.5            Relationship of the Parties. For purposes of this Agreement, the Parties will be and remain independent contractors, and this Agreement will not be construed as establishing a general agency, employment, partnership, joint venture, coalition, alliance or any other similar relationship between the Parties with regards to the relationship created by this Agreement. In accordance with this Agreement, no Party will have the authority to make any statements, representations or commitments of any kind (whether express or implied) regarding the subject matter of this Agreement, or to take any action, which would be binding on any other Party or create any liability or obligation on behalf of any other Party regarding the subject matter of this Agreement, without the prior written authorization of such other Party to do so. No Party will have the right to direct or control the employees of any other Party. No Party will be liable for the debts, obligations or other liabilities of any other Party or of any of its agents, employees or contractors, including any costs for salaries, benefits or taxes.

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8.6            Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither Party will be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than payment of monies due), when such failure or delay is caused by or results from events outside the reasonable control of such Party, including acts of God, fire, flood, storm, earthquake, explosion, epidemic, environmental catastrophe, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, or civil commotion (each, a “Force Majeure Event”). In the case of any delay or failure that a Party anticipates will cause an excusable delay hereunder, such Party will inform the other Party by written notice of the anticipated effect of such delay within ten (10) days of becoming aware of it. If a Force Majeure Event continues for sixty (60) days or more, the Customer may terminate this Agreement without further liability to the Manufacturer.

8.7            Severability. If any provision of this Agreement, or the application of any provision of this Agreement to either Party or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to the Parties or circumstances will not be affected thereby and that provision shall be enforced to the greatest extent permitted by applicable Laws.

8.8            Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties will take or cause to be taken all such necessary action.

8.9            Construction.

(a)            The terms and provisions of this Agreement represent the results of negotiations between the Parties, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and the Parties hereby waive the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

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(b)            Whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, irrespective of whether used in connection with the words “without limitation,” they are deemed in all cases to be followed by the words “without limitation”.

8.10            Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including in the format of .pdf), each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument.

8.11            No Third Party Beneficiaries. Except for the Manufacturer Indemnified Parties and the Customer Indemnified Parties (each of which is an intended third-party beneficiary of this Agreement), the provisions of this Agreement are for the exclusive benefit of the Parties. Except for the Manufacturer Indemnified Parties and the Customer Indemnified Parties, this Agreement is not intended to benefit or create rights in any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by either Party, or (b) any liquidator, trustee or creditor acting on behalf of either Party, and no such creditor or any other Person or Governmental Authority will have any rights under this Agreement.

8.12            Notices. Except for Purchase Orders and invoices, which may be sent by such means as the Parties may agree, any notice or communication required or permitted to be given under this Agreement must be in writing and will be deemed to have been given or made when (a) delivered personally to the recipient, or (b) upon delivery when emailed to the recipient, in each case, to the applicable address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

(a)            if to the Customer, to:

Hawthorne Hydroponics LLC

PO BOX 2289

Clackamas, OR 97015

Attn: [***]

Email: [***]

(b)            if to the Manufacturer, to:

The Scotts Company LLC

14111 Scottslawn Rd.

Marysville, OH 43041

Attn: [***]

Title: [***]

with a copy to:

The Scotts Company LLC

14111 Scottslawn Rd.

Marysville, OH 43041

Attn: Legal Department

Email: [***]

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8.13            Disputes.

(a)            THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND WILL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF Delaware, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)            EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN Wilmington, Delaware. THE PARTIES IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), MUST BE LITIGATED IN SUCH COURTS. EACH PARTY (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES WILL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY WILL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL WILL CONSTITUTE SUFFICIENT SERVICE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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(c)            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.14            Expenses. Unless explicitly specified in the Transaction Agreement, each Party is responsible for its respective out-of-pocket costs and expenses incurred by or on behalf of such Party and its Affiliates (including the fees and expenses of attorneys, consultants, accountants, and other advisors, travel costs and miscellaneous expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement.

[this space left blank intentionally – signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Customer

HAWTHORNE HYDROPONICS LLC

By:
Name:
Title:

Manufacturer

THE SCOTTS COMPANY LLC

By:
Name:
Title:

EXECUTION VERSION

EXHIBIT A

[***]

Exhibit C

Form of Designee Certificate

[***]

Exhibit D

Employee Leasing Agreement (CDN)

EXECUTION VERSION

EMPLOYEE LEASING AGREEMENT

This EMPLOYEE LEASING AGREEMENT (this “Agreement”), dated as of April 8, 2026, is entered by and between Prolific Supply LLC (“Vireo” or “Service Recipient”) and Hawthorne Canada Limited (“Scotts” or “Service Provider”). Vireo and Scotts are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Vireo and an Affiliate of Scotts, along with certain other parties, have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Vireo desires to utilize the services of each of the individuals listed on Schedule A hereto (the “Leased Employees”) to facilitate the orderly transition and integration of the Hawthorne Business through an employee leasing arrangement for the limited period of time set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.        Definitions and Interpretation. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Purchase Agreement. Article I of the Purchase Agreement is hereby incorporated by reference.

Section 2.        Services.

(a)            General. Commencing effective as of the date hereof and subject to the terms and conditions of this Agreement, Service Provider shall (during the Leasing Period, as such term is defined below) provide or cause to be provided to Service Recipient (i) the services of the Leased Employees as described in Section 2(b) below (the “Leased Employee Services”) and (ii) certain services to support the Leased Employees in connection with the Leased Employee Services, including, without limitation, IT support, payroll, benefits, workers’ compensation (as required by applicable Law) and unemployment insurance processing, and other similar support services (the “Support Services” and, together with the Leased Employee Services, the “Services”), in each case, in accordance with applicable Law.

(b)            Leased Employee Services. Subject to the terms and conditions of this Agreement, for the duration of this Agreement, Service Provider agrees to provide or cause to be provided to Service Recipient, and Service Recipient agrees to accept, from the date hereof through the period ending six (6) months following the date hereof, or such other date as mutually agreed in writing by the Parties (the period of each such service, the “Leasing Period”) (x) the services of the Leased Employees and (y) the Support Services. The Leased Employee Services shall consist of such services that the Leased Employees provided with respect to the Hawthorne Business immediately prior to the date hereof (or, to the extent an individual becomes a Leased Employee after the date hereof in accordance with the terms of this Agreement, the date immediately prior to the start of the Leasing Period for such Leased Employee), job knowledge transfer with respect to the Leased Employees’ knowledge of the Hawthorne Business, and such other services that are reasonably requested by Service Recipient, consistent with such Leased Employee’s position. The Leased Employee Services are not intended to affect the employment relationship that exists between each Leased Employee and Service Provider during the applicable Leasing Period. Accordingly, Service Provider and Service Recipient agree that any Leased Employee who is an employee of Service Provider on the date hereof shall remain an employee of Service Provider during the Leasing Period, subject to the termination of such individual’s employment (whether as a result of resignation, dismissal with or without cause, or otherwise). For the avoidance of doubt, Service Recipient may engage in conversations with the Leased Employees regarding permanent employment with Service Recipient following the end of the Leasing Period. The Parties acknowledge and agree that Service Recipient may hire any Leased Employee who terminates their employment with the Service Provider. Each Party shall notify the other Party if, during the applicable Leasing Period, any Leased Employee provides notice of an intent to terminate his or her employment with Service Provider. For the avoidance of doubt, nothing herein impacts Service Provider’s right to terminate the employment of any Leased Employee for any reason or no reason, with or without cause or otherwise. Notwithstanding the foregoing, the Service Provider will use reasonable efforts to notify the Service Recipient no less than ten (10) days in advance of the termination of any Leased Employee’s employment without cause. In the event of such termination of employment, the Service Recipient will reimburse the Service Provider for all costs, obligations and liabilities required to be incurred by the Service Provider arising from such termination, whether pursuant to statute, contract, common law or otherwise, including, without limitation, for notice of termination (or pay in lieu thereof), severance pay, benefits, damages and legal fees; such costs shall be reimbursed as Leased Employee Costs pursuant to the procedures set forth in Section 3(b). Service Provider is not required to (I) (A) hire any individual to replace a Leased Employee whose employment has terminated or (B) hire any new Leased Employee, in each case, for the purpose of providing Leased Employee Services to Service Recipient, or (II) allocate support functions in excess of the level of resources historically allocated to the provision of such service in connection with the operation of the Hawthorne Business, unless mutually agreed to in writing by the Parties. Further, no Support Services will be required to be provided in respect of any Leased Employee after such Leased Employee’s employment with Service Provider ends. Service Recipient may, in its sole discretion, discontinue receiving services from any of the Leased Employees identified in Schedule A during the applicable Leasing Period; provided that Service Recipient provides Service Provider with at least five (5) business days’ notice prior to the date Service Recipient wishes to cease receiving services from the applicable Leased Employee(s). If in its discretion the Service Provider terminates the employment of such Leased Employee(s) on a without cause basis within twenty (20) business days of such discontinuation of services, the Service Recipient will reimburse the Service Provider for all costs, obligations and liabilities required to be incurred by the Service Provider arising from such termination of employment, whether pursuant to statute, contract, common law or otherwise, including, without limitation, for notice of termination (or pay in lieu thereof), severance pay, benefits, damages and legal fees; such costs shall be reimbursed as Leased Employee Costs pursuant to the procedures set forth in Section 3(b).

(c)            Support Services Changes. Service Recipient hereby acknowledges and agrees that Service Provider may, in its reasonable discretion, implement reasonable changes (i) with respect to the systems, procedures or manner of performance used to provide the Support Services to the extent Service Provider is making such changes for its own business (including such changes required by any third-party vendors, changes reasonably necessary or advisable for security purposes, and maintenance, patches, upgrades and similar changes), (ii) to the third-party agents or contractors used to provide the Support Services or (iii) where Service Provider determines in good faith such changes would be, or would reasonably be expected to be, required to remain compliant with applicable Law or the requirements of any Governmental Authority.

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(d)            Employment Status and Supervision. Subject to the terms of this Agreement, including Section 2 above, the Leased Employees shall at all times during the Leasing Period remain employees of Service Provider. Without reduction or limitation to Service Recipient’s obligations set forth in Section 2(e), all employment and labour matters relating to the Leased Employees during the Leasing Period or arising from or relating to any termination of their employment as contemplated in this Agreement will be within the exclusive control of Service Provider, and Service Recipient shall not take any action affecting such matters (including, without limitation, Leased Employees’ terms and conditions of employment, employment status, compensation, benefits, disciplinary action or termination); provided that Service Recipient may direct Leased Employees to adhere to Service Recipient policies that apply to employees of Service Recipient, to the extent such policies apply to the performance of the Leased Employee Services by the Leased Employees.

(e)            Service Provider Obligations and Leased Employee Costs. With respect to the Leased Employees, during the Leasing Period, to the extent that the Service Provider performs any of the actions described on Schedule B hereto, Service Recipient shall reimburse Service Provider for all Leased Employee Costs (as defined on Schedule B), pursuant to the procedures set forth in Section 3(b). Each Party shall timely provide to the other Party all documents and information reasonably necessary to allow the other Party to comply with its obligations under this Agreement. Service Recipient shall for any Leased Employees providing services at Service Recipient’s worksite, (i) maintain a safe and healthy working environment, free from discrimination, harassment and violence (ii) comply with all Laws respecting employees, occupational health and safety, and employment practices, and (iii) use reasonable best efforts to cause the Leased Employees to comply with all Laws respecting employees, occupational health and safety and employment practices.

(f)            Access. The Parties will share with each other information, materials and access to witnesses in connection with any investigation, litigation, charge, inquiry, audit or similar proceeding involving one or more Leased Employees (to the extent they are not adverse to each other in any such proceeding). Notwithstanding the obligations contained in the immediately preceding sentence, neither Party shall be required to provide access to or to disclose such information to the other Party where such access or disclosure would contravene any applicable Law, fiduciary duty or binding agreement or would jeopardize solicitor-client privilege of it or its affiliates; provided that, in the case of the foregoing clause (to the extent the Parties are not adverse to each other in any such proceeding), each Party shall reasonably cooperate with the other Party and use commercially reasonable efforts to establish an appropriate confidentiality procedure or other work-around to enable access to any such information to the extent allowable under the circumstances. All information provided or accessed under this Section 2(f) (or otherwise) shall be kept strictly confidential in accordance with Section 5.

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Section 3.           Costs and Billing.

(a)            Costs. In consideration for the Services provided under this Agreement, Service Recipient shall reimburse Service Provider for the Leased Employee Costs (as defined on Schedule B) plus any applicable good and services tax pursuant to Part IX of the Excise Tax Act (Canada) or other applicable sales or services taxes.

(b)            Procedure. Service Provider will include the Leased Employee Costs and a description of the Services provided in the invoice required under the Transition Services Agreement. Payment of Leased Employee Costs and any disputes regarding charges or costs shall be governed by Sections 3.3 and 3.4, respectively, of the Transition Services Agreement.

(c)            Withholding Taxes. Neither Party shall deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding is required under Law. If any Law requires the deduction or withholding of any Tax from any such payments then the Service Provider or the Service Recipient, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing authority in accordance with Law. Any such amount deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Party with respect to which such withholding or deduction was made. Each Party agrees to use reasonable efforts to furnish such forms, certificates or other documentation, upon the reasonable request of the other Party, that would reduce or eliminate such deduction or withholding, and each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to minimize any such deduction or withholding.

Section 4.          Term of this Agreement.

(a)            Term. Unless earlier terminated pursuant to Section 4(b), the Services under this Agreement shall be terminated at the close of business on the last day of the Leasing Period. Upon termination of the Services under this Agreement, the Service Recipient will offer employment to all of the Leased Employees who are then still employed by Scotts on the same terms and conditions as otherwise required under Section 5.15 of the Purchase Agreement with respect to Continuing Employees (as defined thereunder), failing which Scotts may in its discretion terminate their employment without cause within twenty (20) business days of the termination of this Agreement and the Service Recipient will reimburse Scotts for all costs, obligations and liabilities required to be incurred by Scotts arising from such employment terminations, whether pursuant to statute, contract, common law or otherwise, including, without limitation, for notice of termination (or pay in lieu thereof), severance pay, benefits, damages or legal fees. If the Service Recipient employs the Leased Employees on or after the termination of this Agreement, the Service Recipient shall further indemnify and save harmless Scotts against all claims, liabilities and obligations arising from or relating to the employment or cessation of employment of the Leased Employees by the Service Recipient or its Affiliate from and after the termination of this Agreement, including, without limitation, for or in relation to compensation, benefits, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims of any nature whatsoever.

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(b)            Early Termination. Notwithstanding the foregoing, the Services under this Agreement may be terminated by either Party prior to the close of business on the last day of the Leasing Period only in the following circumstances: (i) upon five (5) days’ advance written notice by the Service Recipient that the Service Recipient or an affiliate will offer employment to each of the Leased Employees who are then still employed by Scotts on the same terms and conditions as otherwise required under Section 5.15 of the Purchase Agreement with respect to Continuing Employees (as defined thereunder), (ii) upon the mutual, written consent of the Parties or (iii) immediately upon a material breach of this Agreement that remains uncured by the breaching Party for thirty (30) calendar days following breaching Party’s receipt of notice pursuant to Section 8.02 of the Purchase Agreement from the non-breaching Party of any such breach.

(c)            Records. Each Party agrees to maintain accurate records arising from or related to the Services provided hereunder, including supporting documentation produced in connection with the rendering of the Services, and, with respect to Service Provider, at least substantially consistent with past practice with respect to the Hawthorne Business.

(d)            Survival. A Party’s obligations to another Party under Section 5, Section 6 and Section 7 shall survive termination or expiration of this Agreement.

Section 5.           Confidentiality.

(a)            Confidential Information. As it is used in this Agreement, the term “Confidential Information” shall mean, with respect to a Party, all non-public information of such Party and its Affiliates and Subsidiaries disclosed or made accessible to a Leased Employee, the other Party or any of its Affiliates or Subsidiaries in connection with the provision or receipt of Services hereunder (including information that might reasonably be considered confidential (including information that is subject to confidentiality obligations to third parties)), whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, to the extent confidential or reasonably considered confidential, studies, reports, books and records, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, computer programs or other software, marketing plans, customer names, memos, personally identifiable information and other technical, financial, employee or business information or data. Notwithstanding the foregoing, the term “Confidential Information” shall not include, with respect to the information of any Party or its Affiliates or Subsidiaries, any information (other than personally identifiable information) that: (i) is or becomes available to the general public, other than as a result of a disclosure by a member of the other Party or any of its Affiliates or Subsidiaries or any of its or their representatives in violation of this Agreement; or (ii) becomes available to the other Party or any of its Affiliates or Subsidiaries on a non-confidential basis from a third party; provided that the source of such information was not bound by a confidentiality obligation with respect to such information or otherwise prohibited from transmitting such information by a contractual, fiduciary or other legal obligation.

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(b)            Nondisclosure Obligations. Except as otherwise permitted by this Section 5, each Party shall, and shall cause its Affiliates and Subsidiaries and its and their respective representatives (including the Leased Employees) to, (i) not disclose Confidential Information of the other Party to third Persons (other than to such Party’s representatives on a need-to-know basis and subject to confidentiality, nondisclosure and non-use provisions no less protective as those in this Agreement), (ii) advise each of its representatives of their obligations to keep such information confidential, and (iii) use the same degree of care it uses to protect such Confidential Information as it uses for its own confidential information of like kind, but in no event less than a reasonable degree of care. The terms and conditions of this Agreement shall constitute the Confidential Information of each Party.

(c)            Permitted Disclosure. In the event that a Party (i) is required to disclose any Confidential Information of the other Party pursuant to applicable Law or (ii) receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party, such Party shall notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate, at the sole expense of the other Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that is required to so disclose or receive such demand, as applicable, may thereafter only disclose or provide Confidential Information of the other Party which is legally required to be disclosed or provided and shall exercise its commercially reasonable efforts to obtain protective treatment of such Confidential Information.

(d)            Destruction of Confidential Information. Each Party shall, at the request of the other Party, as soon as practicable and (with respect to destruction) except as required to be maintained to comply with provisions of the Purchase Agreement, applicable Law or such Party’s internal generally applicable compliance procedures consistent with past practice, at such requesting Party’s option (i) return to the other Party originals and all copies of all Confidential Information of such other Party or any of its Affiliates or Subsidiaries in a tangible form (and electronically) or (ii) destroy all originals and copies thereof; provided that such Party may retain copies of any computer records and files containing any Confidential Information of the other Party that have been created pursuant to such Party’s generally applicable archiving and back-up procedures, in accordance with such procedures. Each Party shall, at the other Party’s request, confirm compliance with this Section 5 in a writing signed by one of such Party’s authorized officers.

(e)            Conflicts. Nothing contained in this Section 5 shall limit or affect in any way the obligations of any Party to maintain the confidentiality of information pursuant to Section 5.06 (Confidentiality Agreement) of the Purchase Agreement or any other applicable Ancillary Agreement. In the event of any conflict between the confidentiality terms set forth in this Agreement and the confidentiality terms set forth in the Purchase Agreement or any other applicable Ancillary Agreement, the terms of the Purchase Agreement or the applicable Ancillary Agreement shall govern and control.

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Section 6.           Indemnification.

(a)            Service Provider shall indemnify, defend and hold harmless Service Recipient and each of its officers, directors, agents, successors and assigns of any of the foregoing (the “Service Recipient Indemnified Parties”) from and against any and all losses, damages, claims, awards, judgments, penalties, costs and expenses (including reasonable legal fees) (collectively, “Indemnifiable Losses”) suffered or incurred by Service Recipient Indemnified Parties to the extent arising out of or resulting from any (i) violation of Law in connection with, or breach of, this Agreement by Service Provider, (ii) fraud, gross negligence, willful misconduct or bad faith of Service Provider in connection with this Agreement, or (iii) any theory, status or finding of joint employment, single employment, co-employment, single or integrated enterprise, alter ego or similar legal theory, status, or finding, arising out of or otherwise in connection with any failure by the Service Provider to comply with any obligations of the Service Provider to any Leased Employee, or (iv) any claims by a Leased Employee for compensation or benefits owed in connection with such Leased Employee’s Leased Services (subject to the Service Recipient’s obligations to reimburse and indemnify the Service Provider pursuant to the other provisions of this Agreement).

(b)            Service Recipient shall indemnify, defend and hold harmless Service Provider and each of its officers, directors, agents, successors and assigns of any of the foregoing (the “Service Provider Indemnified Parties”) from and against any and all Indemnifiable Losses suffered or incurred by Service Provider Indemnified Parties to the extent arising out of or resulting from any: (i) violation of Law in connection with, or breach of, this Agreement by Service Recipient; (ii) fraud, gross negligence, willful misconduct or bad faith of Service Recipient in connection with this Agreement; (iii) third-party claims arising from or in connection with the Service Recipient’s use of the Services, including claims (a) brought by any Leased Employee (except as provided in Section 6(a)), (b) relating to any actual or alleged violation of Law or contract brought against, or any error or omission of, a Leased Employee, or (c) any theory, status or finding of common, related, affiliated, associated or joint employment, single employment, co-employment, single or integrated enterprise, alter ego or similar legal theory, status, or finding arising out of or otherwise in connection with any failure by the Service Recipient to comply with any obligations of the Service Recipient to any Leased Employee; or (iv) any claims by the Leased Employees arising out of, attributable to, or relating to Service Recipient’s actions or omissions with respect to the Leased Employees.

(c)            Section 7.05 (Indemnification Procedures) of the Purchase Agreement shall apply to indemnification claims hereunder, mutatis mutandis.

Section 7.           Miscellaneous.

(a)            The following provisions in the Purchase Agreement are incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Agreement: (i) Section 8.03 (Interpretation), (ii) Section 8.10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), (iii) Section 8.11 (Specific Performance), (iv) Section 8.05 (Severability), (v) Section 8.02 (Notices), (vi) Section 8.08 (No Third-Party Beneficiaries), (vii) Section 8.14 (Privileged Matters), (viii) Section 5.02 (Public Announcements), (ix) Section 5.06 (Confidentiality Agreement), and (x) Section 8.12 (Counterparts).

(b)            Amendments; Waiver. This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by Service Recipient and Service Provider. No waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

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(c)            No Assignment; Binding Effect; Persons Benefiting. This Agreement shall not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent in a signed writing of the other Party. No such assignment above shall relieve any Party of its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as specified in this Agreement, no provision of this Agreement is intended or shall be construed to confer upon any Person (including the Leased Employees) other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 8.           Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make either Party or its Affiliates the agent, employee, partner, common, related, affiliated, associated or joint employer, co-employer or joint venturer of the other Party or its Affiliates or be deemed to provide such Party or its Affiliates or Subsidiaries with the power or authority to act on behalf of the other Party or its Affiliates or Subsidiaries or to bind the other Party or its Affiliates or Subsidiaries to any contract, agreement or arrangement with any other individual or entity. Service Provider and the Leased Employees will provide the Services as independent contractors and shall have no authority to make binding contracts or commitments on behalf of Service Recipient or its Affiliates or Subsidiaries in any way without the prior written approval of a duly authorized representative of Service Recipient. Service Provider shall have the right to determine the personnel, assets and other resources used to provide the Support Services, as well as the manner in which Service Provider provides the Support Services.

Section 9.          Entire Agreement. Except for those matters provided for in the Purchase Agreement or the other agreements contemplated or referenced therein, or, as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, discussions, negotiations, communications and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Each schedule to this Agreement will be considered incorporated into this Agreement.

Section 10.        Effectiveness of Agreement. This Agreement shall become effective as of the Closing.

Section 11.        Counterparts. This Agreement may be executed by the Parties in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together be construed as one and the same document.

[signature page follows]

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IN WITNESS WHEREOF, each of Service Provider and Service Recipient has caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

PROLIFIC SUPPLY LLC

By:
Name:
Title:

HAWTHORNE CANADA LIMITED

By:
Name:
Title:

Schedule A
LEASED EMPLOYEES

[***]

Schedule B

LEASED EMPLOYEE COSTS

[***]

Exhibit E

Employee Leasing Agreement (U.S.)

EXECUTION VERSION

EMPLOYEE LEASING AGREEMENT

This EMPLOYEE LEASING AGREEMENT (this “Agreement”), dated as of April 8, 2026, is entered by and between Prolific Supply LLC (“Vireo” or “Service Recipient”) and The Scotts Company LLC (“Scotts” or “Service Provider”). Vireo and Scotts are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Vireo and an Affiliate of Scotts, along with certain other parties, have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Vireo desires to utilize the services of each of the individuals listed on Schedule A hereto (the “Leased Employees”) to facilitate the orderly transition and integration of the Hawthorne Business through an employee leasing arrangement for the limited period of time set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.           Definitions and Interpretation. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Purchase Agreement. Article I of the Purchase Agreement is hereby incorporated by reference.

Section 2.           Services.

(a)            General. Commencing effective as of the date hereof and subject to the terms and conditions of this Agreement, Service Provider shall (during the Leasing Period, as such term is defined below) provide or cause to be provided to Service Recipient (i) the services of the Leased Employees as described in Section 2(b) below (the “Leased Employee Services”) and (ii) certain services to support the Leased Employees in connection with the Leased Employee Services, including, without limitation, IT support, payroll, benefits, workers’ compensation (as required by applicable Law) and unemployment insurance processing, and other similar support services (the “Support Services” and, together with the Leased Employee Services, the “Services”), in each case, in accordance with applicable Law.

(b)            Leased Employee Services. Subject to the terms and conditions of this Agreement, for the duration of this Agreement, Service Provider agrees to provide or cause to be provided to Service Recipient, and Service Recipient agrees to accept, from the date hereof through one (1) year, or such other date as mutually agreed in writing by the Parties (the period of each such service, the “Leasing Period”) (x) the services of the Leased Employees and (y) the Support Services. The Leased Employee Services shall consist of such services that the Leased Employees provided with respect to the Hawthorne Business immediately prior to the date hereof (or, to the extent an individual becomes a Leased Employee after the date hereof in accordance with the terms of this Agreement, the date immediately prior to the start of the Leasing Period for such Leased Employee), job knowledge transfer with respect to the Leased Employees’ knowledge of the Hawthorne Business, and such other services that are reasonably requested by Service Recipient, consistent with such Leased Employee’s position. During the Leasing Period, the Leased Employees will exclusively provide services to the Service Recipient for as long as the Leased Employees remain employees of the Service Provider or any of its Affiliates. The Leased Employee Services are not intended to affect the employment relationship that exists between each Leased Employee and Service Provider during the applicable Leasing Period. Accordingly, Service Provider and Service Recipient agree that any Leased Employee who is an employee of Service Provider on the date hereof shall remain an employee of Service Provider during the Leasing Period until such individual’s employment is terminated by employee, or terminated by Service Provider. For the avoidance of doubt, Service Recipient may engage in conversations with the Leased Employees regarding permanent employment with Service Recipient following the end of the Leasing Period. The Parties acknowledge and agree that Service Recipient may hire any Leased Employee who terminates their employment with the Service Provider. Each Party shall notify the other Party if, during the applicable Leasing Period, any Leased Employee provides notice of an intent to terminate his or her employment with Service Provider. For the avoidance of doubt, nothing herein impacts Service Provider’s right to terminate the employment of any Leased Employee for any reason or no reason, with or without cause; provided that Service Provider provides Service Recipient with notice prior to terminating a Leased Employee. If Service Provider receives a release of claims from a Leased Employee then Service Provider will use commercially reasonable efforts to include Service Recipient as a released party. Service Provider is not required to (I)(A) hire any individual to replace a Leased Employee whose employment has terminated or (B) hire any new Leased Employee, in each case, for the purpose of providing Leased Employee Services to Service Recipient, or (II) allocate support functions in excess of the level of resources historically allocated to the provision of such service in connection with the operation of the Hawthorne Business, unless mutually agreed to in writing by the Parties. Further, no Support Services will be required to be provided in respect of any Leased Employee after such Leased Employee’s employment with Service Provider ends. Service Recipient may, in its sole discretion, discontinue receiving services from any of the Leased Employees identified in Schedule A during the applicable Leasing Period; provided that Service Recipient provides Service Provider with at least five (5) business days’ notice prior to the date Service Recipient wishes to cease receiving services from the applicable Leased Employee(s).

(c)            Support Services Changes. Service Recipient hereby acknowledges and agrees that Service Provider may, in its reasonable discretion, implement reasonable changes (i) with respect to the systems, procedures or manner of performance used to provide the Support Services to the extent Service Provider is making such changes for its own business (including such changes required by any third-party vendors, changes reasonably necessary or advisable for security purposes, and maintenance, patches, upgrades and similar changes), (ii) to the third-party agents or contractors used to provide the Support Services or (iii) where Service Provider determines in good faith such changes would be, or would reasonably be expected to be, required to remain compliant with applicable Law or the requirements of any Governmental Authority.

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(d)            Employment Status and Supervision. Subject to the terms of this Agreement, including Section 2 above, the Leased Employees shall at all times during the Leasing Period remain at-will employees of Service Provider, subject to any written employment agreements that may exist between any particular Leased Employee and Service Provider. All employment and labor matters relating to the Leased Employees will be within the exclusive control of Service Provider, and Service Recipient shall not take any action affecting such matters (including, without limitation, Leased Employees’ terms and conditions of employment, employment status, compensation, benefits, disciplinary action or termination); provided that Service Recipient may direct Leased Employees to adhere to Service Recipient policies that apply to employees of Service Recipient, to the extent such policies apply to the performance of the Leased Employee Services by the Leased Employees.

(e)            Service Provider Obligations and Leased Employee Costs. With respect to the Leased Employees, during the Leasing Period, to the extent that the Service Provider performs any of the actions described on Schedule B hereto, Service Recipient shall reimburse Service Provider for all Leased Employee Costs (as defined on Schedule B), pursuant to the procedures set forth in Section 3(b). Each Party shall timely provide to the other Party all documents and information reasonably necessary to allow the other Party to comply with its obligations under this Agreement. Service Recipient shall for any Leased Employees providing services at Service Recipient’s worksite, (i) maintain a safe and healthy working environment, free from discrimination, harassment and violence, (ii) comply with all Laws respecting employees, occupational health and safety and employment practices, and (iii) use reasonable best efforts to cause the Leased Employees to comply with all Laws respecting employees, occupational health and safety and employment practices.

(f)            Access. The Parties will share with each other information, materials and access to witnesses in connection with any investigation, litigation, charge, inquiry, audit or similar proceeding involving one or more Leased Employees (to the extent they are not adverse to each other in any such proceeding). Notwithstanding the obligations contained in the immediately preceding sentence, neither Party shall be required to provide access to or to disclose such information to the other Party where such access or disclosure would contravene any applicable Law, fiduciary duty or binding agreement or would jeopardize attorney-client privilege of it or its affiliates; provided that, in the case of the foregoing clause (to the extent the Parties are not adverse to each other in any such proceeding), each Party shall reasonably cooperate with the other Party and use commercially reasonable efforts to establish an appropriate confidentiality procedure or other work-around to enable access to any such information to the extent allowable under the circumstances. All information provided or accessed under this Section 2(f) (or otherwise) shall be kept strictly confidential in accordance with Section 5.

Section 3.           Costs and Billing.

(a)            Costs. In consideration for the Services provided under this Agreement, Service Recipient shall reimburse Service Provider for the Leased Employee Costs (as defined on Schedule B).

(b)            Procedure. Service Provider will include the Leased Employee Costs and a description of the Services provided in the invoice required under the Transition Services Agreement. Payment of Leased Employee Costs and any disputes regarding charges or costs shall be governed by Sections 3.3 and 3.4, respectively, of the Transition Support Agreement.

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(c)            Withholding Taxes. Neither Party shall deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding is required under Law. If any Law requires the deduction or withholding of any Tax from any such payments then the Service Provider or the Service Recipient, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing authority in accordance with Law. Any such amount deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Party with respect to which such withholding or deduction was made. Each Party agrees to use reasonable efforts to furnish such forms, certificates or other documentation, upon the reasonable request of the other Party, that would reduce or eliminate such deduction or withholding, and each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to minimize any such deduction or withholding.

Section 4.           Term of this Agreement.

(a)            Term. Unless earlier terminated pursuant to Section 4(b), the Services under this Agreement shall be terminated at the close of business on the last day of the Leasing Period. Upon termination of Services under this Agreement, all Leased Employees will remain employed by Scotts or an Affiliate thereof.

(b)            Early Termination. Notwithstanding the foregoing, the Services under this Agreement may be terminated by either Party prior to the end of the term set forth in Section 4(a) only in the following circumstances: (w) after six (6) months from the date hereof, by Service Recipient for any reason upon thirty (30) calendar days’ notice, (x) automatically without any action required by either Party in the event that all Leased Employees cease to be employees of Scotts or its Affiliates for any reason, (y) upon the mutual, written consent of the Parties or (z) immediately upon a material breach of this Agreement that remains uncured by the breaching Party for thirty (30) calendar days following breaching Party’s receipt of notice pursuant to Section 8.02 of the Purchase Agreement from the non-breaching Party of any such breach.

(c)            Records. Each Party agrees to maintain accurate records arising from or related to the Services provided hereunder, including supporting documentation produced in connection with the rendering of the Services, and, with respect to Service Provider, at least substantially consistent with past practice with respect to the Hawthorne Business.

(d)            Survival. A Party’s obligations to another Party under Section 5, Section 6 and Section 7 shall survive termination or expiration of this Agreement.

Section 5.           Confidentiality.

(a)            Confidential Information. As it is used in this Agreement, the term “Confidential Information” shall mean, with respect to a Party, all non-public information of such Party and its Affiliates and Subsidiaries disclosed or made accessible to a Leased Employee, the other Party or any of its Affiliates or Subsidiaries in connection with the provision or receipt of Services hereunder (including information that might reasonably be considered confidential (including information that is subject to confidentiality obligations to third parties)), whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, to the extent confidential or reasonably considered confidential, studies, reports, books and records, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, computer programs or other software, marketing plans, customer names, memos, personally identifiable information and other technical, financial, employee or business information or data. Notwithstanding the foregoing, the term “Confidential Information” shall not include, with respect to the information of any Party or its Affiliates or Subsidiaries, any information (other than personally identifiable information) that: (i) is or becomes available to the general public, other than as a result of a disclosure by a member of the other Party or any of its Affiliates or Subsidiaries or any of its or their representatives in violation of this Agreement; or (ii) becomes available to the other Party or any of its Affiliates or Subsidiaries on a non-confidential basis from a third party; provided that the source of such information was not bound by a confidentiality obligation with respect to such information or otherwise prohibited from transmitting such information by a contractual, fiduciary or other legal obligation.

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(b)            Nondisclosure Obligations. Except as otherwise permitted by this Section 5, each Party shall, and shall cause its Affiliates and Subsidiaries and its and their respective representatives (including the Leased Employees) to, (i) not disclose Confidential Information of the other Party to third Persons (other than to such Party’s representatives on a need-to-know basis and subject to confidentiality, nondisclosure and non-use provisions no less protective as those in this Agreement), (ii) advise each of its representatives of their obligations to keep such information confidential, and (iii) use the same degree of care it uses to protect such Confidential Information as it uses for its own confidential information of like kind, but in no event less than a reasonable degree of care. The terms and conditions of this Agreement shall constitute the Confidential Information of each Party.

(c)            Permitted Disclosure. In the event that a Party (i) is required to disclose any Confidential Information of the other Party pursuant to applicable Law or (ii) receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party, such Party shall notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate, at the sole expense of the other Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that is required to so disclose or receive such demand, as applicable, may thereafter only disclose or provide Confidential Information of the other Party which is legally required to be disclosed or provided and shall exercise its commercially reasonable efforts to obtain protective treatment of such Confidential Information.

(d)            Destruction of Confidential Information. Each Party shall, at the request of the other Party, as soon as practicable and (with respect to destruction) except as required to be maintained to comply with provisions of the Purchase Agreement, applicable Law or such Party’s internal generally applicable compliance procedures consistent with past practice, at such requesting Party’s option (i) return to the other Party originals and all copies of all Confidential Information of such other Party or any of its Affiliates or Subsidiaries in a tangible form (and electronically) or (ii) destroy all originals and copies thereof; provided that such Party may retain copies of any computer records and files containing any Confidential Information of the other Party that have been created pursuant to such Party’s generally applicable archiving and back-up procedures, in accordance with such procedures. Each Party shall, at the other Party’s request, confirm compliance with this Section 5 in a writing signed by one of such Party’s authorized officers.

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(e)            Conflicts. Nothing contained in this Section 5 shall limit or affect in any way the obligations of any Party to maintain the confidentiality of information pursuant to Section 5.06 (Confidentiality Agreement) of the Purchase Agreement or any other applicable Ancillary Agreement. In the event of any conflict between the confidentiality terms set forth in this Agreement and the confidentiality terms set forth in the Purchase Agreement or any other applicable Ancillary Agreement, the terms of the Purchase Agreement or the applicable Ancillary Agreement shall govern and control.

Section 6.           Indemnification.

(a)            Service Provider shall indemnify, defend and hold harmless Service Recipient and each of its officers, directors, agents, successors and assigns of any of the foregoing (the “Service Recipient Indemnified Parties”) from and against any and all losses, damages, claims, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) (collectively, “Indemnifiable Losses”) suffered or incurred by Service Recipient Indemnified Parties to the extent arising out of or resulting from any (i) violation of Law in connection with, or breach of, this Agreement by Service Provider, (ii) fraud, gross negligence, willful misconduct or bad faith of Service Provider in connection with this Agreement, or (iii) any theory, status or finding of joint employment, single employment, co-employment, single or integrated enterprise, alter ego or similar legal theory, status, or finding, arising out of or otherwise in connection with any failure by the Service Provider to comply with any obligations of the Service Provider to any Leased Employee, or (iv) any claims by a Leased Employee for compensation or benefits owed in connection with such Leased Employee’s Leased Services.

(b)            Service Recipient shall indemnify, defend and hold harmless Service Provider and each of its officers, directors, agents, successors and assigns of any of the foregoing (the “Service Provider Indemnified Parties”) from and against any and all Indemnifiable Losses suffered or incurred by Service Provider Indemnified Parties to the extent arising out of or resulting from any (i) violation of Law in connection with, or breach of, this Agreement by Service Recipient; (ii) fraud, gross negligence, willful misconduct or bad faith of Service Recipient in connection with this Agreement; (iii) third-party claims arising from or in connection with the Service Recipient’s use of the Services, including claims (a) brought by any Leased Employee (except as provided in Section 6(a)), (b) relating to any actual or alleged violation of Law or contract brought against, or any error or omission of, a Leased Employee, or (c) any theory, status or finding of common, related, affiliated, associated or joint employment, single employment, co-employment, single or integrated enterprise, alter ego or similar legal theory, status, or finding arising out of or otherwise in connection with any failure by the Service Recipient to comply with any obligations of the Service Recipient to any Leased Employee; or (iv) any claims by the Leased Employees arising out of, attributable to, or relating to Service Recipient’s actions or omissions with respect to the Leased Employees.

(c)            Section 7.05 (Indemnification Procedures) of the Purchase Agreement shall apply to indemnification claims hereunder, mutatis mutandis.

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Section 7.           Miscellaneous.

(a)            The following provisions in the Purchase Agreement are incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Agreement: (i) Section 8.03 (Interpretation), (ii) Section 8.10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), (iii) Section 8.11 (Specific Performance), (iv) Section 8.05 (Severability), (v) Section 8.02 (Notices), (vi) Section 8.08 (No Third-Party Beneficiaries), (vii) Section 8.14 (Privileged Matters), (viii) Section 5.02 (Public Announcements), (ix) Section 5.06 (Confidentiality Agreement), and (x) Section 8.12 (Counterparts).

(b)            Amendments; Waiver. This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by Service Recipient and Service Provider. No waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

(c)            No Assignment; Binding Effect; Persons Benefiting. This Agreement shall not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent in a signed writing of the other Party. No such assignment above shall relieve any Party of its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as specified in this Agreement, no provision of this Agreement is intended or shall be construed to confer upon any Person (including the Leased Employees) other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 8.          Relationship of the PartiesSection 20.        . Nothing contained herein is intended or shall be deemed to make either Party or its Affiliates the agent, employee, partner, common, related, affiliated, associated or joint employer, co-employer or joint venturer of the other Party or its Affiliates or be deemed to provide such Party or its Affiliates or Subsidiaries with the power or authority to act on behalf of the other Party or its Affiliates or Subsidiaries or to bind the other Party or its Affiliates or Subsidiaries to any contract, agreement or arrangement with any other individual or entity. Service Provider and the Leased Employees will provide the Services as independent contractors and shall have no authority to make binding contracts or commitments on behalf of Service Recipient or its Affiliates or Subsidiaries in any way without the prior written approval of a duly authorized representative of Service Recipient. Service Provider shall have the right to determine the personnel, assets and other resources used to provide the Support Services, as well as the manner in which Service Provider provides the Support Services.

Section 9.           Entire Agreement. Except for those matters provided for in the Purchase Agreement or the other agreements contemplated or referenced therein, or, as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, discussions, negotiations, communications and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Each schedule to this Agreement will be considered incorporated into this Agreement.

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Section 10.        Effectiveness of Agreement. This Agreement shall become effective as of the Closing.

Section 11.        Counterparts. This Agreement may be executed by the Parties in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together be construed as one and the same document.

[signature page follows]

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IN WITNESS WHEREOF, each of Service Provider and Service Recipient has caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

PROLIFIC SUPPLY LLC

By:
Name:
Title:

THE SCOTTS COMPANY LLC

By:
Name:
Title:

Schedule A
LEASED EMPLOYEES

[***]

Schedule B

LEASED EMPLOYEE COSTS

[***]

Exhibit F

Form of Escrow Agreement

[***]

Exhibit G

Transition Services Agreement

execution version
confidential

Transition Services Agreement

This Transition Services Agreement (this “Agreement”), is entered into as of April 8, 2026, by and between The Scotts Company LLC, an Ohio limited liability company (“Service Provider”), and Hawthorne Hydroponics LLC, a Delaware limited liability company (“Service Recipient”), and shall be effective upon April 8, 2026 (the “Effective Date”). Each of Service Provider and Service Recipient is referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, SMG Growing Media LLC (the “Seller”), The Scotts Miracle-Gro Company, Vireo Growth Inc. and Prolific Supply LLC (the “Buyer”) are party to that certain Securities Purchase Agreement, dated as of April 8, 2026 (“Transaction Agreement”), pursuant to which Seller sold and transferred or caused to be sold and transferred, and Buyer purchased, 100% of the issued and outstanding limited liability company membership interests of The Hawthorne Gardening Company LLC (“Hawthorne Gardening”), and Hawthorne Gardening owns 100% of the issued and outstanding limited liability company membership interests of each of HGCI LLC (“HGCI”) and Hawthorne Hydroponics (together with Hawthorne Gardening and HGCI, each a “Hawthorne Entity” and collectively, the “Hawthorne Entities”), upon the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, Service Provider desires to directly or indirectly provide certain services to Service Recipient and certain of its Affiliates, including the Hawthorne Entities, on a transitional basis on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Section 1.1        Capitalized Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings. Any capitalized terms used but not defined herein shall have the meaning set forth in the Transaction Agreement.

(a)	“Additional Service” has the meaning set forth in Section 2.3(d).

(b)	“Affected Party” has the meaning set forth in Section 8.8.

(c)	“Agreement” has the meaning set forth in the preamble.

(d)	“Bundled Services” has the meaning set forth in Section 4.3.

(e)	“Businesses” means the businesses of the Hawthorne Entities.

(f)	“Buyer” has the meaning set forth in the recitals.

(g)	“Change Request” has the meaning set forth in Section 2.3(c).

(h)	“Confidential Information” means all non-public data and information, including know-how and trade secrets, relating to a Party or its Affiliates or their respective business or activities, disclosed to the other Party (or to which the other Party otherwise has access) under or in connection with this Agreement. Confidential Information may be communicated electronically, orally, visually, in writing or in any other recorded or tangible form. All data and information shall be considered to be Confidential Information hereunder (i) if a Party has marked them as such, (ii) if a Party, electronically, orally or in writing, has advised the other Party of their confidential nature, or (iii) if, due to their character or nature, a reasonable Person in a like position and under like circumstances would treat them as confidential. Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Agreement; or (ii) was received from a third party who, to the Receiving Party’s knowledge, had no duty of confidentiality; provided that the foregoing exceptions shall not apply to personal information processed hereunder, which shall always be deemed Confidential Information.

(i)	“Consent” has the meaning set forth in Section 2.3(g).

(j)	“Disclosing Party” has the meaning set forth in Section 7.1.

(k)	“Dispute” has the meaning set forth in Section 8.10.

(l)	“Distribution Agreement” has the meaning set forth in Section 2.4(i).

(m)	“Distribution Agreement Negotiation Period” has the meaning set forth in Section 2.4(i).

(n)	“DPA” has the meaning set forth in Section 5.3.

(o)	“Effective Date” has the meaning set forth in the preamble.

(p)	“Excluded Service” means any service set forth on Exhibit C.

(q)	“Executive Sponsor” has the meaning set forth in Section 2.5(b).

(r)	“Extension Period” has the meaning set forth in Section 4.1.

(s)	“Fees” has the meaning set forth in Section 3.1.

(t)	“Force Majeure Event” has the meaning set forth in Section 8.8.

(u)	“FTE Costs” has the meaning set forth in Section 2.3(c).

(v)	“Hawthorne Entity” and “Hawthorne Entities” have the meanings set forth in the recitals.

(w)	“Hawthorne Gardening” has the meaning set forth in the recitals.

(x)	“HGCI” has the meaning set forth in the recitals.

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(y)	“Indemnitees” has the meaning set forth in Section 6.3(a).

(z)	“Indemnitor” has the meaning set forth in Section 6.3(a).

(aa)	“Initial Price List” has the meaning set forth in Section 2.3(i).

(bb)	“IT System” means any and all: (i) software, whether locally installed, virtualized, hosted, or provided “as-a-service”; (ii) any tangible equipment or device that stores, uses, or runs Software, or that is instructed, managed, commanded, prompted, or operated by software; (iii) computers, tablets, workstations, phones, peripheral devices, routers, hubs, modems, and switches; (iv) servers, server racks and cabinets, and data centers; and (v) networks, links, telecommunications or networking equipment, and information technology equipment, systems, or infrastructure.

(cc)	“Non-Service Taxes” has the meaning set forth in Section 3.2(a).

(dd)	“Omitted Service” has the meaning set forth in Section 2.3(e).

(ee)	“Party” or “Parties” has the meaning set forth in the preamble.

(ff)	“Pass-Through Charges” has the meaning set forth in Section 3.1.

(gg)	“Personnel” has the meaning set forth in Section 2.3(h).

(hh)	“Policies” has the meaning set forth in Section 5.1.

(ii)	“Pricing Methodology” means Service Provider’s and its Affiliates’ fully loaded costs and expenses without any mark-up or profit margin, with the methodology for calculating and allocating such costs and expenses to be consistent with the manner in which such costs and expenses have historically been calculated and allocated to the Hawthorne Entities.

(jj)	“Processing” means, with respect to Personal Information, the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer (including cross-border).

(kk)	“Receiving Party” has the meaning set forth in Section 7.1.

(ll)	“Reference Period” has the meaning set forth in Section 2.3(a).

(mm)	“Related Parties” means, with respect to Service Provider, any of Service Provider’s Affiliates and with respect to Service Recipient, the Hawthorne Entities and any other Affiliates of Service Recipient that provide services to, or perform functions for or on behalf of, the Hawthorne Entities or the Business.

(nn)	“Representatives” means, with respect to a Person, any officer, director, equityholder, partner, consultant or employee of such Person or any attorney, accountant or other advisor, agent or representative of such Person.

(oo)	“Security Incident” means any actual: (i) event involving unauthorized or unlawful access, disclosure, acquisition, or use of Personal Information; or (ii) compromise of the security, confidentiality, integrity of Personal Information or other Service Recipient or Service Provider (as applicable) data.

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(pp)	“Seller” has the meaning set forth in the recitals.

(qq)	“Service Charges” has the meaning set forth in Section 3.1.

(rr)	“Service Manager” has the meaning set forth in Section 2.5(b).

(ss)	“Service Period” has the meaning set forth in Section 4.1.

(tt)	“Service Provider” has the meaning set forth in the preamble.

(uu)	“Service Recipient” has the meaning set forth in the preamble.

(vv)	“Service Taxes” has the meaning set forth in Section 3.2(a).

(ww)	“Services” means the services performed by Service Provider hereunder for Service Recipient, as set forth on the Services Schedules.

(xx)	“Services Schedules” has the meaning set forth in Section 2.1.

(yy)	“Services Standard” has the meaning set forth in Section 2.3(a).

(zz)	“Stranded Costs” has the meaning set forth in Section 4.3.

(aaa)	“Term” has the meaning set forth in Section 4.1.

(bbb)	“Third-Party Claim” has the meaning set forth in Section 6.3(a).

(ccc)	“Third-Party Provider” has the meaning set forth in Section 2.3(h).

(ddd)	“Transaction Agreement” has the meaning set forth in the recitals.

ARTICLE II

SERVICES

Section 2.1        General. Service Provider shall provide, or cause to be provided, the Services set forth on Exhibit A hereto (the “Services Schedules”) to Service Recipient and its Related Parties (solely to the extent such Related Parties are involved in the conduct of the Business and, with respect to any such Persons other than the Hawthorne Entities, solely to the extent the provisions of such Services to such Person does not increase the scope or volume of, or cost to Service Provider of providing, such Services) during the applicable Service Period, subject to and in accordance with the terms set forth in this Agreement and the Services Schedules. Service Recipient shall use the Services solely for purposes of operating the Businesses after the Effective Date in a manner substantially similar to how the Businesses were operated prior to the Effective Date and for separating and migrating the Businesses from Seller to Buyer.

Section 2.2        Provision of Services. The Parties acknowledge and agree that certain Services under this Agreement may be provided to Service Recipient’s Related Parties that are involved in the conduct of the Business and that Service Recipient remains responsible and liable for all acts or omissions of its Related Parties in connection with the receipt of Services. Service Recipient shall be responsible for its Related Parties’ compliance with the terms and conditions of this Agreement to the same extent those terms and conditions apply to Service Recipient.

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Section 2.3        Performance of Services.

(a)            Overview. The Services shall be provided, or caused to be provided, by Service Provider to Service Recipient in a manner consistent in all material respects with the provision of such Services to the Hawthorne Entities during the twelve (12) month period immediately prior to the Effective Date (the “Reference Period”). Service Provider shall perform the Services with no less than substantially the same quality of service, degree of care and level of service at which the same or similar services were provided by or on behalf of Service Provider during the Reference Period (the “Services Standard”). For clarity, in no event shall Service Recipient be entitled to any material increase in the level of service for, or volume or scope of its use of, any of the Services, or any change in, or addition to, the location(s) where such Services are provided, without the prior written consent of Service Provider. Any request for the foregoing shall be handled in accordance with the Change Request process set forth in Section 2.3(c).

(b)            Limitations on Services. Notwithstanding anything to the contrary contained in this Agreement Service Provider shall not be required to provide any Services (or portion thereof): (i) to the extent that Service Provider reasonably and in good faith determines that the performance of such Services would require Service Provider or any of its Affiliates to violate any applicable Law or, subject to Section 2.3(g) below, contractual obligations; (ii) in connection with any business other than the Businesses substantially as conducted during the Reference Period; (iii) subject to Section 2.3(c) below, in an amount, scope or volume, in any material respect, in excess of the amounts, scope or volumes provided during the Reference Period or in a manner substantially different from the manner in which such Service was provided during the Reference Period; or (iv) that are Excluded Services.

(c)            Changes. Any request by a Service Recipient regarding any modification or alteration to the provision of the Services (each, a “Change Request”) must be made in writing by Service Recipient’s Service Manager to Service Provider’s Service Manager (it being understood that Service Provider shall consider such Change Request in good faith and shall respond in writing within ten (10) Business Days of receipt thereof, and in the event Service Provider declines such Change Request, in whole or in part, Service Provider shall provide a written explanation setting forth in reasonable detail the basis for such determination; provided that Service Provider shall not be obligated to agree to any modification or alteration requested thereby). Service Recipient shall be responsible for reasonable and actual costs incurred by Service Provider as a result of Service Provider’s accommodation of any modification or alteration to the provision of Services. The Parties acknowledge and agree that the fees charged in connection with any Change Request shall be calculated in accordance with the Pricing Methodology.

(d)            Additional Services. In the event that Service Recipient requires a service that is not set forth on the Services Schedules and is not an Omitted Service or an Excluded Service, but (A) is reasonably required by Service Recipient to separate and migrate the Businesses without material disruption to the ongoing operations of the Businesses, (B) cannot be provided by Service Recipient or its Affiliates or procured by Service Recipient from a third-party service provider and (C) can be provided by Service Provider using commercially reasonable efforts without undue disruption to its business and without any additional material liability to Service Provider (each, an “Additional Service”), Service Recipient may submit a written request to Service Provider describing in reasonable detail the Additional Service requested. Service Provider shall consider such request in good faith and shall respond in writing within ten (10) Business Days of receipt thereof, and in the event Service Provider declines to provide such Additional Service, in whole or in part, Service Provider shall communicate to Service Recipient the basis for such determination; provided that Service Provider shall not unreasonably decline to provide any Additional Service(s). In the event Service Provider declines to provide an Additional Service (in whole or in part), Service Recipient may, within ten (10) Business Days of receipt of Service Provider’s explanation, submit a written request to Service Provider’s Service Manager for reconsideration of such determination, and Service Provider’s Service Manager shall confer with Service Recipient’s Service Manager in good faith regarding such request; provided that, for the avoidance of doubt, nothing in this Section 2.3(d) shall require Service Provider to provide any Additional Service that Service Provider reasonably determines it is unable to provide using commercially reasonable efforts and without undertaking any additional materiality liability. If Service Provider agrees to provide an Additional Service, the Parties shall negotiate in good faith and execute a written amendment to the applicable Services Schedule setting forth the scope, fees and duration for such Additional Service prior to commencement thereof. The Parties acknowledge and agree that the fees charged in connection with any Additional Service shall be negotiated and agreed by the Parties, each acting reasonably and in good faith. Once agreed upon and added to the Services Schedules, any Additional Service shall be deemed a “Service” for all purposes under this Agreement and shall be subject to all terms and conditions hereof.

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(e)            Omitted Services. In the event that Service Recipient timely identifies a service that: (i) was provided by or on behalf of Service Provider or its Affiliates to or for the benefit of the Hawthorne Entities prior to the Effective Date; (ii) is reasonably necessary for the continued operation of the Businesses in a manner substantially consistent with the operation thereof; (iii) is not set forth on the Services Schedules; and (iv) is not an Excluded Service and discussed by the Parties prior to the Effective Date for potential inclusion in the Services Schedules and determined to be intentionally omitted from the Services Schedules (each, an “Omitted Service”), then upon Service Recipient’s request, Service Provider shall provide such Omitted Service in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Services Standard); provided that Service Provider shall not be obligated to provide any Omitted Service if such Omitted Service reasonably requires any personnel, rights or resources that are no longer available to Service Provider. The fees charged in connection with any Omitted Service shall be calculated in accordance with the Pricing Methodology. Once agreed upon and added to the Services Schedules, any Omitted Service shall be deemed a “Service” for all purposes under this Agreement and shall be subject to all terms and conditions hereof. For purposes of this Section 2.3(e), Service Recipient shall only be deemed to have timely identified a service if it notifies Service Provider in writing (x) within sixty (60) days after the Effective Date, or (y) if the service is not one that is historically provided within such sixty (60) day period and Service Recipient did not know about (and would not have reasonably been able to identify) such service within such sixty (60) day period, within thirty (30) days of the earlier of Service Recipient becoming aware of such service and the first date during the Term on which such service is performed or, based on historical practice, would be expected to be performed (for the avoidance of doubt, in the case of a service that is performed on a daily or other recurring basis commencing on or prior to the Effective Date, the relevant period shall be the sixty (60) day period commencing on the Effective Date).

(f)            Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Service Provider may make changes from time to time in the manner of performing such Services to the extent such changes apply to Service Provider’s business and are not targeted to Service Recipient, it being understood that any such changes shall not relieve Service Provider from its obligation to provide the Services in accordance with the Services Standard (as provided herein). As promptly as practicable following the Effective Date (and, in any event, prior to the end of the applicable Service Period), Service Recipient agrees to use commercially reasonable efforts to, where applicable, transition each Service to Service Recipient’s own internal organization or to obtain alternate third-party sources to provide each such Service to Service Recipient. Service Recipient further acknowledges that Service Provider is not in the business of providing Services to third parties.

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(g)            Third-Party Licenses and Consents. To the extent that Service Provider in good faith concludes that a consent, right, license or permission (each a “Consent”) from a third party is required for Service Provider to provide a Service, Service Provider shall provide written notice to Service Recipient and engage in good faith discussion with Service Recipient to determine whether such Consent should be obtained. Upon Service Recipient’s request, Service Provider shall use commercially reasonable efforts to obtain such Consent; provided that: (i) all costs and expenses incurred, paid or coming due by Service Provider associated with securing such Consents shall be borne equally by Service Recipient and Service Provider; and (ii) Service Provider is not required to perform any Services hereunder for which Service Provider in good faith determines a Consent is required unless and until such Consent is obtained; provided that the Parties agree to cooperate in good faith to identify a reasonable alternative arrangement for Service Provider to provide any Service for which such Consent is not obtained, and any costs and expenses incurred in connection with such alternative arrangement shall be borne equally by Service Recipient and Service Provider.

(h)            Personnel; Subcontracting. Service Provider may, as it deems necessary or appropriate in its sole discretion, use its or its Affiliates’ employees and contractors (“Personnel”) to perform Services under this Agreement (on either a full-time or part-time basis as determined by Service Provider) and engage third-party service providers to perform Services under this Agreement (each, a “Third-Party Provider”); provided, however, that the engagement of any such Third-Party Provider that was not used to provide the Services during the Reference Period (i) shall not result in any increase in the Fees or Taxes borne by the Service Recipient or its Affiliates pursuant to this Agreement or any reasonably expected failure to conform to the Services Standard, and (ii) shall be communicated in advance to Service Recipient if such engagement would reasonably be expected to require Service Recipient to incur any material cost or expense or to make any material changes to its business operations and, in such event, the Parties shall engage in good faith discussions regarding engagement of such Third-Party Provider and means of mitigating any such material costs or expenses or material changes. In performing the Services, the Parties agree that Service Provider’s Personnel shall be under Service Provider’s direction, control and supervision, and Service Provider shall have the sole right to exercise all authority with respect to the employment and engagement (including termination of employment or engagement), assignment and compensation of such Personnel, consistent with Applicable Law. Furthermore, Service Provider shall remain responsible for the acts and omissions of Personnel and Third-Party Provider personnel in connection with the performance of the Services under this Agreement, and any breach of this Agreement resulting from the acts or omissions of such Personnel or Third-Party Provider personnel shall be deemed a breach by Service Provider. Subject to Service Provider’s obligation to provide or cause to be provided all Services in accordance with the Services Standard, the Parties further agree that Service Provider has the sole discretion to determine the assignment of Personnel used to provide the Services and that Service Provider is not required (and the Parties agree it would not be deemed commercially reasonable) to hire additional individuals, retain or assign any specific Personnel to provide Services hereunder, or provide any Service to the extent the provision of such Service would require Service Provider to hire any additional Personnel or maintain the employment or engagement of specific Personnel.

(i)            Distribution Agreement. Beginning on the Effective Date and for a period of thirty (30) days thereafter, Service Provider and Service Recipient agree to cooperate in good faith to negotiate and mutually agree upon a distribution agreement pursuant to which Service Provider shall distribute a mutually agreed list of products to a mutually agreed list of retailers (the “Distribution Agreement”). Until the earlier of the expiration of 30 days after the Effective Date or the execution of the Distribution Agreement (such period, the “Distribution Agreement Negotiation Period”), Service Provider shall continue to distribute the products of the Business that are distributed by Service Provider to the retailers listed on Exhibit E as of the Effective Date, in substantially the same manner and on substantially the same terms and conditions as such products are distributed by Service Provider as of the Effective Date. In addition, the Parties acknowledge and agree that the pricing set forth on the price list attached hereto on Exhibit F (the “Initial Price List”) applicable to the products distributed hereunder is preliminary in nature and has been established solely for the purpose of permitting the commencement of distribution activities under this Agreement pending finalization of definitive pricing terms upon entry into the Distribution Agreement. Upon the execution of the Distribution Agreement described herein, the price list attached thereto shall be deemed effective as of the Effective Date and shall supersede and replace the Initial Price List in its entirety for all purposes under this Agreement. To the extent that any prices set forth on the Distribution Agreement differ from the corresponding prices on the Initial Price List, the Parties shall conduct a retroactive true-up reconciliation with respect to all such transactions occurring during the Distribution Agreement Negotiation Period.

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Section 2.4             Intellectual Property.

(a)            Reservation of Rights. Except as otherwise mutually agreed between the Parties in writing, neither Party assigns or transfers to the other Party hereunder any ownership rights in or title to any Intellectual Property. All rights not expressly granted in this Agreement are reserved to the respective owners thereof. Service Recipient acknowledges and agrees that Intellectual Property of third parties may be used in providing the Services, and that the access to and use of such Intellectual Property is subject to any terms, conditions and restrictions imposed by such third parties under the applicable agreements with such third parties. Service Recipient shall comply, and shall cause its Related Parties to comply, with all such applicable terms, conditions and restrictions provided to Service Recipient in writing.

(b)            License for Services. Each Party grants to the other Party a non-exclusive, worldwide, fully paid-up, non-transferable (except in accordance with Section 8.4) license, with the right to sublicense to its Related Parties and third-party service providers, solely during the Term, to use and otherwise exploit all Intellectual Property (excluding Trademarks) owned or controlled by such Party and its Related Parties solely as reasonably necessary for the performance and receipt of the Services, as applicable.

Section 2.5             Cooperation.

(a)            Generally. Service Recipient shall: (i) reasonably cooperate with Service Provider and any Affiliate or Third-Party Provider providing Services on behalf of Service Provider in order to facilitate the provision and receipt of such Services; and (ii) use commercially reasonable efforts to provide information and documentation (in the format reasonably specified by Service Provider) reasonably necessary for Service Provider to provide the Services in accordance with the terms of this Agreement. Service Recipient acknowledges that certain Services are dependent upon such cooperation and/or provision of information and documentation, and that its failure to so cooperate or provide such information and documentation shall relieve Service Provider of its obligation to provide the related Services to the extent such failure by Service Recipient renders such provision impractical or impossible. Service Recipient shall comply with all applicable Laws and regulations, and all applicable policies and procedures of Service Provider provided in advance to Service Recipient, in connection with its receipt of the Services.

(b)            Service Managers; Dispute Resolution. Each Party shall appoint, by written notice to the other Party, respective principal points of contact (each, a “Service Manager”) who shall be responsible for the overall implementation, management, coordination and monitoring (as applicable) of all Services provided under this Agreement and all other matters in connection with this Agreement. In addition, each shall appoint an executive sponsor, who must hold a title equivalent or senior to that of a senior officer or manager (each, an “Executive Sponsor”) by written notice to the other Party. Each Party may replace any of its respective Service Managers or Executive Sponsor at any time by providing at least ten (10) Business Days’ written notice to the other Party; provided that no advance notice shall be required in connection with the replacement of any Service Manager or Executive Sponsor due to illness, death, unscheduled leave, resignation, termination, suspension, or any other unscheduled employment action involving such individual. Unless otherwise mutually agreed by the Parties, all communications relating to the Services shall be directed first to the Service Managers and second to the Executive Sponsors. The initial Service Managers and Executive Sponsors are set forth on Exhibit B hereto.

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Section 2.6        Access. Service Recipient shall provide Service Provider reasonable access to the premises of Service Recipient (including the systems, software and networks located therein) and the Personnel of Service Recipient, to the extent reasonably necessary to permit Service Provider to provide the Services. If Service Recipient does not provide timely access to its premises or Personnel as reasonably required to enable Service Provider to provide the Services, then following notice to Service Recipient that such failure is preventing the provision of Services, Service Provider is excused from the provision of affected Services unless and until Service Recipient provides the required access or the Parties agree upon a workaround. The Parties shall act reasonably and in good faith with respect to requests by either Party for access or a workaround. To the extent third-party fees or costs would be incurred by Service Provider due to Service Recipient’s failure to provide the required access, Service Provider shall provide Service Recipient with written notice specifying the access required and the third-party fees or costs that are reasonably expected to be incurred if such access is not provided. If Service Recipient fails to provide the required access within a reasonable period following receipt of such written notice, then Service Recipient shall reimburse Service Provider for such third-party fees and costs actually incurred by Service Provider to provide the Services as a result of such failure.

ARTICLE III

FEES; TAX; PAYMENT

Section 3.1        Fees, Costs and Expenses. In consideration for providing the Services, Service Recipient shall pay to Service Provider the monthly fee (or if no monthly fee is provided, the one-time service fee) set forth on the Services Schedules (the “Service Charges”). The Parties acknowledge and agree that the Service Charges were calculated in accordance with the Pricing Methodology. In addition to Service Charges, Service Recipient shall reimburse Service Provider, on a monthly basis, for any additional reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Service Provider or its Affiliates and reasonably necessary in connection with providing such Services (including, without limitation, all reasonable and documented expenses and pass-through costs for service providers and independent contractors) (“Pass-Through Charges” and, collectively with the Service Charges, “Fees”); provided that, prior to incurring any individual Pass-Through Charge that is reasonably expected to exceed ten thousand dollars ($10,000), Service Provider shall provide Service Recipient with written notice thereof, including a reasonably detailed description of the anticipated charge, the Service(s) to which such charge relates and the estimated amount thereof, and Service Recipient shall have a period of ten (10) Business Days following receipt of such notice to review and approve or object to such Pass-Through Charge. If Service Recipient objects to any such Pass-Through Charge within such ten (10) Business Day period, the Parties shall discuss in good faith whether such charge is reasonably necessary for the provision of the applicable Service and, if the Parties are unable to reach agreement, Service Provider shall not incur such Pass-Through Charge without Service Recipient’s prior written consent and Service Provider shall be excused from providing the related Service if Service Recipient does not provide such written consent. If Service Recipient does not respond within such ten (10) Business Day period, Service Recipient shall be deemed to have approved such Pass-Through Charge. The Parties acknowledge and agree that the Service Charges were Service Provider’s good faith efforts to reflect all out-of-pocket costs and expenses historically incurred in connection with the provision of the Services or otherwise known to Service Provider as of the Effective Date. Notwithstanding the foregoing, nothing in this Section 3.1 shall preclude Service Provider from seeking reimbursement for Pass-Through Charges (including those that were not reasonably foreseeable as of the Effective Date or that were inadvertently omitted from the Service Charges, notwithstanding Service Provider’s reasonable efforts to account for such costs and expenses).

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Section 3.2            Tax Matters.

(a)            All amounts payable pursuant to this Agreement shall be exclusive of all applicable sales, use, value added and similar Taxes, together with any interest, penalties and additions thereto (“Service Taxes”) imposed on the provision of the Services to Service Recipient or on any payment hereunder. For greater certainty, Service Taxes exclude any and all: (i) income, net worth, gross receipts taxes in the nature of business activity taxes (including business and occupation taxes, corporate activity taxes, and commercial activity taxes), or similar taxes; (ii) payroll taxes and (iii) withholding taxes or similar deductions; (iv) property taxes; and (v) any taxes other than Service Taxes (each and collectively, “Non-Service Taxes”). Each Party shall be responsible for their own Non-Service Taxes. Notwithstanding anything to the contrary in this Agreement, Service Recipient shall be responsible for (i) Service Taxes imposed by a governmental authority on (a) Service Charges and (b) Pass-Through Charges, each to the extent that Service Provider has separately identified the Service Charge or Pass-Through Charge, as the case may be, and (ii) all other Service Taxes imposed in connection with the provision of the Services by Service Provider to Service Recipient, in each case of clause (i) and (ii), to the extent that Service Provider has separately itemized such Service Taxes on an invoice issued to Service Recipient pursuant to Section 3.3; provided that the amount of Service Taxes described in clause (ii) for which Service Recipient is responsible shall not exceed $36,000 per year. Except as otherwise provided in the immediately preceding sentence, each Party shall be responsible for any Service Taxes payable on hardware, software or items such Party owns or leases from a third party, or for which such Party is financially responsible under this Agreement, and Service Provider shall be financially responsible for all Service Taxes imposed on it with respect to any goods, services, or other items used or consumed by Service Provider in providing the Services (including services obtained from subcontractors or other Personnel). If Service Provider or any of its Affiliates is required to pay any portion of such Service Taxes prior to the receipt of payment for such Service Taxes from Service Recipient in accordance with this Agreement or is otherwise required by applicable Law to pay any Service Taxes for which Service Recipient is responsible under this Section 3.2, Service Recipient shall promptly reimburse Service Provider for such Service Taxes in accordance with Section 3.3.

(b)            All amounts payable pursuant to this Agreement shall be paid free and clear of all deductions or withholdings in respect of any Taxes unless the deduction or withholding is required by Applicable Law. In the event that any such deduction or withholding is required by Applicable Law, Service Recipient shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of the Applicable Law and provide Service Provider with an official receipt or other confirmation of payment. Any amounts deducted or withheld pursuant to this Section 3.2(b) shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties agree to use commercially reasonable efforts to reduce or eliminate such Taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty) or receive a refund of, or to claim a credit for, such Taxes, and each Party shall cooperate with the other Party in providing any information or documentation that may be necessary to obtain such reductions or elimination. In furtherance of the foregoing, Service Provider shall provide a properly completed and executed Internal Revenue Service Form W-9 to Service Recipient.

(c)            Service Recipient shall be entitled to any refund (or credit, rebate, or other offset to the extent such credit, rebate, or offset actually reduces Taxes paid by Service Provider or its Affiliates) obtained with respect to Taxes for which Service Recipient is financially responsible under this Agreement.

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(d)            The Parties shall reasonably cooperate with each other to minimize Service Taxes that may be payable by (or otherwise borne by) Service Recipient pursuant to this Agreement to the extent legally permissible, including by providing documentation or forms properly claiming a reduced rate of (or an exemption from) any such taxes. Each Party shall reasonably cooperate with the other Party upon the other Party’s reasonable request for purposes of claiming any credit, refund, resale exemption, multiple points of use certificates, or, as to each, similar treatment in relation with any Service Taxes which may be applicable in connection with the foregoing. Notwithstanding anything to the contrary in this Agreement, if a tax authority subsequently finds that any tax payment(s) related to the sale of services to Service Recipient was insufficient and requires additional payments by Service Provider, Service Recipient will not be liable for any penalties, fines, or interest thereon, imposed by any federal, state, province, local government or any other taxing authority to the extent that any such penalties, fines or interests are attributable to Service Provider’s fraud, gross negligence, or willful misconduct.

(e)            This Section 3.2 shall survive the termination of this Agreement for a period of sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions thereof).

Section 3.3             Payment Terms.

(a)            No more than fifteen (15) days following each calendar month, Service Provider shall invoice Service Recipient (in arrears) for all Fees and Service Taxes due pursuant to this Agreement incurred in the immediately preceding month in which Services were provided and Service Recipient shall pay Service Provider all such invoiced amounts no later than thirty (30) days after Service Recipient’s receipt of such invoice. All invoices provided under this Agreement shall contain reasonable detail of the Services provided, the Fees and Service Taxes therefor and supporting documentation reasonably sufficient to allow Service Recipient to confirm the Pass-Through Charges. In addition, Service Provider shall include with each monthly invoice delivered pursuant to this Section 3.3(a) the corresponding invoices issued under each of the two Employee Leasing Agreements entered into by the Parties contemporaneously herewith.

(b)            Except as agreed to by the Parties in writing, in no event shall Service Recipient offset any amounts due under this Agreement by amounts claimed by Service Recipient to be owed to Service Recipient by Service Provider or its Affiliates.

Section 3.4        Payment Dispute Resolution. If Service Recipient disputes in good faith the amount reflected on any invoice or statement, Service Recipient shall reasonably specify in writing the portion that it disputes and the basis for that dispute delivered within thirty (30) days of Service Recipient’s receipt of such invoice or statement. Any such disputes shall comply with the procedures set forth in Section 2.5(b). Failure by Service Recipient to make payments to Service Provider for amounts that are disputed in good faith in writing will not constitute a material breach of this Agreement by Service Recipient, and Service Provider will continue to provide the Services during the pendency of any dispute. If the Parties are unable to timely resolve the dispute, each Party shall have the right to seek any remedies it may have under this Agreement or applicable Laws.

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ARTICLE IV

TERM AND TERMINATION

Section 4.1             Term. Unless earlier terminated pursuant to Section 4.2, with respect to each of the Services (or any portion thereof), the Services shall be provided during the applicable term set out on the applicable Services Schedule (each, a “Service Period”). Unless earlier terminated pursuant to Section 4.2, the term of this Agreement begins on the Effective Date and continues until the termination or expiration of the last Service Period (the “Term”); provided that, unless extended pursuant to this Section 4.1, the Term of this Agreement shall not, and no Service Period shall, continue beyond twelve (12) months after the Effective Date. Notwithstanding the foregoing, in the event that Service Recipient determines, acting reasonably and in good faith, that Service Recipient cannot transition from a Service despite using commercially reasonable efforts to do so during the Service Period, Service Recipient shall have the right to extend the Service Period for any individual Service (and, if applicable, the Term) for up to two (2) successive extension periods of three (3) months each (each, an “Extension Period”), subject to the following: (a) Service Recipient shall provide written notice to Service Provider of its election to extend the Service Period for the applicable Service no later than thirty (30) days prior to the expiration of the then-current Service Period for such Service; (b) during the first Extension Period, the Fees for such Service shall be subject to an increase of five percent (5%) over the Fees applicable during the initial Service Period for such Service; and (c) during the second Extension Period, the Fees for such Service shall be subject to an increase of ten percent (10%) over the Fees applicable during the initial Service Period for such Service. For the avoidance of doubt, Service Recipient may not exercise the second Extension Period unless it has exercised the first Extension Period for the applicable Service. Notwithstanding the foregoing, the Services noted as “IT” in the Services Schedules may not be extended in the event applicable vendors (e.g., SAP) will not, on commercially reasonable terms and at Service Recipient’s cost, allow the applicable Services to continue.

Section 4.2             Termination.

(a)            Subject to Section 4.3, Service Recipient may terminate a Service at any time during the Service Period for such Service by providing at least thirty (30) days’ prior written notice to Service Provider.

(b)            This Agreement (or the Service Period for any particular Service) may be terminated by the Parties upon the Parties’ mutual written consent.

(c)            Either Party may terminate this Agreement by written notice to the other Party if the other Party: (i) enters into proceedings in bankruptcy or insolvency, (ii) makes a general assignment for the benefit of creditors, (iii) files or has filed against it any petition under a bankruptcy law, a corporate reorganization law or any other law for relief as a debtor (or similar law in purpose or effect) and does not secure dismissal of such petition within sixty (60) days of such filing or (iv) enters into liquidation or dissolution proceedings.

(d)            Either Party may terminate this Agreement by written notice to the other Party if the other Party materially breaches this Agreement and: (i) such breach is incapable of cure; or (ii) if such breach is capable of cure, such breach remains uncured for thirty (30) days after receipt of a written notice from the non-breaching Party identifying such breach.

Section 4.3        Early Termination. At all times from and after the Effective Date, Service Recipient shall, and shall cause its Related Parties to, use commercially reasonable efforts to discontinue use of each of the Services as soon as practicable (but in any event on or before the expiration of the applicable Service Period, as the same may be extended pursuant to Section 4.1, and in all cases subject to Section 4.2). In the event Service Recipient requests early termination of a Service in accordance with Section 4.2(a), Service Provider shall notify Service Recipient in writing of: (a) any reasonable costs, expenses, fees or amounts anticipated to be incurred by Service Provider in connection with eliminating the provision of such Service before the end of the initial Service Period, including any fees directly associated with early termination of a third-party contract (“Stranded Costs”), and (b) any Bundled Services (as defined below) that would also be required to be terminated concurrent with termination of such Service (and any anticipated Stranded Costs therefor). To the extent Service Recipient elects to proceed with such early termination of such Service and any identified Bundled Service, it shall provide written notice to Service Provider of such election within ten (10) days of receipt of notice of such Stranded Costs and Bundled Services, and Service Recipient shall be responsible for, and reimburse Service Provider for, all such Stranded Costs actually incurred by Service Provider or its Affiliates. The Parties acknowledge and agree that there may be interdependencies among the Services being provided under this Agreement (any such interdependent services, “Bundled Services”), and early termination of certain Services may result in or require early termination of Bundled Services. To the extent any early termination results in or requires the termination of any Bundled Services, Service Recipient shall also be responsible for any Stranded Costs incurred in connection therewith. At any time during the Term, upon Service Recipient’s reasonable request, Service Provider shall provide Service Recipient with such information in Service Provider’s possession as Service Recipient may reasonably request regarding potential Stranded Costs (including the nature, estimated amount and contractual basis thereof) associated with the early termination of any Service or Bundled Service, in order to enable Service Recipient to evaluate and plan for the transition of such Service. Service Provider shall cooperate in good faith with Service Recipient in its efforts to minimize Stranded Costs, including by using commercially reasonable efforts to negotiate with applicable third parties to reduce or eliminate early termination fees or other costs that would otherwise constitute Stranded Costs.

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Section 4.4        Effect of Termination. Upon termination or expiration of this entire Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 2.4(a) (Reservation of Rights), ARTICLE III (Fees; Tax; Payment); ARTICLE VI (Disclaimers; Limitation of Liability; Indemnification), this Section 4.4, ARTICLE VII (Confidentiality) and ARTICLE VIII (General) of this Agreement shall survive any such termination or expiration. For clarity, termination of this Agreement shall not effectuate any termination or modification of the obligation of Service Recipient to pay any Fees for Services performed prior to the termination date of this Agreement or for which Service Provider has incurred Fees prior to the termination date of this Agreement.

ARTICLE V

IT; DATA PRIVACY AND SECURITY

Section 5.1        Access to IT Systems. If, in the course of receiving the Services, Service Recipient grants any of Service Provider’s Personnel access to Service Recipient’s IT Systems or in the course of providing the Services, Service Provider grants any of Service Recipient’s Personnel access to Service Provider’s IT Systems, the accessing Party shall, and shall ensure that all of its Personnel providing or receiving Services, as applicable, relating to such IT Systems, comply in all material respects with the generally applicable security policies, procedures, and requirements (“Policies”) of the Party granting such access to its IT Systems, as applicable, in each case as may be amended from time to time; provided that such accessing Party is provided a written copy of the policies, procedures and requirements to which it is required to comply reasonably in advance. Each Party shall (and shall ensure its Personnel) access and use only that portion of the other Party’s IT Systems for which such Party has been granted the right to access and use (and solely for the purpose of providing or receiving the Services, as applicable) and shall not knowingly access data other than data exclusively related to the Services. Neither Party shall use the other Party’s IT Systems for any unauthorized purpose, including any purpose which would reasonably be expected to expose such other Party to risk or liability.

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Section 5.2             Security Breaches. Each of the Parties shall promptly notify the other Party of any Security Incident that affects or would reasonably be expected to adversely affect such other Party or such other Party’s Affiliates or the provision or receipt of the Services. Service Provider may immediately suspend the provision of Services if the nature of such Security Incident requires such suspension according to applicable Laws or Governmental Authority instructions; provided that Service Provider shall use commercially reasonable efforts to resume providing the Services as promptly as practicable once the suspension is no longer required. If either Party determines that (a) any of the other Party’s Personnel has sought to tamper with or compromise, or has tampered with or compromised, any security or audit measures employed by such Party, (b) unauthorized Personnel of the other Party has accessed any of such Party’s IT Systems, or (c) the other Party’s Personnel has otherwise breached this Section 5.2, then such Party may immediately terminate such other Party’s Personnel’s access to the applicable IT Systems. To the extent Service Provider is the terminating party, Service Provider is excused from the provision of affected Services for which such access is required. In addition, in the event of becoming aware of a Security Incident impacting Personal Information of the other Party, such Party shall notify the other Party as soon as reasonably practicable after such Party becomes aware of such Security Incident and, to the extent legally permissible, provide relevant details (subject to implementing protections to maintain confidentiality and privilege, as applicable and appropriate) to the extent known to such Party as soon as possible thereafter. The Parties shall reasonably cooperate with each other to investigate and remediate the Security Incident (including terminating any unauthorized access to affected Personal Information). Where applicable, Service Provider shall provide reasonable assistance to Service Recipient to regain possession of the affected Personal Information or other data of such other Party. Service Provider shall reasonably cooperate with Service Recipient in the conduct of any investigation of, or litigation involving, third parties related to the Security Incident. Service Recipient shall discharge all responsibilities set forth in this paragraph at its expense.

Section 5.3             Data Processing. Both Parties agree to comply with (a) the Data Processing Addendum attached to and made part of this Agreement as Exhibit D (the “DPA”) and (b) Privacy Laws in connection with the Processing of Personal Information in the course of receipt and provision of the Services. To the extent required by Privacy Laws (or as deemed reasonably necessary by the Parties), the Parties will enter into additional agreements relating to the Processing of Personal Information. To the extent there is a conflict between this Section 5.3. and the DPA, the DPA shall govern and control.

ARTICLE VI

DISCLAIMERS; LIMITATION OF LIABILITY

Section 6.1             No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT: (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY IS NOT MAKING (AND SPECIFICALLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES HEREUNDER OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR ANY OTHER MATTER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR USE OR PURPOSE; AND (b) SERVICE RECIPIENT ACKNOWLEDGES AND AGREES THAT THE SERVICES WILL BE PROVIDED “AS-IS, WHERE IS, WITH ALL FAULTS” AND WITHOUT ANY WARRANTY OR REPRESENTATION HEREUNDER WITH RESPECT THERETO.

Section 6.2             Limitations.

(a)            EXCEPT IN THE CASE OF: (i) A PARTY’S OR ITS AFFILIATES’ FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (ii) WITH RESPECT TO DAMAGES AWARDED TO ANY THIRD PARTY PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 6.3 WITH RESPECT TO THIRD-PARTY CLAIMS; OR (iii) ANY DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 7 OR A PARTY’S BREACH OF ITS PRIVACY AND DATA SECURITY OBLIGATIONS PURSUANT TO SECTION 5 OR THE DPA, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS, BUSINESS REPUTATION OR OPPORTUNITY, OR REVENUE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SERVICES PROVIDED HEREUNDER, OR ANY BREACH OF THIS AGREEMENT.

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(b)            EXCEPT IN THE CASE OF: (i) A PARTY’S OR ITS AFFILIATES’ FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (ii) WITH RESPECT TO FEES DUE HEREUNDER; OR (iii) WITH RESPECT TO AMOUNTS INCURRED, INCLUDING DAMAGES AWARDED TO ANY THIRD PARTY, PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 6.3(a)(i) WITH RESPECT TO THIRD-PARTY CLAIMS, IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SERVICES PROVIDED HEREUNDER, OR ANY BREACH, EXCEED TWO MILLION DOLLARS ($2,000,000 USD), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING TORT LIABILITY SUCH AS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND DESPITE THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED IN THIS AGREEMENT. THE REMEDIES SPECIFIED IN THIS AGREEMENT ARE CUMULATIVE AND IN ADDITION TO ANY REMEDIES AVAILABLE AT LAW OR IN EQUITY.

Section 6.3            Indemnification.

(a)            Each Party (“Indemnitor”) will indemnify, defend and hold harmless the other Party and its Related Parties and each of their respective officers, directors, employees, representatives, agents and contractors (collectively, the “Indemnitees”) from and against all claims, suits, actions and proceedings brought by third parties (“Third-Party Claim”), and all resulting losses, costs, liabilities, damages and expenses (including reasonable attorneys’ fees and fees of other professionals), to the extent arising or resulting from: (i) the fraud, gross negligence, or willful misconduct of such Party or its Related Parties and its and their respective Representatives in connection with this Agreement; (ii), the violation of applicable Law in any material respect by such Party or its Related Parties and its and their respective Representatives in connection with this Agreement; or (iii) a Party’s (or its Related Parties’ or its and their respective Representatives’) breach of its confidentiality, data security or privacy obligations under this Agreement or the DPA. Service Provider shall use commercially reasonable efforts to pass through or otherwise cooperate in enforcing any rights to indemnification by a Third-Party Provider in respect of any Third-Party Claim to the extent arising or resulting from the violation of applicable Law in any material respect by a Third-Party Provider in connection with this Agreement or a Third-Party Provider’s breach of its confidentiality, data security or privacy obligations under this Agreement or the DPA.

(b)            In addition to the foregoing, Service Provider shall indemnify, defend and hold harmless Service Recipient and its Indemnitees from and against any Third-Party Claim, and all resulting losses, costs, liabilities, damages and expenses (including reasonable attorneys’ fees and fees of other professionals), to the extent arising or resulting from any allegation that the Intellectual Property owned or controlled by Service Provider or its Affiliates and used in connection with the provision of the Services during the Term infringes upon the intellectual property rights of any third party; provided that the indemnification obligations set forth in this sentence shall not apply to the extent such Third-Party Claim (or the subject matter giving rise thereto) is contemplated, addressed or otherwise dispositioned by the Transaction Agreement, whether by way of indemnification, representation, warranty, covenant, insurance or other express provision thereof.

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(c)            If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to Indemnitor. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitor shall cooperate in good faith in such defense; provided that, such Indemnitor shall not have the right to defend or direct the defense of any such Third Party Claim (x) for which the Indemnitee has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnitee and the Indemnitor, (y) that seeks an injunction or other equitable relief against the Indemnitee or (z) that is with respect to a criminal action against the Indemnitee. In the event that the Indemnitor assumes the defense of any Third Party Claim, subject to Section 6.3(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee; provided that if the Indemnitee has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnitee, the Indemnitor shall be liable for the reasonable fees and expenses of one counsel to the Indemnitee (plus any appropriate local counsel). If (i) the Indemnitor does not, within thirty (30) days of the Indemnitor’s receipt of the notice of such Third Party Claim from the Indemnitee, provide the Indemnitee with written notice assuming the defense thereof (to the extent permitted to do so hereunder) in accordance with this Section 6.3(c) or (ii) the Indemnitor is not permitted to assume the defense of such Third Party Claim in accordance with this Section 6.3(c), the Indemnitee will have the right to control the defense of such claim, subject only to the Indemnitor’s applicable participation rights set forth in this Section 6.3(c). Scotts, Seller, Vireo and Buyer, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(d)            Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement, compromise or judgment of any Third Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, conditioned or delayed) unless (i) the sole relief is monetary damages and the Indemnitor pays in full all amounts arising out of such settlement, compromise or judgment concurrently with such settlement, compromise or judgment, (ii) the settlement, compromise or judgment involves no, and there is no, finding or admission of any wrongdoing or violation of Law or any violation of the rights of any Person and (iii) the Indemnitees are granted a complete, irrevocable and unconditional release from all liabilities arising from or related to or in connection with such Third Party Claim.

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ARTICLE VII

CONFIDENTIALITY

Section 7.1        Confidential Treatment. Each Party (the “Receiving Party”) that receives or otherwise obtains under this Agreement any Confidential Information of the other Party (the “Disclosing Party”) agrees to (a) keep the Disclosing Party’s Confidential Information confidential and not disclose or make available any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party (except in accordance with this ARTICLE VII), (b) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care), and (c) limit access to the Disclosing Party’s Confidential Information to its Representatives, its Affiliates and its Affiliates Representatives, with a reasonable need to know such Confidential Information; provided that such Representatives are subject to obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as the confidentiality provisions of this Agreement. The Confidential Information of a Party includes Confidential Information disclosed by its Affiliates and its and their Representatives in connection with this Agreement.

Section 7.2        Disclosure Required by Law. In the event the Receiving Party is requested or required by Law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, if legally permitted, provide reasonable advance written notice to the Disclosing Party of such request or requirement so that the Disclosing Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this ARTICLE VII; provided, however, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such legal requirement. Notwithstanding anything to the contrary herein, the Receiving Party may (i) issue any press release or other public statement (or make any public filing) to the extent such press release or other public statement (or public filing) contains information that has already been publicly disclosed by either Party in compliance with this Section 7.2, or (ii) as may upon the advice of counsel be required by Law or the rules of any exchange on which the Receiving Party’s securities are listed; provided that, to the extent time permits, the Receiving Party shall use reasonable efforts to consult the Disclosing Party prior thereto.

Section 7.3        Return/Destruction of Confidential Information. Promptly following the termination or expiration of this Agreement, or earlier if requested by the Disclosing Party, the Receiving Party will return to the Disclosing Party or permanently destroy or delete, at Receiving Party’s option, all physical and electronic materials in the Receiving Party’s possession or control containing the Disclosing Party’s Confidential Information. Upon the Disclosing Party’s reasonable request, the Receiving Party shall certify in writing to the Disclosing Party that it has destroyed or deleted the Disclosing Party’s Confidential Information in accordance with this Section 7.3. Notwithstanding the foregoing, the Receiving Party may retain copies of the Disclosing Party’s Confidential Information (a) as required by applicable Law, or (b) Confidential Information retained in backups or archives pursuant to the Receiving Party’s generally applicable policies and procedures; provided that the Receiving Party shall not access or use such Disclosing Party’s Confidential Information (except to the extent access occurs in the ordinary course of business as an ancillary matter) unless required by applicable Law. All Confidential Information in the Receiving Party’s possession or control will continue to be subject to the confidentiality provisions of this Agreement.

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Section 7.4        Nothing contained in this ARTICLE VII shall limit or affect in any way the obligations of any Party to maintain the confidentiality of information pursuant to the Transaction Agreement or any other applicable Ancillary Agreement. In the event of any conflict between the confidentiality terms set forth in this Agreement and the confidentiality terms set forth in the Transaction Agreement, the terms of the Transaction Agreement shall govern and control.

ARTICLE VIII

GENERAL

Section 8.1        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (e) “U.S.” or “United States” means the United States of America; (f) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included. Unless the context otherwise requires, references herein: (w) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (x) to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to any law, statute, code, rule, regulation, ordinance, decree or other official act of or by any Governmental Authority shall be construed as referring to such law, statute, code, rule, regulation, ordinance, decree or other official act as amended, modified, codified or reenacted, in whole or in part, and any rules or regulations thereunder and in effect from time to time and references to particular provisions of a law, statute, code, rule, regulation, ordinance, decree or other official act include a reference to the corresponding provisions of any prior or succeeding law, statute, code, rule, regulation, ordinance, decree or other official actor. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.2        Entire Agreement; Amendments. This Agreement, including the Exhibits attached hereto, contain the entire understanding of the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior contracts, agreements or understandings between the Parties with respect to the subject matter hereof, whether oral or written. Nothing in this Agreement shall be deemed to limit any rights, obligations, or remedies under any other agreement entered into by and between Service Provider and Service Recipient. This Agreement may not be amended except in writing signed by each Party.

Section 8.3        Waiver. Any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Party only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4        No Third-Party Beneficiaries. Except for the Persons entitled to indemnification under Section 6.3 Indemnification), this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.5        Assignment; Successors and Assigns. Except as specifically provided herein, neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Service Provider may delegate or subcontract any of its rights and obligations to provide the Services hereunder without the prior written consent of Service Recipient. Any purported assignment in violation of this Section 8.4 shall be null and void and of no effect. Subject to the other terms of this Section 8.4, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and no other Person shall have any right, obligation or benefit hereunder.

Section 8.6        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.7        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (without receipt of any transmission error message) or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

If to the Service Recipient:

Vireo Growth Inc.
209 South 9th St.
Minneapolis, Minnesota 55402

Attention:	Sean Apfelbaum, General Counsel
Email:	[***]

with a copy to (which copy shall not constitute notice):

Eversheds Sutherland (US) LLP
227 W. Monroe St., Suite 6000
Chicago, IL 60606

Attention:	Craig T. Alcorn
Email:	[***]

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If to Service Provider:

14111 Scottslawn Rd.
Marysville, Ohio 43041

Attention:	[***]
Email:	[***]

with a copy to (which copy shall not constitute notice):

14111 Scottslawn Rd.
Marysville, Ohio 43041

Attention:	Legal Department
Email:	[***]

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West

New York, New York 10001

Attention:	Kenneth M. Wolff Justin M. Top
Email:	[***]

Section 8.8        Force Majeure. Neither Party (the “Affected Party”) shall be held liable to the other Party for any delay or non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance resulted from any state of facts, circumstance, condition, event, change, development, occurrence or effect beyond its reasonable control (a “Force Majeure Event”), including because of or related to (a) any intervention of civil or military authorities, civil or military violence or disobedience, riot, insurrection, war or act of terrorism, (b) public disturbance, strike, labor dispute, unavailability of labor, lock-outs, embargoes, blockages or other industrial or labor disturbances, (c) any fire, explosion, earthquake, storm, flood, act of God or other natural disaster or similar weather event, (d) any pandemic or epidemic, (e) cyber-attacks on the United States or any other country by a state or other geopolitical actor, or (f) any failure of the public Internet or public telecommunications systems; provided that a Force Majeure Event shall not relieve the Affected Party of its obligation to pay to the other Party amounts when due under this Agreement. The Affected Party shall as soon as reasonably possible notify the other Party of the existence of any Force Majeure Event and its effects on the Affected Party’s ability to perform its duties or obligations hereunder. The Parties will use their respective commercially reasonable efforts to mitigate the effects thereof to the extent commercially practicable.

Section 8.9        Governing Law; Jurisdiction and Forum. THIS AGREEMENT AND ALL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. THE PARTIES AGREE THAT ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE LITIGATED SOLELY AND EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN FRANKLIN COUNTY, OHIO, AND THAT SUCH COURTS ARE CONVENIENT FORUMS. EACH PARTY HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS OR PROCEEDINGS.

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Section 8.10        Dispute Resolution. In the event of any dispute, issue, controversy or claims based upon, arising out of, or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement (each a “Dispute”), the party raising the Dispute shall provide written notice to the other party, setting forth in reasonable detail the nature of the Dispute and the Parties shall cooperate in good faith to resolve such Dispute within thirty (30) days of such notice.  If the Parties are unable to resolve such Dispute within such 30-day period, either Party may pursue any legal remedies available to such Party, subject to the terms hereof. Notwithstanding the foregoing, nothing in this Section 8.10 shall prevent either party from seeking immediate injunctive or other equitable relief from a court of competent jurisdiction to prevent irreparable harm, including in connection with a breach of confidentiality or intellectual property obligations, without the necessity of posting a bond or other security.

Section 8.11        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, each of Service Provider and Service Recipient has duly executed this Agreement as of the day and year first above written.

SERVICE PROVIDER:

The Scotts Company LLC

By:
Name:
Title:

Hawthorne Hydroponics LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit H

Form of Warrant Agreement

EXECUTION VERSION

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.

THIS WARRANT IS NON-TRANSFERABLE EXCEPT AS SET FORTH IN SECTION 9(G) BELOW.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS WARRANT MUST NOT TRADE THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER APRIL 8, 2026.

WARRANT

This Warrant (this “Warrant”), dated as of April 8, 2026, is entered into by and between Vireo Growth Inc., a British Columbia corporation (“Vireo”), and Good Dog Holdings LLC, a Delaware limited liability company (“Seller Designee”).

Recitals

WHEREAS, Vireo, Prolific Supply LLC, a Delaware limited liability company (“Buyer”), The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts”), and SMG Growing Media LLC, an Ohio limited liability company and a wholly owned subsidiary of Scotts (“SMG” or “Seller”), have entered into that certain Securities Purchase Agreement, dated as of April 8, 2026 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, the Conveyed Hawthorne Equity, upon the terms and subject to the conditions set forth therein. Defined terms not otherwise defined herein shall have the meaning as set forth in the Purchase Agreement.

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties have agreed to enter into this Warrant.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Warrant. Subject to the terms and conditions set forth herein and in the Purchase Agreement, Seller Designee is hereby entitled to purchase from Vireo 80,000,000 Vireo Shares (the “Warrant Shares”), at a price equal to $0.85 per Warrant Share (the “Warrant Purchase Price”), subject to adjustment from time to time in accordance with Section 8 hereof. The term “Vireo Shares” means the subordinate voting shares in the authorized share structure of Vireo, or any subsequent securities which Vireo Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Vireo. The parties intend for this Warrant to be non-compensatory and not to be considered issued in connection with the performance of services. Nothing in this Warrant shall obligate the Seller Designee to purchase and/or pay for any of the Warrant Shares, except for those Warrant Shares in respect of which the Seller Designee shall have exercise the Warrant.

2.            Term of Warrant; Exercisability. This Warrant shall expire five (5) years from the date hereof (the “Warrant Term”). Seller Designee may exercise this Warrant, in whole or in part, at any time, from time to time, during the Warrant Term by giving written notice to Vireo in substantially the form attached hereto as Exhibit A (the “Exercise Notice”), delivered in accordance with Section 9(b) of this Warrant. If the Warrant is exercised in part, Vireo shall deliver, with the Warrant Shares issued pursuant to such exercise, a new certificate to the Seller Designee representing the balance of the Warrant remaining unexercised.

3.            Closing of Issuance.

(a)            The issuance of the Warrant Shares contemplated by this Warrant (a “Warrant Share Closing”) shall occur on the tenth (10th) Business Day after Seller Designee delivers an executed Exercise Notice to Vireo (including by PDF or other electronic transmission, including via DocuSign or similar electronic signature platform), or on such other date as may be mutually agreed by Seller Designee and Vireo, in each case subject to compliance with the requirements of the Canadian Securities Exchange (the “CSE”) and applicable law (a “Warrant Share Closing Date”).

(b)            At a Warrant Share Closing:

(i)            Vireo will deliver, or cause to be delivered, to Seller Designee, subject to applicable Securities Laws and any restrictions set forth in this Warrant, the Warrant Shares to be acquired by Seller Designee at the Warrant Share Closing pursuant to and in accordance with the terms and conditions of this Warrant (including Section 3(b)(ii) below), which will be evidenced by Direct Registration System (DRS) statement only, without the issuance of certificates representing such Warrant Shares; and

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(ii)            Seller Designee will, at a Warrant Share Closing, deliver to Vireo the applicable Warrant Purchase Price in respect of the number of Warrants that have been exercised in respect of the Warrant Share Closing which, to the extent permitted by applicable Law, may be paid at the Seller Designee’s sole discretion (A) by wire transfer of immediately available funds to the account or accounts designated by Vireo, (B) with respect to up to 40,000,000 Warrant Shares in the aggregate across all exercises made pursuant to this Warrant, the Seller Designee may elect to receive a number of Warrant Shares equal to the number of Warrant Shares for which subscription is being made as specified in the Exercise Notice, minus that number of Vireo Shares having an aggregate Vireo Market Price equal to such aggregate Warrant Purchase Price as of the date of the Exercise Notice, or (C) by any combination of the foregoing methods. Prior to the exercise of this Warrant, and as a condition to Vireo’s obligation to deliver Warrant Shares at the Warrant Share Closing, or in connection with any disposition of Warrant Shares acquired pursuant to such exercise, the Seller Designee shall make arrangements satisfactory to Vireo for the payment of any applicable federal or other taxes, including any withholding taxes, payable as a result thereof, which shall be borne by the Seller Designee and not Vireo. At or prior to the Warrant Share Closing, Seller Designee (or, if Seller Designee is disregarded for US federal income tax purposes, Seller Designee’s regarded owner) will deliver to Vireo a validly executed IRS Form W-9.

4.            Vireo Representations and Warranties. Vireo hereby represents and warrants to Seller Designee that, as of the date of this Warrant and as of the Warrant Share Closing Date (as though made on and as of the Warrant Share Closing Date):

(a)            Organization and Authority. Vireo is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Vireo has full corporate power and authority to enter into and perform its obligations under this Warrant and to consummate the transactions contemplated hereby. The execution, delivery and performance by Vireo of this Warrant have been duly authorized by all requisite corporate action on the part of Vireo. This Warrant has been duly executed and delivered by Vireo, and (assuming due authorization, execution and delivery by Seller Designee) this Warrant constitutes a legal, valid and binding obligation of Vireo enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Laws and by general principles of equity.

(b)            No Conflicts; Consents. The execution, delivery and performance by Vireo of this Warrant do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation and by-laws or other organizational documents of Vireo; (b) subject to the Exchange Approval, and assuming Seller Designee qualifies for a valid exemption under applicable Securities Laws with respect to receipt of any Warrant Shares, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Vireo (except for Federal Cannabis Laws); or (c) contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which Vireo is a party or by which Vireo is bound. Other than the Exchange Approval, no material consent or approval of any Governmental Authority is required by or with respect to Vireo in connection with the execution, delivery and performance of this Warrant, except for such filings and approvals as may be required under Securities Laws.

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(c)            No Other Representations and Warranties. The representations and warranties made by Vireo contained in this Section 4 constitute the sole and exclusive representations and warranties of Vireo in connection with the transactions contemplated hereby, and Seller Designee understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including (i) any relating to the future or historical financial condition, results of operations, assets or liabilities of Vireo or its respective business or operations, or (ii) as to the accuracy or completeness of any information regarding Vireo furnished or made available to Seller Designee or its representatives) are specifically disclaimed by Vireo.

5.            Seller Designee’s Representations and Warranties. Seller Designee hereby represents and warrants to Vireo that, as of the date of this Warrant and as of the Warrant Share Closing Date (as though made on and as of the Warrant Share Closing Date):

(a)            Organization and Authority. Seller Designee is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Seller Designee has full limited liability company power and authority to enter into and perform its obligations under this Warrant. The execution, delivery and performance by Seller Designee of this Warrant have been duly authorized by all requisite limited liability company on the part of Seller Designee. This Warrant has been duly executed and delivered by Seller Designee, and (assuming due authorization, execution and delivery by Vireo) this Warrant constitutes a legal, valid and binding obligation of Seller Designee enforceable against Seller Designee in accordance with its terms, except as such enforceability may be limited by applicable Laws and by general principles of equity.

(b)            No Conflicts; Consents. The execution, delivery and performance by Seller Designee of this Warrant do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement, or other organizational documents of Seller Designee or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller Designee. No consent or approval of any Governmental Authority is required by or with respect to Seller Designee in connection with the execution, delivery and performance by Seller Designee of this Warrant.

(c)            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Vireo or any of its Affiliates may be liable in connection with the transactions contemplated by this Warrant.

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6.            Agreements of Vireo. Vireo hereby covenants and agrees as follows:

(a)            all Warrant Shares shall be issued as fully paid, non-assessable, and free of any pre-emptive rights;

(b)            at all times prior to the expiry of the Warrant Term, while any portion of the Warrant remains exercisable, it shall reserve, and there shall be conditionally allotted but unissued out of its authorized capital, that number of Vireo Shares sufficient to enable Vireo to meet its obligations hereunder,

(c)            it shall use reasonable best efforts to ensure that the Warrant Shares, once issued pursuant to the terms of this Warrant, will be listed and posted for trading on the Exchange,

(d)            at all times prior to the expiry of the Warrant Term it shall use its reasonable best efforts to remain a reporting issuer within the meaning of applicable Canadian securities laws in each of the jurisdictions in which Vireo is currently a reporting issuer, and

(e)            it shall use reasonable best efforts to maintain the listing of the Vireo Shares on the CSE (or another stock exchange in Canada or the United States) and ensure that the Vireo Shares are not halted or suspended.

7.            Reserved.

8.            Agreements of Seller Designee.

(a)            Notice of Developments. Prior to the earlier of the termination of this Warrant or the Warrant Share Closing Date, Seller Designee will promptly notify Vireo in writing if Seller Designee should discover that any representation or warranty made by Seller Designee in this Warrant was when made, or has subsequently become, untrue in any material respect. No disclosure pursuant to this Section 8(a) will be deemed to cure any inaccuracy, misrepresentation, breach of warranty or breach of this Warrant.

(b)            Registration. The Seller Designee confirms, acknowledges and agrees that (i) it has been advised that Vireo is relying on an exemption from the requirements to provide the Seller Designee with a prospectus and to sell securities through a person registered to sell securities under applicable Securities Laws and, as a consequence of acquiring the Warrant Shares on behalf of Seller pursuant to this exemption, certain protections, rights and remedies provided by Securities Laws, including statutory rights of rescission or damages, will not be available to the Seller Designee or Seller, (ii) there is no government or other insurance covering the Warrant Shares, (iii) there are risks associated with the acquisition of the Buyer Shares on behalf of Seller and Seller Designee is aware (and has made Seller aware) of the risks and other characteristics of the Warrant Shares, and (iv) there may be restrictions on Seller Designee’s ability to resell or otherwise transfer the Warrant Shares and it is the responsibility of Seller Designee to find out what those restrictions are and to comply with them before selling or otherwise transferring them. Seller Designee acknowledges and agrees that the Warrant Shares to be issued pursuant to this Warrant (y) will not, subject to any applicable provisions of the Investor Rights Agreement, be registered under the Securities Act in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act as set forth in Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, and (z) will be distributed pursuant to the prospectus exemption set out in Section 2.12 of National Instrument 45-106 – Prospectus Exemptions. The Seller Designee hereby consents to Vireo making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfer of the Warrant Shares set forth and described in this Warrant.

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(c)            Legends. Seller Designee acknowledges and agrees that the Warrant Shares to be issued pursuant to this Warrant shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Warrant Shares issued pursuant to this Warrant):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

The Seller Designee is not an “NV Issuer” for the purposes of Policy 6 under the written policies of the Exchange and, in the event this Warrant is exercised prior to the date which is four months and a day from the date of issuance, the Warrant Shares shall bear the following legend; provided that, in the case of Warrant Shares issued upon an exercise following the expiry of the applicable restricted period determined by reference to the date of issuance of this Warrant, no such legend shall be required:

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"THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AFTER THE DISTRIBUTION DATE OF THE WARRANT]."

First trades in the Warrant Shares are subject to a restricted period on resale set out in National Instrument 45-102 – Resale of Securities and the Warrant Shares shall also, until such time as such shares are not so restricted, bear a legend identical or similar in effect to the following legend with respect to such restrictions on transfer, provided that such legend shall not be required on Warrant Shares issued at any time subsequent to the date which is four months plus on day after the date of this Warrant; provided that, in the case of Warrant Shares issued upon an exercise following the expiry of the applicable restricted period determined by reference to the date of issuance of this Warrant, no such legend shall be required:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE OF THE WARRANT].”

(d)            Securities Laws.

(i)            Notwithstanding anything to the contrary in this Warrant, the Seller Designee acknowledges and agrees that the issuance and delivery of Warrant Shares pursuant to this Warrant may require the approval of and/or shall be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.

(ii)            Seller Designee consents: (A) to the disclosure of certain information regarding them and the transactions contemplated by this Warrant to the Exchange, the Canadian Securities Regulators and the SEC, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; and (B) to the collection, use and disclosure of their information by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators, from time to time.

(iii)            Seller Designee shall, as a condition of receiving the Warrant Shares on the Warrant Share Closing Date, be required to make the necessary representations and warranties contained in that certain Designee Certificate, dated as of the date hereof (the “Designee Certificate”) to ensure compliance with applicable Canadian Securities Laws and U.S. federal and state Securities Laws, and will deliver any other supporting information as reasonably requested by Vireo in order to confirm Seller Designee’s status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable Securities Laws for the issuance of such Warrant Shares to Seller Designee. Further, if required by applicable Securities Laws, regulatory policy or Governmental Order or by any securities commission, stock exchange or other Governmental Authority, Seller Designee shall execute, deliver and file and otherwise assist Vireo in filing reports, questionnaires, undertakings and other documents with respect to the issuance of the Warrant Shares.

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9.            Adjustment of Shares.

(a)	If the number of outstanding Vireo Shares is changed by a stock dividend or other distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification or similar change (any such event being referred to as a “Vireo Share Reorganization”), the Warrant Purchase Price shall be adjusted, effective immediately after the effective date of a Vireo Share Reorganization (or the record date at which holders of Vireo Shares are determined for purposes of the Vireo Share Reorganization, if applicable), by multiplying the Warrant Purchase Price in effect immediately prior to such effective date or record date, as the case may be, by a fraction of which:

(i)	the numerator shall be the total number of Vireo Shares outstanding on such date before giving effect to such Vireo Share Reorganization; and

(ii)	the denominator shall be the number of Vireo Shares outstanding immediately after giving effect to such Vireo Share Reorganization.

(b)	If Vireo fixes a record date for the issuance of rights, options or warrants to all or substantially all the holders of Vireo Shares pursuant to which those holders are entitled to subscribe for, purchase or otherwise acquire Vireo Shares or securities convertible into Vireo Shares (any of such issuance being referred to as a “Rights Offering” and the Vireo Shares that may be acquired under the Rights Offering, or upon exchange or conversion of securities convertible into Vireo Shares acquired under the Rights Offering, being referred to as the “Rights Offering Shares”), the Warrant Purchase Price shall be adjusted, effective immediately after such record date, by multiplying the Warrant Purchase Price in effect on such record date by a fraction:

(i)	the numerator of which shall be the sum of:

1.	the total number of Vireo Shares outstanding as of the record date for the Rights Offering; and

2.	a number equal to the quotient obtained by dividing the aggregate price of the Rights Offering Shares (consisting of the product of either (1) the number of Rights Offering Shares and the subscription or purchase price for each Rights Offering Share or (2) the maximum number of Rights Offering Shares for or into which securities convertible into Vireo Shares may be exchanged or converted and the conversion price for each Rights Offering Share) by the Vireo Market Price; and

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(ii)	the denominator of which shall be the number of Vireo Shares which would be outstanding after giving effect to the Rights Offering (assuming the exercise of all of the rights, options or warrants under the Rights Offering and assuming the exchange or conversion into Vireo Shares of all securities convertible into Vireo Shares issued upon exercise of such rights, options or warrants, if any).

(c)            If Vireo fixes a record date for the issue or distribution to the holders of all or substantially all of the outstanding Vireo Shares of (i) shares of Vireo of any class other than Vireo Shares, (ii) rights, options or warrants to acquire Vireo Shares or securities exchangeable for or convertible into Vireo Shares, (iii) evidences of indebtedness of Vireo; or (iv) any property or assets of Vireo, including cash, and if such issue or distribution does not constitute a Vireo Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the Warrant Purchase Price shall be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Warrant Purchase Price in effect on the record date for the Special Distribution by a fraction:

(i)	the numerator of which shall be the difference between:

1.	the Vireo Market Price, and

2.	the fair value per Vireo Share, as determined by the directors of Vireo (whose determination shall be subject to the prior approval of the Exchange, as applicable), to the holders of Vireo Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution, and

(ii)	the denominator of which shall be the Vireo Market Price.

(d)	If any adjustment shall occur as a result of Vireo Share Reorganization, Rights Offering or Special Distribution, then the number of Vireo Shares issuable upon exercise of a Warrant shall be simultaneously adjusted by multiplying the number of Vireo Shares issuable upon exercise of a Warrant in effect immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Warrant Purchase Price, in each case, subject to readjustment upon the operation of, and in accordance with, the provisions of Section 9(a), Section 9(b) and Section 9(c).

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(e)	If, at any time while this Warrant is outstanding, (i) Vireo, directly or indirectly, in one or more related transactions effects any merger or consolidation of Vireo with or into another Person, (ii) Vireo (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Vireo or another Person) is completed pursuant to which holders of more than 50% of the outstanding Vireo Shares sell, tender or exchange their shares for other securities, cash or property, (iv) Vireo, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Vireo Shares or any compulsory share exchange pursuant to which the Vireo Shares are effectively converted into or exchanged for other securities, cash or property, or (v) Vireo, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Vireo Shares (not including any Vireo Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, Seller Designee shall receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of Vireo Shares of the successor or acquiring corporation or of Vireo, if it is the surviving corporation, and/or any additional or other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of one outstanding Vireo Share. If holders of Vireo Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Seller Designee shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Vireo shall cause any successor entity in a Fundamental Transaction in which Vireo is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of Vireo under this Warrant in accordance with the provisions of this Section 9(e) pursuant to written agreements. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” or “Vireo” shall refer instead to the Successor Entity), and may exercise every right and power of Vireo and shall assume all of the obligations of Vireo under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as Vireo herein.

(f)	At least ten days prior to the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the Seller Designee under this Warrant, Vireo shall deliver to the Seller Designee a certificate specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. If the notice has been provided and the adjustment is not then determinable, Vireo shall promptly, after the adjustment is determinable, deliver to the Seller Designee a certificate providing the computation of the adjustment.

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(g)	In the event of any dispute relating to the adjustments provided for in this Section 9, such dispute shall be conclusively determined by a nationally recognized accounting firm chosen by Vireo and acceptable to the Seller Designee, acting reasonably and such determination shall be binding upon Vireo and the Seller Designee, absent manifest error.

(h)	For the purposes of this Warrant, “Vireo Market Price” means, at any date of determination, the volume-weighted average closing price of the Vireo Shares on the CSE (and in such case translated into U.S. dollars using the daily average exchange rate reported by the Bank of Canada as of such date) for the ten (10) consecutive trading days ending on the date immediately prior to such date of determination or, if the Vireo Shares are not listed on the CSE, then on such other stock exchange or over-the-counter market on which the Vireo Shares are then listed; provided that, if there is no market for the Vireo Shares, then the Vireo Market Price in respect of the Vireo Shares shall be determined by a nationally recognized and reputable investment banking, accounting or valuation firm jointly selected by Vireo and the Seller Designee, with each of Vireo and the Seller Designee being responsible for 50% of the fees and expenses payable to such firm.

10.            Miscellaneous.

(a)            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Warrant and the transactions contemplated hereby (including the exercise of this Warrant) shall be paid by the party incurring such costs and expenses.

(b)            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and copy by other method of notice provided by this Section 10(b)) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to Seller Designee:	Good Dog Holdings LLC
2 East 70th St.
New York, NY 10021
Attention: [***]
Email: [***]

with a copy to (which shall not constitute notice):

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Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention: Lee D. Charles
Email: [***]

If to Vireo:	Vireo Growth Inc.
209 South 9th St.
Minneapolis, Minnesota 55402
Attention: Sean Apfelbaum, General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP
227 W. Monroe St., Suite 6000
Chicago, IL 60606
Attention: Craig T. Alcorn
e-mail: [***]

(c)            Interpretation. For purposes of this Warrant, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Warrant as a whole. Unless the context otherwise requires, references herein: (x) to Sections mean the Sections of this Warrant; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d)            Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

(e)            Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Warrant so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)            Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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(g)            Successors and Assigns. This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, and any attempted assignment without such consent shall be void; provided, that Seller Designee shall be permitted to assign this Warrant, without the consent of Vireo, to (i) Scotts or a controlled subsidiary thereof, (ii) Hagedorn Partnership, L.P. or a controlled subsidiary thereof, or (iii) any affiliate of the Seller Designee, provided in each such case that (A) the Seller Designee agrees in writing with the assignee to assign such rights and related obligations under this Warrant, and for the assignee to assume such obligations, and a copy of such agreement is furnished to Vireo at least five calendar days prior to such assignment, (B) Vireo is, within a reasonable time (not to exceed ten calendar days) after such notice, furnished with written notice of the name and address of such transferee or assignee, (C) at or before the time Vireo received the written notice contemplated by clause (B) of this sentence, the assignee agrees in writing with Vireo to be bound by all of the provisions contained herein and (D) the assignee is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and executes and delivers any certificates or other documentation required by Vireo evidencing this fact to Vireo.

(h)            No Third-party Beneficiaries. This Warrant is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Warrant.

(i)            Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by Seller Designee and Vireo. Any failure of Vireo, on the one hand, or Seller Designee, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller Designee (with respect to any failure by Vireo), or by Vireo (with respect to any failure by Seller Designee), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(j)            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)            This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(ii)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS WARRANT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(iii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS WARRANT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(J).

(k)            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Warrant were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).

(l)            Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(m)            Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS WARRANT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

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IN WITNESS WHEREOF, Seller Designee and Vireo have executed this Warrant as of the date first above written.

VIREO:

Vireo Growth Inc.

By:
Name: John Mazarakis
Title: Chief Executive Officer

SELLER DESIGNEE:

Good Dog Holdings LLC

By:
Name:
Title:

[Signature Page to Warrant]

Exhibit A

NOTICE OF EXERCISE

TO:        Vireo Growth Inc. (“Vireo”)

1.            The undersigned hereby [elects to exercise this Warrant for the purchase of 80,000,000 [subordinate voting shares / insert description of successor shares] in the capital of Vireo (“Warrant Shares”), pursuant to the provisions of Section 3(b)(ii)(A) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full / elects to exercise this Warrant for the purchase of [___________] [subordinate voting shares / insert description of successor shares] in the capital of Vireo (“Warrant Shares”), pursuant to the provisions of Section 3(b)(ii)(B) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full].

2.            In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. The undersigned reconfirms, as of the date of this Notice of Exercise, all representations, warranties, acknowledgements and agreements of the Seller Designee made by the Seller Designee in the Designee Certificate originally dated April 8, 2026

(Name)

By:
Name:
Title:
Date:

Exhibit I

Form of Lock-Up Letter

EXECUTION VERSION

LOCK-UP AGREEMENT

April 8, 2026

Vireo Growth Inc.

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Vireo Growth Inc., a British Columbia corporation (“Parent”), has entered into a Securities Purchase Agreement, dated as of April 8, 2026 (as the same may be amended from time to time, the “SPA”) with Prolific Supply LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Buyer”), The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts”), and SMG Growing Media LLC, an Ohio limited liability company and a wholly owned subsidiary of Scotts. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the SPA.

As a condition and inducement to Parent and Buyer to consummate the transactions contemplated by the SPA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, (A) for each of the percentages of the Vireo Shares set forth on Schedule A held or to be held by the undersigned that constitute, or will constitute, Closing Purchase Price (the “Consideration Shares”), during the periods set forth on Schedule A opposite such percentages of Consideration Shares (the “Closing Consideration Restricted Periods”) and (B) for each of the percentages of Vireo Shares that may be issued pursuant to the Warrant Agreement upon exercise of the warrants therein (the “Warrant Agreement Shares”, and together with the Consideration Shares, the “Locked-Up Shares”), during the periods set forth on Schedule B opposite such percentages of Warrant Agreement Shares (the “Warrant Shares Restricted Periods” and, together with the Closing Consideration Restricted Periods, the “Restricted Periods”):

(1)            offer, hypothecate, encumber, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, or agree to transfer or dispose of, or lend, directly or indirectly, including within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to, any Locked-Up Shares that are then subject to a Restricted Period;

(2)            enter into any swap, short sale, hedge or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period, regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Vireo Shares or other securities, in cash or otherwise; or

(3)            publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)            transfers of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period:

(i)            as a transfer, distribution or dividend to equity holders or members or to any other entity that is an Affiliate, as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders);

(ii)            to Parent in connection with the conversion or reclassification of the outstanding equity securities of the Parent into Vireo Shares, or any reclassification or conversion of the Vireo Shares; provided that any such Vireo Shares or equity securities received upon such conversion or reclassification shall be subject to the terms of this Lock-Up Agreement;

provided that, in the case of any transfer or distribution pursuant to clause (a)(i), such transfer is not for value and each transferee or distributee shall sign and deliver to Parent (1) a lock-up agreement in the form of this Lock-Up Agreement with respect to the applicable Locked-Up Shares that are then subject to a Restricted Period for the term of such Restricted Period and (2) a designee certificate in the form of the Designee Certificate delivered by the undersigned in connection with the SPA;

(b)            transfers by the undersigned of Vireo Shares purchased by the undersigned on the open market or in a public offering by Parent, in each case following the date of the SPA;

(c)            transfers made pursuant to a bona-fide third party tender offer, take-over bid, arrangement, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent; provided that in the event that such tender offer, take-over bid, arrangement, merger, consolidation or other such transaction is not completed, the undersigned’s Locked-Up Shares that are then subject to a Restricted Period shall remain subject to the restrictions contained in this Lock-Up Agreement;

(d)            transfers made pursuant to an order of a court or Governmental Authority or as required by applicable Law;

(e)            transfers from the undersigned to (i) Scotts or a controlled subsidiary thereof or (ii) Hagedorn Partnership, L.P. or a controlled subsidiary thereof; provided, that as a condition of such transfer, such transferee shall sign and deliver to Parent (1) a lock-up agreement in the form of this Lock-Up Agreement with respect to the applicable Locked-Up Shares that are then subject to a Restricted Period for the term of such Restricted Period and (2) a transferee certificate containing the necessary representations and warranties and other matters substantially equivalent to those in the Designee Certificate;

(f)            pledges or security interests granted over the Locked-Up Shares; provided, that as a condition of such pledge or grant, the pledgee or grantee of such security interest shall sign and deliver to Parent (1) a lock-up agreement in the form of this Lock-Up Agreement with respect to the applicable Locked-Up Shares that are then subject to a Restricted Period and (2) a pledgee or grantee certificate containing the necessary representations and warranties and other matters substantially equivalent to those in the Designee Certificate; or

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(g)            transfers of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period as consented to in writing by Parent.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Locked-Up Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

; provided that Parent (or any duly appointed transfer agent) will remove such legend forthwith upon request by the undersigned with respect to any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Locked-Up Shares that are no longer subject to a Restricted Period, and withdraw any stop transfer instructions with respect to such Vireo Shares by virtue of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred to Parent and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that Parent is proceeding with the consummation of the transactions contemplated by the SPA in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent with respect thereto.

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This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

[SIGNATURE PAGE FOLLOWS]

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Very truly yours,

Good Dog Holdings LLC

By:
Name:
Title:

Accepted and Agreed by Vireo Growth Inc.:

By:
Name:	John Mazarakis
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

SCHEDULE A

Consideration Shares

Consideration Shares Lock-Up Release	Closing Consideration Restricted Period
10% of Consideration Shares	Closing to six months post-Closing
30% of Consideration Shares	Closing to 12 months post-Closing
30% of Consideration Shares	Closing to 18 months post-Closing
30% of Consideration Shares	Closing to 24 months post-Closing

SCHEDULE B

Warrant Agreement Shares

Warrant Shares Lock-Up Release	Warrant Shares Restricted Period
10% of Warrant Shares	Closing to six months post-Closing
30% of Warrant Shares	Closing to 12 months post-Closing
30% of Warrant Shares	Closing to 18 months post-Closing
30% of Warrant Shares	Closing to 24 months post-Closing

Exhibit J

Form of Investor Rights Agreement

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of April 8, 2026, by and between Vireo Growth Inc. (the “Parent”) and Good Dog Holdings LLC, a Delaware limited liability company (the “Stockholder”), in connection with the Securities Purchase Agreement, dated as of April 8, 2026 (as the same may be amended from time to time in accordance with its terms, the “Securities Purchase Agreement”) with Parent and Prolific Supply LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants contained in this Agreement and the Securities Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parent and Stockholder agree as follows:

Article I
DEFINITIONS

Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given such terms in the Securities Purchase Agreement. Notwithstanding the foregoing, as used in this Agreement, the following terms shall have the following meanings:

“Controlling Person” means any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act).

“Effective Date” means the date that the Registration Statement filed pursuant to Article II, Section 1(a) is first declared effective by the SEC.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the Trading Market on which the Subordinate Voting Shares are primarily listed on and quoted for trading, which, as of the Closing Date, shall be the Canadian Securities Exchange.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of (i) the Vireo Shares issuable to the Stockholder pursuant to the Securities Purchase Agreement and the Warrant Agreement, and (ii) any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided that, the Stockholder’s Vireo Shares shall cease to be Registrable Securities upon becoming eligible for resale by the Stockholder under Rule 144 as determined by counsel to the Parent.

“Registration Statements” means any one or more registration statements of the Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including, without limitation, the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statements), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Restricted Periods” means the restricted periods set out in the Lock-Up Letter during which time the Vireo Shares will not be transferable by the Stockholder without the prior written consent of the Parent.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Selling Stockholder Questionnaire” means a questionnaire related to the registration of the Vireo Shares in a form provided by the Parent to the Stockholder.

“Subordinate Voting Shares” means the Subordinate Voting Shares in the authorized share structure of the Parent and any securities into which such Subordinate Voting Shares may hereinafter be reclassified.

“Trading Day” means (i) a day on which the Subordinate Voting Shares are listed or quoted and traded on its Principal Market, or (ii) if the Subordinate Voting Shares are not listed on its Principal Market, a day on which the Subordinate Voting Shares are traded on a Trading Market, or (iii) if the Subordinate Voting Shares are not listed on any Trading Market, a day on which the Subordinate Voting Shares are quoted on the OTCQX, OTCQB or Pink Market over-the-counter markets; provided that in the event that the Subordinate Voting Shares are not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the Canadian Securities Exchange, the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or other stock exchange on which the Subordinate Voting Shares are listed or quoted for trading on the date in question.

“Vireo Shares” means the Subordinate Voting Shares issued to the Stockholder pursuant to the Securities Purchase Agreement or issuable pursuant to the Warrant Agreement.

Article II
REGISTRATION RIGHTS

1.            Registration.

(a)            Promptly following the expiration of the first Restricted Period and if Rule 144 is or becomes unavailable for resale of the Vireo Shares (taking into account the required holding period under Rule 144), and subject to receipt of the Selling Stockholder Questionnaire as set forth in Section 1(c), the Parent shall prepare and file with the SEC a Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Parent may reasonably determine (the “Initial Registration Statement”); provided that (1) in the event that the Parent becomes aware prior to the expiration of the Restricted Period that the Stockholder would not qualify under Rule 144 to be able to sell the Stockholder’s Registrable Securities being released from lock-up as of or immediately following the expiration of the first Restricted Period, the Parent will use commercially reasonable efforts to prepare and file an Initial Registration Statement prior to the end of the first Restricted Period and (2) if the Parent has not filed an Initial Registration Statement by within 270 days immediately following the Closing (as defined in the Securities Purchase Agreement), then if the Stockholder provides a written demand to the Parent within three (3) months following the end of such 270-day period, then the Parent will use reasonable best efforts to prepare and file an Initial Registration Statement. The Parent’s obligation to file a Registration Statement pursuant to this Agreement applies only if and when the Vireo Shares are determined to not be eligible to be resold pursuant to Rule 144 (without volume limitations) under the Securities Act (taking into account the required holding period under Rule 144). The Initial Registration Statement shall be on Form S-3, or such other form the Parent is eligible to use at that time. Notwithstanding the registration obligations set forth in this Section  1 of Article II, in the event the SEC informs the Parent that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Parent agrees to promptly (i) inform the Stockholder thereof via electronic mail at the address noted herein or any supplement thereto (if any) received by the Parent and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the SEC and/or (ii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to the Parent to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, the number of Registrable Securities shall be reduced accordingly. In the event the Parent amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Parent will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Parent or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to the Parent to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”). The Stockholder shall not be named as an “underwriter” in any Registration Statement without the Stockholder’s prior written consent.

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(b)            The Parent shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the SEC as soon as practicable following the filing of such Registration Statement and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, shall use its commercially reasonable efforts to keep each Registration Statement continuously effective under the Securities Act until two years following the expiration of the last Restricted Period (or, if sooner, the time when the Stockholder has sold or otherwise no longer holds any Registrable Securities or may sell the Registrable Securities pursuant to Rule 144) (the “Effectiveness Period”). The Parent shall request effectiveness of a Registration Statement following market close on a Trading Day. The Parent shall promptly notify the Stockholder via electronic mail at the address noted herein or any supplement thereto (if any) received by the Parent of the effectiveness of a Registration Statement. If necessary, the Parent shall promptly, following the Effective Date, file a final Prospectus with the SEC, in accordance with Rule 424(b).

(c)            The Stockholder agrees to furnish to the Parent a completed Selling Stockholder Questionnaire as set forth herein. At least ten Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Parent will notify the Stockholder of the information the Parent requires from the Stockholder including the information contained in the Selling Stockholder Questionnaire, which shall be completed and delivered to the Parent promptly upon request and, in any event, within five Trading Days prior to the applicable anticipated filing date. The Stockholder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless the Stockholder has returned to the Parent a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence. If the Stockholder returns a Selling Stockholder Questionnaire or a request for further information, in either case, after the deadline, the Parent shall use its commercially reasonable efforts to take such actions as are required to name the Stockholder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Stockholder Questionnaire or request for further information. The Stockholder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 1(c) of Article II will be used by the Parent in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

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2.            Piggyback Registration.

(a)            Following the expiration of the applicable Restricted Period with respect to the applicable Vireo Shares, and if an Initial Registration Statement, New Registration Statement and/or Remainder Registration Statement is or are not filed and effective covering the resale of the applicable Vireo Shares, whenever the Parent proposes to register the offer and sale of any Subordinate Voting Shares under the Securities Act (other than (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Parent pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) pursuant to a registration statement filed in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Parent and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Parent shall give prompt written notice (in any event no later than fifteen days prior to the filing of such registration statement) to the Stockholder of its intention to effect such a registration and, subject to Section 2(b) and Section 2(c) of this Article II, shall include in such registration all Registrable Securities that are not then subject to a Restricted Period with respect to which the Parent has received written requests for inclusion from the Stockholder within ten days after the Parent’s notice has been sent to the Stockholder. If any Piggyback Registration Statement for the purpose of registering the offer and sale of Registrable Securities is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Stockholder shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

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(b)            If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Parent and the managing underwriter advises the Parent and the Stockholder (to the extent such Registrable Securities are not then subject to a Restricted Period and the Stockholder has elected to include such Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of Subordinate Voting Shares proposed to be included in such registration or takedown, including all Registrable Securities that are not then subject to a Restricted Period and all other Subordinate Voting Shares proposed to be included in such underwritten offering, exceeds the number of Subordinate Voting Shares which can be sold in such offering and/or that the number of Subordinate Voting Shares proposed to be included in any such registration or takedown would adversely affect the price per share of the Subordinate Voting Shares to be sold in such offering, the Parent shall include in such registration or takedown (i) first, the Subordinate Voting Shares that the Parent proposes to sell; and (ii) second, the Vireo Shares requested to be included therein by the Stockholder with respect to Registrable Securities that are not then subject to a Restricted Period and holders of Subordinate Voting Shares other than holders of Registrable Securities that are not then subject to a Restricted Period, allocated pro rata among all such holders on the basis of the number of Registrable Securities and the number of Subordinate Voting Shares other than Registrable Securities that are not then subject to a Restricted Period (on a fully diluted, as converted basis), as applicable, owned by all such holders or in such manner as they may otherwise agree.

(c)            If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Subordinate Voting Shares other than Registrable Securities, and the managing underwriter advises the Parent in writing that in its reasonable and good faith opinion the number of Subordinate Voting Shares proposed to be included in such registration or takedown, including all Registrable Securities that are not then subject to a Restricted Period and all other Subordinate Voting Shares proposed to be included in such underwritten offering, exceeds the number of Subordinate Voting Shares which can be sold in such offering and/or that the number of Subordinate Voting Shares proposed to be included in any such registration or takedown would adversely affect the price per share of the Subordinate Voting Shares to be sold in such offering, the Parent shall include in such registration or takedown (i) first, the Subordinate Voting Shares requested to be included therein by the holder(s) requesting such registration or takedown; and (ii) second, the Registrable Securities that are not then subject to a Restricted Period requested by the Stockholder with respect to Registrable Securities that are not then subject to a Restricted Period and the Subordinate Voting Shares requested to be included therein by other holders of Subordinate Voting Shares, allocated pro rata among all such holders on the basis of the number of Subordinate Voting Shares other than the Registrable Securities that are not then subject to a Restricted Period (on a fully diluted, as converted basis) and the number of Registrable Securities that are not then subject to a Restricted Period, as applicable, owned by all such holders or in such manner as they may otherwise agree.

(d)            If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Parent, the Parent shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

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3.            Registration Procedures

In connection with the Parent’s registration obligations hereunder:

(a)            The Parent shall, not less than five Trading Days prior to the filing of each Registration Statement and not less than two Trading Days prior to the filing of any amendment or supplement thereto, (i) furnish to the Stockholder via electronic mail address at the address herein or any supplement thereto (if any) received by the Parent copies of such Registration Statement or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the review of the Stockholder with respect to information that pertains to the Stockholder as “Selling Stockholder” or the “Plan of Distribution” (it being acknowledged and agreed that if the Stockholder does not object to the aforementioned documents within such five Trading Day or two Trading Day period, as the case may be, then the Stockholder shall be deemed to have consented to and approved the use of such documents) and (ii) use commercially reasonable efforts to cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of counsel to the Parent, to conduct a reasonable investigation within the meaning of the Securities Act. The Parent shall consider in good faith the Stockholder’s reasonable objections to the form of any Registration Statement or amendment or supplement thereto; provided that, the Parent is notified of such objection in writing within the five Trading Day or two Trading Day period described above, as applicable.

(b)            (i) The Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period; (ii) the Parent shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424; (iii) the Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide the Stockholder true and complete copies of all correspondence from and to the SEC relating to such Registration Statement solely to the extent that such correspondence pertains to the Stockholder as “Selling Stockholder” but shall not be required to provide any comments or other correspondence that would result in the disclosure to the Stockholder of material non-public information concerning the Parent; and (iv) the Parent shall comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Stockholder thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, however, that the Stockholder shall be responsible for the delivery of the Prospectus to the Persons to whom the Stockholder sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and the Stockholder agrees to dispose of Registrable Securities in compliance with the “Plan of Distribution” described in the Registration Statement and otherwise in compliance with applicable federal and state securities laws.

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(c)            The Parent shall notify the Stockholder (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend, subject to the limitations on suspension set forth in Section 6(c), the use of the Prospectus until the requisite changes have been made) as promptly as reasonably practicable (and, in the case of (i)(A) below, not less than three Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day: (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the SEC notifies the Parent whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on any Registration Statement (in which case the Parent shall provide the Stockholder true and complete copies of all comments that pertain to the Stockholder as a “Selling Stockholder” or to the “Plan of Distribution” and all written responses thereto, but not information that the Parent believes would constitute material non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to the Stockholder as “Selling Stockholder” or the “Plan of Distribution”; (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceeding for that purpose; (iv) of the receipt by the Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading; and (vi) of the occurrence or existence of any pending corporate development with respect to the Parent that the Parent believes may be material and that, in the determination of the Parent, makes it not in the best interest of the Parent to allow continued availability of a Registration Statement or Prospectus; provided that the Parent shall not disclose the content of any of any material non-public information to the Stockholder.

(d)            The Parent shall use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(e)            The Parent shall, if requested by the Stockholder, furnish to the Stockholder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC; provided that the Parent shall have no obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.

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(f)            The Parent shall, prior to any resale of Registrable Securities by the Stockholder, use its commercially reasonable efforts to register or qualify or cooperate with the Stockholder in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Stockholder under the securities or Blue Sky laws of such jurisdictions within the United States as the Stockholder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided that the Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Parent to any tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(g)            If requested by the Stockholder, the Parent shall cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or other evidence representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates or other evidence shall be free, to the extent permitted by the Securities Purchase Agreement, the Warrant Agreement, the Lock-Up Letter and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as the Stockholder may reasonably request.

(h)            The Parent shall, following the occurrence of any event contemplated by Section 3(c) of this Article II, as promptly as reasonably practicable (taking into account the Parent’s good faith assessment of any adverse consequences to the Parent and its shareholders of the premature disclosure of such event), prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(i)            The Parent may require the Stockholder to furnish to the Parent a certified statement as to (i) the number of Subordinate Voting Shares beneficially owned by the Stockholder and any of its Affiliates (including for purposes hereof, Scotts and its Affiliates), (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Subordinate Voting Shares and (iv) any other information as may be requested by the SEC, FINRA or any state securities commission.

(j)            The Parent agrees to promptly deliver to the Stockholder, without charge, a reasonable number of copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto. The Parent hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Stockholder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto. The Stockholder agrees to sell its shares in the manner described in the applicable Registration Statement under the section “Plan of Distribution.”

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(k)            If requested by the Stockholder, the Parent shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such material information as the Parent reasonably agrees should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Parent has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

(l)            The Parent shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including Rule 172, notify the Stockholder promptly if the Parent no longer satisfies the conditions of Rule 172 and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

4.            Registration Expenses. All fees and expenses incident to the Parent’s performance of or compliance with its obligations under this Agreement (excluding (x) any brokerage fees or commissions and (y) all legal fees and expenses of legal counsel for the Stockholder) shall be borne by the Parent whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses) (A) with respect to filings required to be made with any Trading Market on which the Subordinate Voting Shares are then listed for trading, and (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Parent in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such U.S. jurisdictions as reasonably requested by the Stockholder), (ii) printing expenses, (iii) fees and disbursements of counsel for the Parent, and (iv) fees and expenses of all other Persons retained by the Parent in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Parent shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any Exchange as required hereunder. In no event shall the Parent be responsible for any underwriting, broker or similar fees or commissions of the Stockholder or, except to the extent provided for herein, any legal fees or other costs of the Stockholder.

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5.            Indemnification.

(a)            Indemnification by the Parent. The Parent shall indemnify, defend and hold harmless the Stockholder, the officers, directors, agents, partners, members, managers, shareholders, Affiliates and employees of each of them, each Person who controls the Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, agents and employees of each such Controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Parent of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage, liability, except to the extent, but only to the extent, that (A) such untrue statements, omissions or alleged omissions are based solely upon information regarding the Stockholder (or Scotts or its Affiliates, if applicable) furnished in writing to the Parent by the Stockholder (or Scotts or its Affiliates, as the case may be) expressly for use therein, or to the extent that such information relates to the Stockholder (or Scotts or its Affiliates) or the Stockholder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by the Stockholder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in Article II, Section  3(c)(iii)-(vi), related to the use by the Stockholder of an outdated or defective Prospectus after the Parent has notified the Stockholder in writing that the Prospectus is outdated or defective and prior to the receipt by the Stockholder of the Advice contemplated and defined in Article V, Section 3 below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected or (C) to the extent that any such Losses arise out of the Stockholder’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus or supplement. The indemnification provided for under this Article II, Section 5(a) shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or Controlling Person of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Stockholder pursuant to Article V, Section 7. The indemnity set forth in this Article II, Section 5(a) shall be in addition to any liability the Parent may otherwise have.

(b)            Indemnification by Stockholder. The Stockholder shall indemnify and hold harmless the Parent, its directors, officers, agents and employees, each Person who controls the Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such Controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based solely upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent that such untrue or alleged untrue statements or omissions or alleged omissions are based solely upon information regarding the Stockholder (or Scotts or its Affiliates) furnished in writing to the Parent by the Stockholder (or Scotts or its Affiliates) expressly for use therein or (ii) in the case of an occurrence of an event of the type specified in Article II, Section 3(c)(iii)-(vi), to the extent related to the use by the Stockholder of an outdated or defective Prospectus after the Parent has notified the Stockholder in writing that the Prospectus is outdated or defective and prior to the receipt by the Stockholder of the Advice contemplated in Article V, Section 3, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of the Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by the Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

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(c)            Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Article II, Section 5) shall be paid to the Indemnified Party, as incurred, within 20 Trading Days of written notice thereof to the Indemnifying Party; provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Article II, Section 5, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

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6.            Rule 144 Compliance. With a view to making available to the Stockholder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Parent to the public without registration, the Parent shall:

(a)            use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;

(b)            use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act, at any time after the date hereof; and

(c)            furnish to the Stockholder so long as the Stockholder owns Registrable Securities, promptly upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed or furnished by the Parent as the Stockholder may reasonably request in connection with the sale of Registrable Securities without registration.

7.            Termination. The provisions of this Article II (other than Sections 4 and 5) shall terminate upon such time as the Stockholder and its Permitted Transferees no longer holds any Registrable Securities.

Article III

DIRECTOR NOMINATION AND OBSERVER RIGHTS

1.            Stockholder Director.

(a)            From time to time prior to the first date on which the Stockholder and any Permitted Transferee (including The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts”)) collectively cease to hold the number of issued and outstanding Subordinate Voting Shares representing at least five percent (5%) of the Subordinate Voting Shares (the “Share Percentage”), subject to any required approvals by Parent’s stockholders or its board of directors (the “Parent Board”), and subject to compliance with applicable laws and rules, instruments and regulations of the United States, Canada, the Canadian Securities Exchange (the “CSE”) and any other exchange or exchanges upon which the Parent’s Subordinate Voting Shares are listed (collectively with the CSE, the “Exchanges”), including those related to the Parent’s articles and the Parent’s Corporate Governance Guidelines as currently in effect, and as such organizational documents and Corporate Governance Guidelines may be amended from time to time by the Parent, including, without limitation, to comply with applicable law (the “Articles and Guidelines”, and all of the foregoing, collectively the “Required Approvals”), as well as the satisfaction and continued satisfaction of the Nomination Qualifications as defined herein, the Stockholder shall be entitled to deliver a written notice to the Parent (each, a “Stockholder Director Notice”) requesting the nomination and election of one (1) individual (the “Stockholder Director”) to serve as a director of the Parent to the extent that a Stockholder Director is not currently serving on the Parent Board or nominated to serve as a director on the Parent Board at the Next Annual Meeting or a Subsequent Annual Meeting (as such terms are defined below); provided that neither Scotts (or any Subsidiary) nor the Stockholder shall have any right to determine the size of the Parent Board. Upon receipt of a Stockholder Director Notice duly delivered by the Stockholder, subject to Required Approvals and the nominee’s satisfaction of the Nomination Qualifications and execution and delivery of customary documents as required by applicable laws and the then-effective Parent Policies generally applicable to all of its directors, the Parent shall take commercially reasonable actions to cause the nomination and election of the Stockholder Director as directed by such Stockholder Director Notice as soon as reasonably practicable.

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(b)            Without limiting the foregoing, the Parent Board shall take such actions as are necessary in accordance with Parent’s articles to nominate Christopher J. Hagedorn to serve as a director on the Parent Board at the next annual and/or special meeting of stockholders of the Parent (the “Next Annual Meeting”), in each case subject to Mr. Hagedorn’s satisfaction of the Nomination Qualifications and the obtaining of all Required Approvals. Parent shall use commercially reasonable efforts to cause the Next Annual Meeting to be held as soon as reasonably possible following the date hereof. Each annual meeting after the Next Annual Meeting shall be referred to herein as a “Subsequent Annual Meeting”. For the avoidance of doubt, (i) the Stockholder may only submit a Stockholder Director Notice with respect to one (1) Stockholder Director to serve on the Parent Board at any time, (ii) a determination that Mr. Hagedorn is not an independent director under applicable Exchange listing standards does not preclude Mr. Hagedorn’s satisfaction of the Nomination Qualifications and all Required Approvals, (iii) Mr. Hagedorn shall be the initial Stockholder Director following the Next Annual Meeting assuming his satisfaction of the Nomination Qualifications and all Required Approvals at (or prior to) the Next Annual Meeting are obtained, and (iv) the Stockholder may not deliver a Stockholder Director Notice to the Parent for so long as Mr. Hagedorn serves as a director on the Parent Board (unless Mr. Hagedorn is to be replaced by a different Stockholder Director nominee pursuant to Article III, Section 1(c) or at a Subsequent Annual Meeting).

(c)            The Parent agrees with the Stockholder (subject to clause 1(f) of this Article III below) that; provided that a Stockholder Director is able and willing to serve on the Parent Board and satisfies (and continues to satisfy) the Nomination Qualifications and all Required Approvals are obtained: (i) the Parent will include one (1) Stockholder Director in the Parent’s slate of nominees to stand for election as a director of the Parent Board at each Subsequent Annual Meeting, (ii) the Parent Board will recommend that the stockholders of the Parent vote to elect that Stockholder Director as a director of the Parent at each Subsequent Annual Meeting, and (iii) the Parent will use such commercially reasonable efforts (including, without limitation, with respect to the solicitation of proxies) to obtain the election of that Stockholder Director at each Subsequent Annual Meeting as are substantially the same as its efforts to obtain the election of the other director nominees of the Parent with respect to such annual meeting. If, as a result of death, disability, retirement, resignation or removal (with or without cause), there shall exist or occur any vacancy of a seat on the Parent Board previously occupied by the Stockholder Director, the Stockholder shall have the right (but be under no obligation) to designate another individual pursuant to a Stockholder Director Notice and, provided such individual complies with the Nomination Qualifications and subject to all Required Approvals, the Parent Board shall take such actions as are reasonably necessary (which, for greater certainty, shall not require Parent to then call a stockholders’ meeting) to promptly appoint such individual to the Parent Board as the Stockholder Director, to fill such vacancy and serve as a director on the Parent Board pursuant to the terms and conditions hereof, including Section 1(e) of this Article III. Notwithstanding the foregoing, if the Stockholder Director fails to satisfy the Nomination Qualifications, the Parent Board may waive such requirements on such terms as the Parent Board may approve.

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(d)            Prior to the occurrence of a Termination Event, the Parent will use commercially reasonable efforts to notify (which notice may be by email) the Stockholder as to the expected date of each Subsequent Annual Meeting to be called for the purpose of electing directors to the Parent Board at least 90 days prior to the date expected for such meeting.

(e)            The Parent Board has, subject to the execution and delivery of this Agreement by all parties, satisfaction of the Nomination Qualification and obtaining any Required Approvals, agreed to nominate Mr. Hagedorn as the Stockholder Director to stand for election as a director of the Parent Board for the Next Annual Meeting. In the event that in the exercise of its fiduciary duties, the Parent Board does not approve the Stockholder Director to stand for election as a director of the Parent Board at a Subsequent Annual Meeting, then the Stockholder shall have the right to designate additional individuals pursuant to a Stockholder Director Notice until one (1) of such individuals is approved, and all Nomination Qualifications and all Required Approvals in respect of such individual are obtained; and (ii) the Stockholder will cause the Stockholder Director to provide any information the Parent reasonably requests, including information required to be disclosed in a proxy statement, proxy circular or other filing under applicable law, the rules or listing standards of the Exchanges, including all applicable independence requirements if applicable, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance or legal obligations, and to consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Parent with respect to other members of the Parent Board (each of the foregoing in (i) and (ii), the “Nomination Qualifications”). For the avoidance of doubt, the Parent acknowledges and agrees that the Stockholder Director may, at the Stockholder’s discretion, be an existing director, officer, employee or consultant of the Stockholder or Scotts; provided that such Stockholder Director complies with the Nomination Qualifications.

(f)            The Parent and the Stockholder acknowledge that the Stockholder Director, upon appointment or election to the Parent Board, will be governed by the same protections and obligations regarding confidentiality, fiduciary duties, trading and disclosure policies, and other policies of the Parent that are applicable to all other directors of the Parent in their capacities as such, as currently in effect, as such policies may be amended from time to time by the Parent including, without limitation, to comply with applicable law, rules, instruments and regulations, including, without limitation, the rules and guidelines of the Exchanges (collectively, “Parent Policies”). If the Stockholder Director is appointed or elected to the Parent Board, the Stockholder agrees that the Stockholder Director will, and the Stockholder will use commercially reasonable efforts to cause the Stockholder Director to, comply with the Parent Policies.

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(g)            If, at any time, the Stockholder Director that is serving on the Parent Board fails in any material respect (and, if curable, fails to cure such failure within thirty (30) days of written notice thereof) to (i) comply with the Parent Policies or (ii) meet the requirements of the Articles and Guidelines, such Stockholder Director shall, and the Stockholder shall cause the Stockholder Director to, promptly offer to resign (subject to the Parent Board’s acceptance of such offer to resign) and, if he or she does not offer to resign within five (5) Business Days following any such failure, may be suspended or removed by the Parent Board in its discretion. Upon the effective date of any such resignation or removal, as the case may be, the vacancy created by such resignation or removal may be filled by a nominee of the Stockholder made in accordance with the second-to-last sentence of Section 1(c) of this Article III.

(h)            Notwithstanding anything herein to the contrary, a failure by the Stockholder to designate a Stockholder Director at any time shall not restrict the ability of the Stockholder to designate such Stockholder Director at any time in the future.

2.            From time to time prior to the first date on which the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to hold the Share Percentage, in addition to the Stockholder’s rights with respect to the Stockholder Director set forth in Section 1 of Article III above, subject to any such Stockholder Board Observer’s execution of a customary non-disclosure agreement satisfactory to Parent, acting reasonably, the Stockholder shall be entitled to invite a single representative to attend all meetings of the Parent Board in a nonvoting observer capacity (the “Stockholder Board Observer”) and, in this respect, shall give such Stockholder Board Observer copies of all notices, minutes, consents, and other materials that it provides to the Parent Board; provided that such Stockholder Board Observer shall hold in confidence all information so provided in accordance with such non-disclosure agreement; and provided further that the Parent reserves the right to withhold any information and to exclude such Stockholder Board Observer from any meeting or portion thereof if (y) access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between Parent and its counsel, result in disclosure of trade secrets or highly confidential information, or create a competitive harm, or competitive disadvantage, or (z) the portion as to which such Stockholder Board Observer is excluded relates to subject matter in which the Stockholder or such Stockholder Board Observer may have a conflict of interest.

3.            Notwithstanding any provision of this Article III and Article V to the contrary, the Parent’s obligations under Section 1 and Section 2 of this Article III above, and under Article V below, shall automatically terminate, and the Stockholder shall have no rights under Section 1 or Section 2 of this Article III, or under Article V, upon the earliest of such time as: (i) the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to beneficially own, directly or indirectly, at least the Share Percentage, (ii) the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to have the exclusive right and power to vote at least the Share Percentage, (iii) the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to have the exclusive right and power to dispose of at least the Share Percentage, (iv) the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to have beneficial ownership of at least the Share Percentage, (v) the Stockholder and its Affiliates and Scotts and its Affiliates collectively cease to have aggregate economic exposure to at least the Share Percentage, or (vi) the Stockholder breaches this Agreement in any material respect (and, if curable, fails to cure such breach within thirty (30) days of written notice thereof) (the occurrence of any event described in clauses (i) through (vi) above, a “Termination Event”). In each case, if the Stockholder Director is on the Parent Board, he or she shall, within forty-eight (48) hours of the occurrence of any Termination Event, deliver his or her written resignation to the Parent Board effective immediately upon delivery (and the Stockholder Board Observer shall no longer be entitled to attend Parent Board meetings as of the date of such Termination Event), and Stockholder agrees to cause, and agrees to cause Scotts, and the Stockholder’s and Scotts’ respective Affiliates to cause, the Stockholder Director to immediately resign from the Parent Board if he or she fails to so resign if and when required pursuant to this Section 3 of this Article III, it being understood that the Parent will be entitled to treat such person’s term as a director as having ended upon, and such person’s term as a director shall for all purposes be deemed to have ended upon, the occurrence of any Termination Event.

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Article IV
COMMITTEES

1.            Mergers and Acquisitions Committee Formation and Composition. As promptly as practicable following the date hereof, the Parent shall establish a strategic growth, mergers and acquisitions, or substantially similar committee of the Parent Board (the “Strategic Committee”), and, following such establishment, to the extent that Mr. Hagedorn is currently serving as the Stockholder Director, the Parent shall appoint Mr. Hagedorn as chair of such committee (subject to compliance with applicable laws and rules, instruments and regulations of the United States, Canada, and the Exchanges, the Articles and the Parent Policies). If, at any time, Mr. Hagedorn is not serving as the Stockholder Director, the Parent shall appoint the then-current Stockholder Director as a member of the Strategic Committee (subject to the Required Approvals and the Parent Policies).

2.            Purpose of the Strategic Committee. The Strategic Committee will have only such duties as the Parent Board may determine from time to time. However, the Strategic Committee shall not be entitled to any rights or information of any type with respect to the Parent except and only to the extent expressly determined by the Parent Board.

Article V
PARTICIPATION RIGHT

1.            Grant of Right; Term. From and after the Closing Date and continuing until the occurrence of a Termination Event (such period, the “Participation Period”), subject to the terms and conditions of this Article V, if the Parent proposes to issue New Securities (as defined in Section 7 below), the Parent shall provide the Stockholder with the right to purchase New Securities in such offering on the terms set forth in this Article V (the “Participation Right”).

2.            Qualified Offerings; Scope of Right. The Participation Right shall apply solely to offerings of New Securities by the Parent for cash consideration. For the avoidance of doubt, the Participation Right shall not apply to: (i) any offering or issuance of securities pursuant to employee, director or similar equity incentive plans, employee stock purchase plans, dividend reinvestment plans or similar arrangements; (ii) issuances in connection with mergers, acquisitions, joint ventures, strategic or commercial arrangements or other non-cash transactions or transactions the primary purpose of which is not offering securities for cash consideration; (iii) “at-the-market” (ATM) offerings or continuous equity programs; or (iv) any issuance of securities pursuant to the exercise, conversion or exchange of other securities.

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3.            Participation Notice. In connection with any offering of New Securities during the Participation Period at a time when the Stockholder satisfies the Share Percentage, the Parent shall provide the Stockholder with written notice of such proposed offering (a “Participation Notice”) as far in advance of the anticipated pricing of such offering as is reasonably practicable under the circumstances. The Participation Notice shall specify, to the extent then known by the Parent: (i) the expected approximate aggregate amount and class of New Securities proposed to be offered by the Parent; (ii) the name of the lead underwriters or placement agents (if applicable); and (iii) as applicable, the anticipated timing of the launch and pricing of such offering and, if then known, the proposed price or pricing mechanics and the general terms upon which the Parent proposes to issue such New Securities. The Parent may amend, supplement, postpone, accelerate, terminate or otherwise change the terms, timing, size, structure or other aspects of any proposed offering of New Securities at any time and from time to time in its sole discretion, and shall have no liability to the Stockholder for exercising such discretion.

4.            Stockholder Election; Response Time. Within three (3) Business Day (or such shorter period as may be specified in the Participation Notice, to the extent reasonably required by the Parent and the underwriters or placement agents) following the Stockholder’s receipt of the Participation Notice (the “Election Period”), the Stockholder may deliver to the Parent a written notice (an “Election Notice”) stating whether the Stockholder elects to exercise its Participation Right and, if so, the maximum number of New Securities the Stockholder (on behalf of itself and/or its Affiliates, including, for purposes hereof, Scotts and its Affiliates) desires to purchase in such offering, up to the Stockholder’s Pro Rata Share (as defined in Section 8 below) of the New Securities proposed to be issued and sold by the Parent (excluding any over-allotment option, unless otherwise agreed by the Parent and the underwriters). If the Parent does not receive an Election Notice from the Stockholder within the Election Period, the Stockholder shall be deemed to have irrevocably waived its Participation Right with respect to such offering of New Securities, and the Parent and the underwriters or placement agents may proceed with such offering without any further obligation to the Stockholder under this Article V in respect of such offering.

5.            Terms; Conditions to Participation. Any purchase by the Stockholder pursuant to this Participation Right shall be on the same economic terms (including price and underwriting discounts and commissions) as apply to other purchasers participating in the applicable offering of New Securities, subject to any differences reasonably required by law or applicable regulation or by the Stockholder’s status. As a condition to exercising the Participation Right and purchasing New Securities in an offering, the Stockholder shall: (i) execute and deliver, and agree to be bound by, the same lock-up or other customary agreements, representations, warranties and covenants as are executed and delivered by other purchasers in such offering; and (ii) provide such information, representations and confirmations as the Parent or the underwriters or placement agents may reasonably request in order to comply with applicable securities laws and regulations and the requirements of any securities exchange on which the Subordinate Voting Shares are then listed.

6.            No Obligation to Consummate Offering. The Parent shall have no obligation to complete any offering of New Securities as to which a Participation Notice has been delivered and may withdraw, postpone, abandon or modify any proposed offering of New Securities at any time and from time to time in its sole discretion without any liability to the Stockholder.

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7.            New Securities and Pro Rata Share. For purposes of this Article V, “New Securities” shall mean (a) Subordinate Voting Shares issued for cash by the Parent (i) in a public offering or private placement involving one or more underwriters or placement agents, or (ii) in any other bona fide capital-raising transaction for cash that the Parent reasonably and in good faith determines is similar to such a public offering or private placement and in which the Stockholder should be entitled to participate, and (b)  any securities exercisable, exchangeable or convertible into Subordinate Voting Shares that are issued for cash by the Parent in the transactions described in sub clauses (i) and (ii) of clause (a). For purposes of this Article V, the Stockholder’s “Pro Rata Share” with respect to any offering of New Securities shall mean the ratio of: (A) the number of Vireo Shares then held by the Stockholder, together with its Affiliates (including, for purposes hereof, Scotts and its Affiliates), to (B) the total number of Subordinate Voting Shares issued and outstanding, in each case determined immediately prior to the launch of the applicable offering of New Securities. The maximum number of New Securities that the Stockholder shall be entitled to purchase pursuant to this Article V in any such offering shall equal such Pro Rata Share multiplied by the aggregate number of New Securities proposed to be issued and sold by the Parent in such offering, taking into account the exercise, exchange or conversion ratio if applicable (excluding any over-allotment option, unless otherwise agreed by the Parent and the underwriters).

ARTICLE VI
MISCELLANEOUS

1.            Remedies. In the event of a breach by the Parent or by the Stockholder of any of their respective obligations under this Agreement, the Stockholder or the Parent, as the case may be, in addition to being entitled to exercise all rights granted under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Parent and the Stockholder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

2.            Compliance. The Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

3.            Discontinued Disposition. By its acquisition of Registrable Securities, the Stockholder agrees that, upon receipt of a notice from the Parent of the occurrence of any event of the kind described in Section  3(c)(iii)-(vi) of Article II, the Stockholder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Parent that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.

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4.            No Inconsistent Agreements. Neither the Parent nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Parent or any of its Subsidiaries, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Stockholder in this Agreement or otherwise conflicts with the provisions hereof.

5.            Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Parent and the Stockholder; provided that any party may give a waiver as to itself.

6.            Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered, with respect to Parent, as set forth in the Securities Purchase Agreement and, with respect to the Stockholder, at the following:

Good Dog Holdings, LLC

2 East 70th St.

New York, New York 10021

Attention: [***]

Email: [***]

7.            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, the rights under this Agreement shall not be assignable if the Registrable Securities are transferred pursuant to an effective registration statement under the Securities Act or Rule 144 under the Securities Act. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Parent may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Parent’s assets) or its obligations hereunder without the prior written consent of the Stockholder. The Stockholder may assign its respective rights and obligations hereunder, in whole or in part, without the consent of the Parent, to (i) Scotts or a controlled subsidiary thereof, (ii) Hagedorn Partnership, L.P. or a controlled subsidiary thereof, or (iii) any affiliate of the Stockholder (collectively, the “Permitted Transferees”); provided in each case that (A) the Stockholder agrees in writing with the transferee or assignee to assign such rights and related obligations under this Agreement, and for the transferee or assignee to assume such obligations, and a copy of such agreement is furnished to the Parent at least five calendar days prior to such assignment, (B) the Parent is, within a reasonable time (not to exceed ten calendar days) after such notice, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (C) at or before the time the Parent received the written notice contemplated by clause (B) of this sentence, the transferee or assignee agrees in writing with the Parent to be bound by all of the provisions contained herein and (D) the transferee is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and executes and delivers any certificates or other documentation required by Parent evidencing this fact to the Parent. Any attempted assignment in violation of this Section 7 of this Article V will be void. Without limiting the foregoing, upon reasonable request by Parent, and in any event no more than once per calendar quarter, (i) the Stockholder, on behalf of itself and its Affiliates, and (ii) Scotts and/or Hagedorn Partnership, L.P., on behalf of itself and its controlled subsidiaries, shall certify to Parent their respective beneficial ownership of Vireo Shares, which certification shall describe in reasonable detail the beneficial ownership of Vireo Shares held by such Person and its affiliates or controlled subsidiaries, as applicable, that beneficially own such Vireo Shares.

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8.            Execution and Counterparts. This Agreement may be executed electronically (including by Docusign or similar service) and in two or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by e-mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature were the original thereof.

9.            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the laws of the State of Delaware.

10.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

11.            Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

VIREO GROWTH INC.

By:
Name: John Mazarakis
Title: Chief Executive Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

NAME OF STOCKHOLDER

GOOD DOG HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]